Exhibit 2.2

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

GREENROSE ACQUISITION CORP.,

GNRS CT MERGER SUB, LLC,

THERAPLANT, LLC

acting by and through its Steering Committee

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC

as the Selling Securityholders’ Representative

Dated as of
March 12, 2021

i

2.25	Significant Suppliers and Customers	26
2.26	Takeover Statutes	26
2.27	Product Warranties; Product Liability	27
2.28	Compliance with Anti-Money Laundering	27
2.29	Compliance with OFAC	27
2.30	Disclosure	27
2.31	No Other Representations or Warranties	27

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		28
3.1	Organization and Qualification	28
3.2	Authorization	28
3.3	No Conflicts	28
3.4	Brokers	29
3.5	Sufficiency of Funds	29
3.6	Formation and Ownership of Merger Sub; No Prior Activities.	29
3.7	Compliance with Laws, Orders and Permits.	29
3.8	Capitalization.	30
3.9	SEC Reports; Financial Statements.	30
3.10	Material Changes; Undisclosed Events, Liabilities or Developments.	30
3.11	Litigation.	30
3.12	Company Representations and Warranties.	30

ARTICLE 4 CONDUCT PRIOR TO THE EFFECTIVE TIME		31
4.1	Conduct of Business of the Company	31
4.2	No Solicitation	33

ARTICLE 5 ADDITIONAL AGREEMENTS		34
5.1	Stockholder Approval	34
5.2	Information Statement	34
5.3	Access to Information	34
5.4	Confidentiality	35
5.5	Expenses	36
5.6	Public Disclosure	36
5.7	Best Efforts; Knowledge	37
5.8	FIRPTA Compliance	38
5.9	Notification of Certain Matters	38
5.10	Takeover Statutes	38
5.11	Delivery of Unit Ledger and Minute Books of the Company	38
5.12	Tax Matters	38
5.13	Employees and Contractors	41
5.14	Capital Commitments	42
5.15	Managers’ and Officers’ Indemnification	42
5.16	Financial Statements	42
5.17	RESERVED	42
5.18	Preparation of Proxy Statement; Special Meeting	42
5.19	Parent Public Filings	44
5.20	Delisting and Relisting	44

5.21	Environmental Obligations	44

ARTICLE 6 CONDITIONS TO THE MERGER		45
6.1	Conditions to Obligations of Each Party to Effect the Merger	45
6.2	Additional Conditions to the Obligations of Parent and Merger Sub	46
6.3	Additional Conditions to Obligations of the Company	47

ARTICLE 7 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS; INDEMNIFICATION		48
7.1	Survival of Representations, Warranties, Covenants and Agreements	48
7.2	Indemnification by the Selling Securityholders	49
7.3	Indemnification by the Parent	49
7.4	Limitations	50
7.5	Indemnification Procedures; Third Party Claims	51
7.6	No Contribution	54
7.7	No Claim Against Trust Account	55
7.8	Exclusive Remedy	55

ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER		56
8.1	Termination	56
8.2	Effect of Termination	57

ARTICLE 9 MISCELLANEOUS PROVISIONS		57
9.1	Notices	57
9.2	Entire Agreement	58
9.3	Third Party Beneficiaries	59
9.4	No Assignment; Binding Effect	59
9.5	Headings	59
9.6	Invalid Provisions	59
9.7	Governing Law	59
9.8	Waiver of Trial by Jury	59
9.9	Jurisdiction	60
9.10	Counterparts	60
9.11	Amendment and Modification	60
9.12	Extension; Waiver	60
9.13	Selling Securityholders’ Representative of the Selling Securityholders Power of Attorney	61
9.14	Made Available	63
9.15	No Presumption Against Drafting Party	63
9.16	Protected Communications	63
9.17	Managing Member Expense Fund	64

ARTICLE 10 DEFINITIONS		64
10.1	Definitions	64
10.2	Construction	79

TABLE OF EXHIBITS AND PRINCIPLE SCHEDULES

Exhibit A-1	Form of Joinder Agreement
Exhibit A-2	Form of Member Written Approval
Exhibit B	Form of Certificate of Merger
Exhibit C	Permitted Liens
Exhibit D	Form of Letter of Transmittal
Exhibit E	Form of Company Officer’s Certificate
Exhibit F	Form of Escrow Agreement
Exhibit G	Form of Parent Officer’s Certificate
Exhibit 1.13	Form of Estimated Closing Net Working Capital

Schedule A-1	Identified Employees
Schedule A-2	Company Employees with Knowledge
Schedule A-3	Parent Executives with Knowledge
Schedule 1.15	Allocation Schedule

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is effective as of March 12, 2021, by and among Greenrose Acquisition Corp., a Delaware corporation (“Parent”), GNRS CT Merger Sub, LLC, a Connecticut limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), Theraplant, LLC, a Connecticut limited liability (the “Company”), acting by and through its Steering Committee, and Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the representative of the Selling Securityholders (the “Selling Securityholders’ Representative”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth in Article 10.

RECITALS

WHEREAS. the boards of directors of each of the Parent and Merger Sub, and the Company Managing Members, have unanimously (i) determined that the merger of Merger Sub with and into the Company (the “Merger”) is advisable and fair to, and in the best interests of, their respective equityholders and (ii) approved the Merger upon the terms and subject to the conditions set forth in this Agreement pursuant to the applicable provisions of the Delaware General Corporation Law (the “DGCL”), Connecticut General Statutes Section 34-600, et seq., and the Connecticut Uniform Limited Liability Act (the “CT Act”), as applicable.

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement and concurrent with the execution and delivery of this Agreement, the Identified Employees have entered into new employment arrangements (the “Employment Agreements”) including non-competition agreements, substantially in the form attached thereto (the “Non-Competition Agreements”), in each case with Parent or its designee, and to become effective at the Effective Time.

WHEREAS, immediately after the execution and delivery of this Agreement, the Principal Members will deliver an executed joinder agreement in the form of Exhibit A-1 (the “Joinder Agreements”), (i) which will incorporate by reference and attach an executed members’ written approval in the form of Exhibit A-2 adopting and approving the Merger and this Agreement (the “Member Written Approval”), and (ii) pursuant to which each Company Member party thereto will, among other things, (x) waive any rights of pre-emption, purchase option rights, investors’ rights, transfer restriction rights, rights of first notice, negotiation, offer or refusal, rights of approval or other similar rights or restrictions in connection with the Transactions under Applicable Laws, the Company Charter, the Company Operating Agreement, applicable Contracts and otherwise, (y) accept and agree to the terms of the Merger and this Agreement, including the indemnification obligations and waiver of claims against the Trust Account hereunder, as though a party hereto, and (z) appoint Shareholder Representative Services LLC as the initial Selling Securityholders’ Representative for the purposes set forth herein.

NOW, THEREFORE, in consideration of the premises, and the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1
THE MERGER

1.1 The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and the provisions of Applicable Laws, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. For times and periods after the Effective Time, the surviving corporation after the Merger is sometimes referred to herein as the “Surviving Corporation.”

1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the “Closing”) will take place as promptly as reasonably practicable, but no later than two (2) Business Days following satisfaction or waiver of the conditions set forth in Article 6, shall take place remotely via the exchange of documents and signatures, unless another manner or time is agreed to by Parent and the Company. The date on which the Closing occurs is herein referred to as the “Closing Date.” At the Closing, the parties shall deliver the agreements, certificates, and other instruments and documents required to be delivered at or prior to the Closing pursuant to Article 6. On the Closing Date, the parties shall cause the Merger to be consummated by filing a Certificate of Merger, in substantially the form attached hereto as Exhibit B (the “Certificate of Merger”), with the Secretary of State of the State of Connecticut in accordance with the CT Act (the time of acceptance by the Secretary of State of the State of Connecticut of such filing or such later time as may be agreed to by the parties and set forth in such filing for the effectiveness of the Merger being referred to herein as the “Effective Time”).

1.3 Effect of the Merger on Constituent Corporations. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the CT Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub and the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

1.4 Certificate of Organization and Operating Agreement of Surviving Corporation. At the Effective Time, by virtue of the Merger, the certificate of organization of the Surviving Corporation shall be amended and restated to be identical to the form of the certificate of organization of Merger Sub, except that all references to Merger Sub shall refer to the Surviving Corporation, as in effect immediately prior to the Effective Time, and as so amended and restated, shall be the certificate of organization of the Surviving Corporation until thereafter amended as provided therein and in accordance with Applicable Laws. From and after the Effective Time, the operating agreement of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended and restated to be identical to the form of the operating agreement of Merger Sub as in effect immediately prior to the Effective Time, except that all references to Merger Sub shall refer to the Surviving Corporation, and as so amended, shall be the operating agreement of the Surviving Corporation, until thereafter amended as provided therein and in accordance with Applicable Laws.

1.5 Managers and Officers of Surviving Corporation. The managers of Merger Sub immediately prior to the Effective Time shall be the managers of the Surviving Corporation at the Effective Time, each to hold office in accordance with the certificate of organization and operating agreement of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the operating agreement of the Surviving Corporation. In addition, unless otherwise determined by Parent prior to the Effective Time, Parent, the Company and the Surviving Corporation shall cause the managers and officers of Merger Sub immediately prior to the Effective Time to be the managers and officers, respectively, of each of the Company Subsidiaries immediately after the Effective Time, each to hold office as a manager or officer of each such Company Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of organization and the respective operating agreement or equivalent organizational documents of each such Company Subsidiary.

1.6 Aggregate Consideration. The aggregate amount (including any amounts withheld pursuant to Section 1.13) of consideration to be paid or issued by Parent in respect of all Company Units shall be an amount (the “Aggregate Consideration”) equal to the sum of the amounts set forth in the following subsections (a) through (e):

(a) an amount equal to (i) One Hundred Million Dollars ($100,000,000), minus (ii) the Escrow Amount, minus (iii) the Expense Amount, minus (iv) the Managing Member Expense Amount (such amount, the “Initial Consideration”);

(b) an amount equal to the difference between the Estimated Closing Net Working Capital, as determined in accordance with Section 1.13, and the Base Net Working Capital, to the extent a positive number, if any;

(c) the amount released from the Escrow Fund pursuant to Section 7.5(a), if any;

(d) the amount released from the Expense Fund pursuant to Section 9.13(c), if any; and

(e) the amount released from the Managing Member Expense Fund pursuant to Section 9.17, if any.

1.7 Conversion at Effective Time. On the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any of the Company Units, the following shall occur automatically (except as expressly provided otherwise):

(a) Company Units. Each Company Unit issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and converted into the right to receive cash (without interest thereon) in accordance with the terms hereof.

(b) Equity of Merger Sub. The units of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one hundred percent (100%) of the units of the Surviving Corporation. From and after the Effective Time, each unit certificate of Merger Sub evidencing ownership of any such units shall continue to evidence ownership of such units of membership interests of the Surviving Corporation.

1.8 RESERVED.

1.9 Calculation of Initial Consideration; Delivery of Closing Payment Certificate and Allocation Certificate. Five (5) Business Days prior to the Closing Date, the Company shall deliver a spreadsheet (the “Closing Payment Certificate”) setting forth each of the following items and certified by a Company Managing Member to be true and correct:

(i) the Initial Consideration;

(ii) the Capitalization Table; and

(iii) the Allocation Certificate for the Initial Consideration.

Upon receipt of the Closing Payment Certificate, Parent will be entitled to review, make reasonable inquiries and request reasonable supporting documentations, and comment on the Closing Payment Certificate, and the Company shall consider Parent’s comments in good faith and deliver an updated Closing Payment Certificate to Parent no later than two (2) Business Days prior to the Closing Date to reflect the applicable revisions to the Closing Payment Certificate.

1.10 Closing Payments; Payment Procedures.

(a) Closing Payments.

(i) On the Closing Date, Parent shall deliver to the Paying Agent a letter authorizing the Paying Agent to remit payment by wire transfer of immediately available funds from the Trust Account an amount equal to the aggregate cash portion of the Initial Consideration payable to the Selling Securityholders pursuant to Section 1.7(a) in exchange for all Company Units.

(ii) On the Closing Date, Parent shall deliver the Escrow Amount to the Escrow Agent by wire transfer of immediately available funds, for deposit in the Escrow Fund (which shall be held and distributed in accordance with the terms of Article 7).

(iii) On the Closing Date, Parent shall deliver the Expense Amount to the Selling Securityholders’ Representative by wire transfer of immediately available funds, for deposit in the Expense Fund (which shall be held and distributed in accordance with Section 9.13(c)).

(iv) On the Closing Date, Parent shall deliver the Managing Member Expense Amount to the Company Managing Members serving in such capacity as of the date immediately preceding the Closing Date by wire transfer of immediately available funds, for deposit in the Managing Member Expense Fund (which shall be held and distributed in accordance with Section 9.17).

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, but in no event more than five (5) Business Days thereafter, Parent or the Surviving Corporation shall cause the Paying Agent to mail to each holder of record as set forth in the Company Operating Agreement of Company Units that were converted into the right to receive the cash payment pursuant to Section 1.7(a) at the address provided by the Company in the Closing Payment Certificate: (1) a letter of transmittal in substantially the form as attached hereto as Exhibit D (the “Letter of Transmittal”)), and (2) instructions for use in effecting the surrender of the Company Units in exchange for the applicable cash amount set forth on the Closing Payment Certificate. Upon surrender of the Company Units for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such Letter of Transmittal and any required Form W-9 or Form W-8, duly completed and validly executed in accordance with the instructions thereto (including all required deliverables), the holder of such Company Units shall be entitled to receive from the Paying Agent, upon surrender thereof, the cash amount to which such holder is entitled pursuant to Section 1.7 as set forth on the Closing Payment Certificate, and any Company Units so surrendered shall be canceled. Until surrendered, each outstanding Company Unit will be deemed from and after the Effective Time, for all corporate purposes to evidence only the right to receive the cash amount (without interest) into which such Company Units shall have been so converted pursuant to Section 1.7.

(c) Transfers of Ownership. If any cash amounts are to be disbursed pursuant to Section 1.7 in accordance with the Closing Payment Certificate to any person other than the person or entity whose name is registered in the Company Operating Agreement surrendered in exchange therefore, it will be a condition of the issuance or delivery thereof that (i) the Company Member requesting such disbursal shall provide Parent with such documentation reasonably requested by Parent to properly evidence such transfer, and (ii) the Person requesting such payment will have paid to Parent, or any agent designated by it, any transfer or other Taxes required by reason of the issuance of payment in any name other than that of the registered holder of the Company Units surrendered, or established to the reasonable satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(d) No Interest. No interest will be paid or accrue for the benefit of any holder of Company Units or any Aggregate Consideration, or other amounts payable under this Article 1.

(e) Paying Agent to Return Cash Consideration. At any time following the last day of the sixth (6th) month following the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to Parent (or the Trust Account), or its designated successor or assign all cash amounts that have been deposited with the Paying Agent pursuant to Section 1.10(a) hereof, and any and all interest thereon or other income or proceeds thereof, not disbursed to the holders of Company Units pursuant to Section 1.10(b) hereof, and thereafter the holders of Company Units shall be entitled to look only to Parent and only as general creditors thereof with respect to any and all cash amounts that may be payable to such holders of Company Units pursuant to Section 1.10(b) hereof upon the due surrender of such Company Units and duly executed Letter of Transmittal and other required documents in the manner set forth in Section 1.10(b) hereof. No interest shall be payable for the cash amounts delivered to Parent pursuant to the provisions of this Section 1.10(e) and which are subsequently delivered to the holders of Company Units.

(f) No Liability or Obligation. Notwithstanding anything to the contrary in this Section 1.10, neither Parent, the Paying Agent, the Surviving Corporation, nor any party hereto shall be liable or have any other obligation in respect of any Aggregate Consideration and any other amounts payable under this Agreement for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law pursuant to its withholding rights set forth in Section 1.13.

1.11 No Further Ownership Rights. The cash amounts paid, as applicable, in respect of the surrender of Company Units in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such Company Units. From and after the Effective Time, the holders of Company Units shall cease to have any rights with respect to Company Units represented thereby, except as otherwise set forth herein or by Applicable Laws. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of any Company Units thereafter on the records of the Company. If, after the Effective Time, a Company Unit is presented to the Surviving Corporation, it shall be cancelled and exchanged as set forth in Section 1.7 and this Section 1.11.

1.12 RESERVED.

1.13 Net Working Capital Adjustment.

(a) Determination of Estimated Closing Net Working Capital. Not less than five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent a reasonably detailed statement setting forth the calculation of the estimated Net Working Capital as of immediately prior to the Closing, without taking into account any of the transactions occurring as part of the Closing (the “Estimated Closing Net Working Capital”), which shall be prepared in accordance with Exhibit 1.13. To assist Parent in its review of the above calculations, the Company shall make available to Parent and its representatives such information and in such detail used in connection therewith as is reasonably requested by Parent.

(b) Determination of Final Post-Closing Adjustments.

(i) As soon as practicable after the Closing Date, but in any event within ninety (90) calendar days following the Closing Date, subject to Parent’s right to request the consent of the Selling Securityholders’ Representative for up to an additional thirty (30) calendar days, such consent not to be unreasonably withheld, Parent shall prepare and deliver to the Selling Securityholders’ Representative a reasonably detailed statement setting for the calculation of the Net Working Capital as of immediately prior to the Closing, without taking into account any of the transactions occurring as part of the Closing (as finally determined pursuant to this Section 1.13, the “Final Closing Net Working Capital”), which shall be prepared in accordance with GAAP consistently applied by the Company and in a manner consistent with the preparation of the Estimated Closing Net Working Capital and the methodology set forth on Exhibit 1.13. If the Selling Securityholders’ Representative disputes the Final Closing Net Working Capital as determined by Parent, then the Selling Securityholders’ Representative shall deliver to Parent a written statement (the “Dispute Notice”) describing with reasonable detail the basis for any such dispute within thirty (30) calendar days after receiving the statement calculating the Final Closing Net Working Capital. If the Selling Securityholders’ Representative does not deliver the Dispute Notice to Parent within such thirty (30) calendar day period, then the determination of the Final Closing Net Working Capital shall be deemed final and accepted by the Selling Securityholders. Parent, the Surviving Corporation and the Selling Securityholders’ Representative will use reasonable efforts and act in good faith to resolve any such dispute themselves. If such dispute is not finally resolved within thirty (30) calendar days after Parent’s receipt of the Dispute Notice, either Parent or the Selling Securityholders’ Representative may thereafter cause such nationally recognized firm of independent certified public accountants with nationwide audit, accounting and valuation practices as to which the Selling Securityholders’ Representative and Parent agree in writing (the “Independent Accountant”) to review this Agreement promptly and the disputed items or amounts in determining the Final Closing Net Working Capital. The Selling Securityholders’ Representative, Surviving Corporation and the Parent, as applicable, will provide the accounting firm access to the books and records of Parent and/or Surviving Corporation and their Affiliates related to the calculation of the Final Closing Net Working Capital. The Independent Accountant shall act as an expert not as an arbitrator. Within ten (10) calendar days after submission to the Independent Accountant for resolution. Parent and the Selling Securityholders’ Representative shall each submit a written brief that indicates their position on each disputed matter and each such party’s determination of the amount of the Final Closing Net Working Capital. The Independent Accountant shall make a written determination on each disputed matter no later than thirty (30) calendar days after submission to the Independent Accountant for resolution. Such determination for each disputed matter shall be bounded by the amount proposed by Parent and the amount proposed by the Selling Securityholders’ Representative. The proposed Final Closing Net Working Capital will be revised as appropriate to reflect the resolution of any such claims pursuant to this Section 1.13. The fees and disbursements of the Independent Accountant shall be paid by Parent, on the one hand, and the Selling Securityholders, on the other hand, on an inversely proportional basis, based upon the relative difference between the amounts in dispute that have been submitted to the Independent Accountant and the Independent Accountant’s final calculations. Solely by way of example, if Parent claimed that Final Closing Net Working Capital is One Million Dollars ($1,000,000), the Selling Securityholders’ Representative claimed in the Dispute Notice that Final Closing Net Working Capital is One Million Five Hundred Thousand Dollars ($1,500,000), and the Independent Accountant determines that Final Closing Net Working Capital is One Million One Hundred Thousand Dollars ($1,100,000), then Parent shall pay twenty percent (20%) of the Independent Accountant’s fees and disbursements and the Selling Securityholders shall pay eighty percent (80%) of the Independent Accountant’s fees and disbursements. Parent and the Selling Securityholders’ Representative shall each pay their own fees and expenses related to such determination.

(ii) Parent and the Surviving Corporation will provide the Selling Securityholders’ Representative and his, her or its legal, accounting and/or financial advisors with reasonable access during normal business hours to all materials related to the preparation of and proper calculation of the Final Closing Net Working Capital, and shall make their financial staff and advisors available to the Selling Securityholders’ Representative and his, her or its legal, accounting and/or financial advisors and to the Independent Accountant at any reasonable time during the review by the Selling Securityholders’ Representative of the Final Closing Net Working Capital and the resolution by Parent and the Selling Securityholders’ Representative and/or the Independent Accountant of any objections thereto. Access to any work papers or analyses provided by Parent’s advisors shall be subject to their customary protocols for such access.

(c) Application of Final Post-Closing Adjustments.

(i) If the Final Closing Net Working Capital, as finally determined, is less than the Estimated Closing Net Working Capital, then within five (5) calendar days after the Final Closing Net Working Capital is determined, the Selling Securityholders’ Representative and Parent shall cause such difference to be paid to Parent by executing and delivering to the Escrow Agent a joint written instruction as required by the Escrow Agreement directing the Escrow Agent to disburse such amount from the Escrow Fund to Parent.

(ii) If the Final Closing Net Working Capital, as finally determined, is more than the Estimated Closing Net Working Capital, then Parent shall pay or cause to be paid to the Selling Securityholders each of their respective Allocated Portion of the entire amount of the difference between the Final Closing Net Working Capital and the Estimated Closing Net Working Capital by wire transfer of immediately available funds in accordance with the Allocation Certificate, as updated by the Selling Securityholders’ Representative no later than five (5) calendar days after the final determination of the Final Closing Net Working Capital in accordance with this Section 1.13.

(d) Prorations. Except as provided in the Final Closing Net Working Capital, all payments made by the Company for services, rent and other charges or expenses paid or payable with respect to the Company shall be prorated as of the Effective Time so that all such payments, prepayments or expenses attributable to the period ending as of the Effective Time shall be for the account of the Company, and all such payments, prepayments and expenses attributable to the period commencing with and following the Effective Time shall be for the account of Parent. Any prepayments existing as of the Effective Time shall accrue as part of the Final Net Working Capital.

(e) No Further Claim. After the determination of the Final Closing Net Working Capital and the payment of any adjustments contemplated by Section 1.13(c), no party shall have the right to make any claim based on the Net Working Capital as of the Effective Time (even if subsequent events or subsequently discovered facts would have affected the calculation of the Net Working Capital had such subsequent events or subsequently discovered facts been known at the time of the Closing), other than as a result of fraud or manifest error.

(f) Adjustments for Tax Purposes. Any payments made pursuant hereto shall be treated as an adjustment to the Aggregate Consideration by the parties for Tax purposes, unless otherwise required by Applicable Law.

1.14 Withholding Taxes. Each of Parent, Merger Sub, the Escrow Agent and the Paying Agent shall be entitled to deduct and withhold from the consideration any amount otherwise payable in connection with the Transactions such amounts as Parent, Merger Sub, the Escrow Agent or the Paying Agent is required to deduct and withhold under the Code or any provision of state, local or foreign Applicable Law with respect to any Person entitled to receive Aggregate Consideration or payments pursuant to the terms of this Agreement; provided such amounts are actually paid over to the applicable Tax Authority. To the extent that amounts are so deducted or withheld by Parent, Merger Sub, the Escrow Agent or the Paying Agent, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person entitled to receive the applicable payment pursuant to the terms of this Agreement in respect of whom such deduction and withholding was made by Parent, Merger Sub, the Escrow Agent or the Paying Agent.

1.15 Tax Treatment; Allocation of the Aggregate Consideration.

(a) As more fully described below, for applicable Tax purposes, the Transaction shall be treated with respect to the Company Members as a transfer of their respective Company Units, and with respect to the Parent and Merger Sub as an acquisition of Company’s assets in accordance with Revenue Ruling 99-6.

(b) For federal income tax purposes, the parties shall treat the Parent’s acquisition of all of the issued and outstanding Company Units as a taxable sale of the Company Units by the Selling Securityholders and a taxable purchase of the Company’s assets and assumption of Company’s liabilities by Parent with respect to the Aggregate Consideration. Within sixty (60) days after the Aggregate Consideration has been finally determined, Parent shall provide to the Selling Securityholders’ Representative a proposed allocation of the Aggregate Consideration, assumed liabilities for U.S. federal income Tax purposes, any other amounts treated as consideration for U.S. federal income Tax purposes and/or any other relevant items among the assets of the Company (the “Allocation Schedule”) based on the methodology as shown on Schedule 1.15. The Selling Securityholders’ Representative will review the Allocation Schedule and, to the extent the Selling Securityholders’ Representative in good faith disagrees with the content of the Allocation Schedule, the Selling Securityholders’ Representative will, within ten (10) days after receipt, provide written notice to Parent of such disagreement. The selling Securityholders’ Representative and Parent will attempt in good faith to resolve any such disagreement. If the Selling Securityholders’ Representative and Parent are unable to reach a good faith agreement as to the content of the Allocation Schedule within ninety (90) days after the Aggregate Consideration has been finally determined, such dispute shall be resolved by the Independent Accountant, whose determination with respect to the Allocation Schedule shall be made within thirty (30) days of their appointment to resolve such dispute. The Selling Securityholders’ Representative, Surviving Corporation and the Parent, as applicable, will provide the Independent Accountant access to the books and records of Parent and/or Surviving Corporation and their Affiliates related to the determination of the Allocation Schedule. The Independent Accountant shall act as an expert not as an arbitrator. Within ten (10) calendar days after submission to the Independent Accountant for resolution, Parent and the Selling Securityholders’ Representative shall each submit a written brief that indicates their position on each disputed matter and each such party’s determination of the Allocation Schedule. The Independent Accountant shall make a written determination on each disputed matter no later than thirty (30) calendar days after submission to the Independent Accountant for resolution. Such determination for each disputed matter shall be bounded by the amount proposed by Parent and the amount proposed by the Selling Securityholders’ Representative. The proposed Allocation Schedule will be revised as appropriate to reflect the resolution of any such claims pursuant to this Section 1.15. The fees and disbursements of the Independent Accountant shall be paid by Parent, on the one hand, and the Selling Securityholders, on the other hand, on an inversely proportional basis, based upon the relative difference between the amounts in dispute that have been submitted to the Independent Accountant and the Independent Accountant’s final calculations. Solely by way of example, if Parent claimed that an item on the Allocation Schedule is One Million Dollars ($1,000,000), the Selling Securityholders’ Representative claimed in the Dispute Notice that such item is One Million Five Hundred Thousand Dollars ($1,500,000), and the Independent Accountant determines that such item is One Million One Hundred Thousand Dollars ($1,100,000), then Parent shall pay twenty percent (20%) of the Independent Accountant’s fees and disbursements and the Selling Securityholders shall pay eighty percent (80%) of the Independent Accountant’s fees and disbursements. Parent and the Selling Securityholders’ Representative shall each pay their own fees and expenses related to such determination. No party hereto shall take any position or file any Tax Return inconsistent with the Allocation Schedule.

1.16 Taking of Necessary Actions; Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of Parent, the Company and the Surviving Corporation are fully authorized in the name of their respective entities or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants that, to the knowledge of the Company, each of the statements in this Article 2 is true, correct and complete as of the date hereof and shall be true and correct as of the Closing Date (except for such representations and warranties made only as of a specific date), subject only to such exceptions as are specifically disclosed with respect to specific numbered sections and lettered subsections of this Article 2 in the disclosure schedule, delivered herewith and dated as of the date hereof, and organized with corresponding numbered sections and lettered subsections (the “Company Disclosure Schedule”), it being agreed that any matter disclosed pursuant to any section of the Company Disclosure Schedule shall be deemed disclosed for purposes of any other section of the Company Disclosure Schedule to the extent the applicability of the disclosure to such other section is readily apparent on the face of such disclosure.

2.1 Organization and Qualification. The Company is a limited liability duly organized, validly existing and in good standing under the Laws of the State of Connecticut, and has full limited liability company power and authority to conduct its business as presently conducted and to own, use, license, lease and operate its Assets. The Company is not qualified, licensed or admitted to do business as a foreign corporation in any other jurisdiction. The Company is not in violation of any of the provisions of its Charter Documents and such Charter Documents are in full force and effect. Section 2.1 of the Company Disclosure Schedule sets forth each jurisdiction where the Company and the Company Subsidiaries are so qualified, licensed or admitted to do business and separately lists each other state, province or country in which the Company and any Company Subsidiary owns, uses, licenses or leases its respective Assets, or conducts business or has employees or engages independent contractors.

2.2 Authorization. Subject only to the Requisite Member Vote, the Company has full limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which the Company is or, at the Closing, will become a party (each, a “Company Ancillary Agreement”), to perform its obligations hereunder and thereunder and to consummate the Transactions. Except for obtaining the Requisite Member Vote, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement and each Company Ancillary Agreement, or to consummate the Transactions. The Managing Members of the Company (the “Company Managing Members”) in compliance with the Company Operating Agreement and the CT Act have duly and validly (i) adopted and approved this Agreement and the Company Ancillary Agreements, and the execution, delivery and performance by the Company of its obligations hereunder and thereunder, (ii) declared the advisability of this Agreement and the Company Ancillary Agreements and (iii) resolved to recommend that the Company Members approve this Agreement, the Company Ancillary Agreements and the Merger, and none of the aforesaid actions by the Company Managing Members has been amended, rescinded or modified, and no other action on the part of the Company Managing Members is required to authorize the execution, delivery and performance of this Agreement and the Company Ancillary Agreement and the consummation of the Transactions. This Agreement has been, and the Company Ancillary Agreements have been or will be, as applicable, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof (and, in the case of the Company Ancillary Agreement, thereof) by Parent and/or the other parties thereto, each constitutes or will constitute, as applicable, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

2.3 Capital Equity.

(a) The authorized capital equity of the Company consists of a total of Five Million Units, comprised of: (i) One Hundred Ten Thousand (110,000) units designated as Founders Units (the “Founders Units”), of which One Hundred Ten Thousand (110,000) Founders Units are issued and outstanding as of the date of this Agreement; (ii) Forty-Two Thousand Seven Hundred Sixty-One (42,761) units designated as Series A Units (the “Series A Units”), of which Forty-Two Thousand Seven Hundred Sixty-One (42,761) Series A Units are issued and outstanding as of the date of this Agreement; (iii) Five Thousand (5,000) units designated as Service Units (the “Service Units”), of which Zero (0) Service Units are issued and outstanding as of the date of this Agreement; (iv) Seventy-Five Thousand (75,000) units designated as Series R Reward Units (the “Reward Units”), of which Fifty-Four Thousand (54,000) Reward Units are issued and outstanding as of the date of this Agreement and (v) Four Million Seven Hundred Sixty-Seven Thousand Two Hundred Thirty-Nine (4,767,239) undesignated units (the “Undesignated Units,” together with the Founders Units, the Series A Units, the Service Units and the Reward Units, collectively, “Company Units”), none of which are issued and outstanding as of the date of this Agreement. The Capitalization Table sets forth the record and beneficial owners of each class or series of Company Units, which constitute all of the outstanding capital equity of the Company.

(b) Except for the Company Units as set forth on the Capitalization Table and the capital equity of the Company Subsidiaries set forth in Section 2.4(a) of the Company Disclosure Schedule, (i) the Company and each Company Subsidiary has not issued or granted, and has not agreed to and is not obligated to issue or grant, any capital equity or other Equity Interest, (ii) there are no outstanding subscriptions, unit options, unit appreciation rights, phantom units, deferred units, performance units, restricted units or other compensatory equity or equity-linked awards, in any case, with respect to any security of or interest in the Company or any Company Subsidiary that have not expired or are otherwise terminated as of the date hereof (together, “Equity Awards”), (iii) warrants, rights, preemptive rights or other contracts, commitments, understandings, plans or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement, obligating the Company or any Company Subsidiary to issue or sell any capital equity or to grant, extend or enter into any option with respect thereto, and (iv) the Company is not a party to any agreement, arrangement or understanding (written or oral) under which it is obligated to issue or grant any Equity Award.

(c) The Closing Payment Certificate includes a spreadsheet (the “Capitalization Table”), including a true, correct and complete list of all Company Members and their respective addresses, indicating whether such holder is an employee or not an employee of the Company, the number of Company Units held by such persons, the date of acquisition of such units, and such other information relevant thereto or which Parent may reasonably request.

(d) Each outstanding unit of capital equity or other Equity Interest of the Company, including each Company Unit: (i) has been duly authorized, validly issued, fully paid and is nonassessable, free and clear of any Lien and (ii) has been offered, sold and delivered by the Company in compliance with all Applicable Laws and any applicable contractual restrictions.

(e) Section 2.3(e) of the Company Disclosure Schedule lists all Contracts, including, all operating agreements, investors rights agreements, voting agreements, voting trusts, preemptive rights, rights of first offer, rights of first refusal and co-sale agreements, rights of first negotiation, rights to notice of an Acquisition Proposal from a third party, management rights agreements, complete and correct copies of which have been made available to Parent, to which the Company or any Company Subsidiary is a party or by which its properties or assets are bound that entitle any Person to any right of first offer, first refusal, first negotiation, notice, vote, novation, waiver, consent, approval, registration, dividend right of, as the case may be, in connection with the Equity Interests or Assets of the Company and any Company Subsidiary or the Transactions.

(f) The Closing Payment Certificate and the Allocation Certificates when delivered will be, true, correct and complete in all respects and except for the payment of the amounts set forth therein, none of Parent, the Surviving Corporation or any of their respective Representatives will have any obligation to the Company Members with respect to the Company Units.

(g) Section 2.3(g) of the Company Disclosure Schedule sets forth a true, complete and correct list of all Indebtedness of the Company and each Company Subsidiary as of the date of this Agreement, identifying the creditor to which such Indebtedness is owed, the instrument under which Indebtedness is owed, and the amount of such Indebtedness as of the close of business on the date of this Agreement. With respect to each item of Indebtedness of the Company and each Company Subsidiary, the Company and the Company Subsidiaries are not in default and no payments are past due. Neither the Company nor any of the Company Subsidiaries has guaranteed or is responsible or has any Liability for any Indebtedness of any other Person, and neither the Company nor any of the Company Subsidiaries has guaranteed any other obligation of any other Person. The Company has not issued any promissory note or other Contract evidencing Indebtedness of the Company that is convertible into the right to receive any Company Units.

2.4 Subsidiaries.

(a) Section 2.4(a) of the Company Disclosure Schedule sets forth the name, jurisdiction of incorporation or organization and authorized and outstanding capital, and the record and beneficial owners of the outstanding capital equity of each Subsidiary of the Company (the “Company Subsidiaries”; each, a “Company Subsidiary”). Each Company Subsidiary is an entity duly organized, validly existing and in good standing (to the extent such concept or a comparable status is recognized) under the Applicable Laws of the jurisdiction of its organization and has full corporate power and authority to conduct its business as presently conducted and to own, use, license, lease and operate its Assets. Each Company Subsidiary is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of its Assets, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a Company Material Adverse Effect. None of the Company Subsidiaries is in violation of any of the provisions of its Charter Documents and such Charter Documents are in full force and effect. All the outstanding Equity Interests of each Company Subsidiary have been duly authorized, are validly issued, are fully paid and non-assessable and are free of any preemptive rights in compliance with Applicable Laws, including valid exemptions from registration under the Securities Act and all other applicable securities Laws. The Company owns, directly or indirectly, all of the Equity Interests of each Company Subsidiary, free and clear of any Liens. There are no declared or accrued but unpaid dividends or other distributions with respect to any capital equity or other Equity Interests of any Company Subsidiary.

(b) Except as set forth in Section 2.4(b) of the Company Disclosure Schedule, the Company and each Company Subsidiary does not control, and has not since the Company’s or such Company Subsidiary’s, as applicable, inception controlled, directly or indirectly, any other corporation, or any limited liability company, partnership, joint venture, association or any other business entity, and the Company and each Company Subsidiary does not own any direct or indirect Equity Interest or other interest or any right (contingent or otherwise) or have any current or prospective obligation to acquire the same of, and has not at any time made any other material investment in, any other Person.

2.5 Managing Members and Officers. The names of each Company Managing Member and officer of the Company and each Company Subsidiary on the date hereof, and his or her position with the Company and each Company Subsidiary, are listed in Section 2.5 of the Company Disclosure Schedule.

2.6 No Conflicts; Approvals; Requisite Member Vote.

(a) Except as set forth in Section 2.6(a) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement and the Company Ancillary Agreements, and each of the Company Subsidiaries of the Ancillary Agreements to which such Company Subsidiary is a party, do not, and the performance by the Company of its obligations under this Agreement and the Company Ancillary Agreements and by each of Company Subsidiaries of its obligations under the Ancillary Agreements to which such Company Subsidiary is a party, and the consummation of the Transactions do not and will not:

(i) Conflict with or result in a violation or breach of any of the material terms, conditions or provisions of the Company’s or any Company Subsidiary’s Charter Documents;

(ii) Conflict with or result in a material violation or material breach of any Applicable Law or Order applicable to the Company, any Company Subsidiary or any of their respective material Assets; or

(iii) (A) Conflict with or result in a material violation or material breach of, (B) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (C) require the Company or any Company Subsidiary to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (D) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (E) result in or give to any Person any additional right or entitlement to any increased, additional, accelerated or guaranteed payment or performance under, (F) result in the creation or imposition of (or the obligation to create or impose) any Lien upon the Company or any Company Subsidiary or any of their respective Assets under, or (G) result in the loss of any material benefit under, any Material Contract or Permit to which the Company or any Company Subsidiary is a party or by which any of the Company’s or any Company Subsidiary’s material Assets is bound.

(b) The only votes of the holders of any Company Units necessary to approve this Agreement, the Certificate of Merger, the Ancillary Agreements, the Merger and the other Transactions under Applicable Laws and the Company’s Charter Documents (collectively, the “Requisite Member Vote”) are those votes of the units representing at least sixty-six and seven-tenths percent (66.7%) of the outstanding Company Units as of the applicable record date.

(c) The Company Units owned by the Company Members listed in Section 2.6(c) of the Company Disclosure Schedule (the “Principal Members”) who, prior to execution of or within four (4) hours following the execution of this Agreement, shall have executed and delivered Joinder Agreements and the Member Written Approval, constitute Company Units representing (as of the applicable record date) at least seventy percent (70%) of the outstanding Company Units.

2.7 Charter Documents; Books and Records.

(a) The Company has prior to the execution of this Agreement made available to Parent true, correct and complete copies of the Charter Documents of the Company and each Company Subsidiary, each as amended through the date hereof.

(b) The Company has prior to the execution of this Agreement made available to Parent true, correct and complete copies of the minute books, unit record books and other similar records of the Company and each of its Subsidiaries. Since January 1, 2017, the minute books of the Company and its Subsidiaries contain true, correct and complete copies of all minutes of meetings of and actions by the Company Members or its Subsidiaries, the board of directors (or equivalent governing bodies) of the Company and each of its Subsidiaries, and accurately reflect all corporate actions of the Company and its Subsidiaries which are required by Applicable Laws or their respective Charter Documents to be passed upon by the Company Members or its Subsidiaries, and the board of directors (or equivalent governing bodies) of the Company and each of its Subsidiaries.

2.8 Company Financials.

(a) Attached to Section 2.8(a) of the Company Disclosure Schedule is a true, correct and complete copy of the Company Financials. Such Company Financials are true, correct and complete in all material respects and have been prepared in accordance with the Books and Records of the Company and the Company’s accounting principles (subject to normal year-end adjustments and the absence of notes, which adjustments or notes will not be material in amount or significance). The Company Financials present fairly and accurately the financial condition and operating results of the Company and the Company Subsidiaries (including assets, liabilities, profit, loss and cash flows) as of the dates and during the periods indicated therein, all in accordance with GAAP (except, in the case of unaudited statements, as indicated in the notes thereto).

(b) The Company has since January 1, 2017 (i) made and kept true, correct and complete Books and Records and (ii) maintained, enforced and complied with internal accounting controls that have provided reasonable assurance that (A) transactions are (and have been) executed in accordance with management’s authorization, (B) transactions are (and have been) recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (C) access to its assets is (and has been) permitted only in accordance with management’s authorization, (D) the reported accountability for its assets is (and has been) compared with existing assets at reasonable intervals, (E) all material information related to such controls are (and has been) reported or otherwise made known to the Company Managing Members, (F) all material information concerning the Company is (and has been) recorded, processed, summarized and timely reported to the Company Managing Members, (G) all information required to be reported or reflected in the Company’s financial statements is (and has been) recorded, processed, summarized and timely reported to the Company Managing Members. Since January 1, 2017, there has been (i) no significant change in the Company’s internal controls over financial reporting, (ii) no significant deficiency or material weakness (or claim or allegation thereof) in the design or operation of the Company’s internal controls over financial reporting which would be reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information during any of the periods covered by the Company Financials, (iii) no fraud, whether or not material, involving the Company Managing Members or any other employee of the Company who has a significant role in the Company’s internal control over financial reporting and (iv) no change in any accounting policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of the Company. No audit firm has ever declined or indicated its inability to issue an opinion with respect to any financial statements of the Company.

(c) All of the accounts receivable, whether billed or unbilled, of the Company and the Company Subsidiaries arose in the ordinary course of business, are carried at values determined in accordance with the Company’s accounting principles, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement and are collectible except to the extent of reserves therefor set forth in the Company Financials or, for receivables arising subsequent to the Last Balance Sheet Date, as reflected on the Books and Records (which receivables are recorded in accordance with the Company’s accounting principles). No Person has any Lien on any accounts receivable of the Company or any Company Subsidiary and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company or any Company Subsidiary. Section 2.8(c) of the Company Disclosure Schedule sets forth the aging of the accounts receivable as of the Last Balance Sheet Date.

2.9 No Undisclosed Liabilities. Except as set forth in Section 2.9 of the Company Disclosure Schedule or to the extent adequately accrued or reserved against in the Last Balance Sheet, neither the Company nor any Company Subsidiary has any Liability (whether or not required to be disclosed in a consolidated balance sheet of the Company and its Subsidiaries or disclosed in the notes thereto), except for any Liability incurred in the ordinary course of business consistent with past practice since the Last Balance Sheet, that are not, individually or in the aggregate, material to the Company or any of its Subsidiaries. There are no off-balance sheet arrangements to which the Company or any Company Subsidiary is a party or otherwise involving the Company or any Company Subsidiary.

2.10 Absence of Changes.

(a) Since the Last Balance Sheet Date, the respective businesses and operations of the Company and the Company Subsidiaries have been conducted only in the ordinary course consistent with past practice.

(b) Since the Last Balance Sheet Date, no Company Material Adverse Effect has occurred.

(c) Without limiting the foregoing, neither the Company, any Company Subsidiary nor any Person acting on behalf of the Company or any Company Subsidiary, nor any of their respective Affiliates has taken, or omitted to take, in each case since the Last Balance Sheet, any action that, if taken, or omitted to be taken after the date of this Agreement, would constitute a breach of Section 4.1.

2.11 Taxes.

(a) The Company and each Company Subsidiary has timely filed (taking into account any valid extensions) with the appropriate Tax Authority all income and other material Tax Returns required to be filed. All such Tax Returns are true, correct and complete in all material respects. All income Taxes and other material Taxes due and owing by the Company or any Company Subsidiary (whether or not shown on any Tax Returns) have been timely paid. All income Taxes and other material Taxes of the Company or any Company Subsidiary that are not yet due and owing have been properly accrued on the Company Financials or, with respect to periods not covered by the Company Financials, on the Books and Records of the Company or Company Subsidiary, in each case, in accordance with the Company’s accounting principles. Except as set forth in Section 2.11 of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return, nor has any such extension been requested. No written claim has ever been made by a Tax Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Neither the Company nor any Company Subsidiary has ever had any nexus (within the meaning of the Applicable Law of any applicable state) with any jurisdiction where the Company (or the applicable Company Subsidiary as the case may be) does not, or did not at the applicable time, file a Tax Return which nexus could subject it to Tax in such jurisdiction.

(b) No deficiencies for Taxes of the Company or any Company Subsidiary have been claimed, proposed or assessed by any Tax Authority or other Governmental Authority. There are no pending or threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company (or any Company Subsidiary), and there are no matters under discussion between the Company (or any Company Subsidiary) and any Tax Authority or other Governmental Authority. The Company has made available to Parent true, correct and complete copies of all income Tax Returns and any other material Tax Returns of the Company and each Company Subsidiary (and their respective predecessors) and true, correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by any of the Company or any Company Subsidiary (and any predecessors) for all tax years beginning on or after January 1, 2017. Neither the Company nor any Company Subsidiary has (nor has any predecessor) waived any statute of limitations in respect of Taxes (which waiver is still in effect) or agreed to any extension of time with respect to a Tax assessment or deficiency (which extension has not yet lapsed) nor has any request been made in writing for any such extension or waiver. No power of attorney with respect to any Taxes of the Company or any Company Subsidiary has been executed or filed with any Tax authority.

(c) There are no Liens for Taxes on any assets of the Company or any Company Subsidiary other than Liens for Taxes not yet due and payable.

(d) Neither the Company nor any Company Subsidiary is party to or bound by (i) any Tax sharing, Tax allocation, Tax indemnification or similar agreement or arrangement that will have continuing effect as of the Closing (other than commercial agreements entered into in the ordinary course of business that are not primarily related to Taxes), or (ii) any agreement or arrangement under which the Company or the Company Subsidiary could be (A) liable for any material Taxes or other claims of any party, or (B) required to make payment to another Person (other than the Company or the Company Subsidiary) for any Tax, in each case, except for commercial agreements entered into in the ordinary course of business that are not primarily related to Taxes.

(e) Neither the Company nor any Company Subsidiary has any liability for any Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise. Neither the Company nor any Company Subsidiary has ever been a member of any consolidated, combined, affiliated, aggregate or unitary group of persons for any Tax purpose.

(f) The Company is and at all times has been treated as a partnership for all U.S. federal and applicable state income Tax purposes. The Company Subsidiary is and at all times has been treated as a disregarded entity for all U.S. federal and applicable state income Tax purposes.

(g) Neither the Company nor any Company Subsidiary (i) is a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law), or (ii) is a stockholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(h) Neither the Company nor any Company Subsidiary has ever entered into any transaction identified as a “reportable transaction” for purposes of Treasury Regulations §§ 1.6011-4(b).

(i) Neither the Company nor any Company Subsidiary has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

(j) Neither the Company nor any Company Subsidiary has requested or received a ruling from any Tax Authority.

(k) The Company has made available to Parent true, correct and complete copies of all agreements and other Contracts relating to Tax holidays or Tax incentives of the Company and each Company Subsidiary, as in effect as of the date of this Agreement. The Company, and each Company Subsidiary, is and up until immediately before the Closing will be, in compliance in all material respects, with all requirements for any applicable Tax holidays or Tax incentives.

(l) Notwithstanding anything that may be to the contrary herein, no representation or warranty is made with respect to any Taxes that may accrue in any taxable period (or portion of a taxable period) that begins after the Closing Date.

2.12 Legal Proceedings. Except as set forth in Section 2.12 of the Company Disclosure Schedule:

(a) There is no Action pending or threatened against, relating to or affecting the Company, any Company Subsidiary or any of their Assets, or any of their directors or officers with regard to their action as such;

(b) There is no Order outstanding or threatened against the Company or any Company Subsidiary;

(c) No Action seeking to prevent, hinder, modify, delay or challenge the Transactions has occurred (whether or not remaining pending) or is threatened; and

(d) There is no Action by the Company or any of the Company Subsidiaries pending, or which the Company or any of the Company Subsidiaries has commenced preparations to initiate, against any other Person.

2.13 Compliance with Laws, Orders and Permits

(a) The Company and each Company Subsidiary is, and at all times since January 1, 2017 has been, in compliance in all material respects with all Applicable Laws, except for Federal Cannabis Laws. Each of the Company and the Company Subsidiaries requires each of their respective employees and contractors to comply with such Applicable Laws. Neither the Company nor any Company Subsidiary has received written notice of any violation or alleged violation of any such Applicable Laws.

(b) The Company and each Company Subsidiary is and has at all times been, in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority necessary for the Company and each Company Subsidiary to own, lease and operate their respective properties or to conduct its business consistent with past practice (collectively, the “Permits”), a complete and correct list of which is set forth in Section 2.13(b) of the Company Disclosure Schedule and all of which are in full force and effect. All applications for or renewals of all such Permits have been timely filed and made and no suspension, cancellation, modification, revocation or nonrenewal of any such Permit has occurred, is pending or threatened. Assuming receipt of the approval of the Transactions from the Governmental Authorities set forth on Section 2.13(b) of the Company Disclosure Schedule, the Transactions will not affect the Company’s or any of the Company Subsidiaries’ ability to continue to have the use and benefit of all Permits and no such Permit will expire or be terminated, revoked, limited in scope or otherwise adversely affected as a result of the Transactions.

(c) Except as set forth on Section 2.13(c) of the Company Disclosure Schedule, the Company and each Company Subsidiary is not and has never been a party to any Contract with any Governmental Authority, including any branch, division, agency or entity that is part of the United States or any state or local government, or any foreign government entity, agency, or instrumentality, including state-owned or state-controlled commercial entities. Except as set forth on Section 2.13(c) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has entered into any Contracts with any foundation or any public or private university, college, or other educational institution or research center.

(d) The Company and each Company Subsidiary has used commercially reasonable efforts to ensure that the Company or such Company Subsidiary does not: (a) distribute marijuana to minors; (b) direct revenue from the sale of marijuana to criminal enterprises, gangs, and cartels, or otherwise have any involvement with such groups; (c) divert marijuana from states where it is legal under state law in some form to other states; (d) use state-authorized marijuana activity as a cover or pretext for the trafficking of other illegal drugs or other illegal activity; or (e) use violence or firearms in the cultivation and distribution of marijuana.

(e) The Company and each of the Company Subsidiaries operate only in jurisdictions that have enacted laws legalizing cannabis. The Company and each Company Subsidiary is in compliance in all material respects with all applicable state and local laws and regulatory systems controlling the cultivation, harvesting, production, handling, storage, distribution, sale, and possession of cannabis. No Company Subsidiary imports or exports cannabis products from or to any foreign country.

2.14 Employee Benefit Plans; ERISA.

(a) Schedule 2.14(a) of the Company Disclosure Schedule sets forth each Plan. Neither the Company nor any ERISA Affiliate has in the last six (6) years contributed or has been obligated to contribute to any “employee pension plans” as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code, or has otherwise incurred any obligation or liability (including any contingent liability) under a “multiemployer plan” as defined in Section 3(37) of ERISA. True, correct and complete copies of the following documents with respect to each Plan have been made available or delivered to Parent, to the extent applicable: (i) any Plan documents and trust agreements (including all amendments thereto); (ii) the two most recent annual reports (Form 5500 and all schedules thereto, if available); (iii) the most recent summary plan descriptions together with the summary or summaries of all material modifications thereto, if available; (iv) material written communications to participants relating to the Plans; and (v) written descriptions of all non-written agreements relating to the Plans.

(b) Each Plan has been maintained, in all material respects, in accordance with its terms and with all provisions of ERISA, the Code and other applicable federal and state Laws. Neither the Company, any Plan nor any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject the Company or any Company Subsidiary to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code. Each Plan that is subject to Section 409A of the Code has been administered and documented in compliance with the requirements of Section 409A of the Code.

(c) No Plan is intended to qualify under Section 401(a) of the Code.

(d) There are no pending or threatened claims (other than routine claims for benefits) by, on behalf of or against any Plan or any trust related thereto which could reasonably be expected to result in any material liability to the Company or any Company Subsidiary, and no audit or other proceeding by a Governmental Authority is pending or threatened with respect to any Company Plan.

(e) None of the Plans provide for post-employment life or health coverage for any participant or any beneficiary of a participant, except as may be required by COBRA or at the expense of the participant or participant’s beneficiary.

(f) Neither the Company nor any Company Subsidiary has ever maintained any Plan for the benefit of any employee or service provider (or former employee or service provider) who performs services outside the United States.

2.15 Employees; Labor Relations. Except as set forth in Section 2.15 of the Company Disclosure Schedule:

(a) Neither the Company nor any Company Subsidiary is a party to, bound by, negotiating or required to negotiate any collective bargaining agreement or other agreement with a labor union or other labor organization. No employees of the Company or any Company Subsidiary are represented by any labor union or other labor organization. There are no activities or proceedings of any labor union or other labor organization to organize any employees of the Company or any Company Subsidiary and no demand for recognition or certification as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union or other labor organization. There are no pending or threatened, and there have been no, strikes, lockouts, union organization activities (including, but not limited to, union organization campaigns or requests for representation), pickets, slowdowns, stoppages, material grievances or labor disputes or similar activity in respect of the business of the Company or any Company Subsidiary that may, individually or in the aggregate, interfere in any material respect with the respective business activities of the Company or any Company Subsidiary. The Company and each Company Subsidiary are not engaged in and have not engaged in any unfair labor practice that has resulted or could reasonably be expected to result, individually or in the aggregate, in any material liability to the Company or Company Subsidiary. There is no unfair labor practice charge against the Company or any Company Subsidiary pending or threatened before the National Labor Relations Board or any similar Governmental Authority that could reasonably be expected to result in any material liability to the Company or any Company Subsidiary.

(b) Each employee of the Company or any Company Subsidiary is employed at will, and neither the Company nor any Company Subsidiary has any employee who is employed outside of the United States. Each natural Person who is an independent contractor of the Company or any Company Subsidiary is properly classified as an independent contractor for purposes of all employment-related Laws and all Laws concerning the status of independent contractors. Section 2.15(b) of the Company Disclosure Schedule sets forth, individually and by category, each officer, employee, independent contractor and consultant, together with his or her employer/contracting entity, position title or function, date of hire/retention, compensation (including but not limited to, as applicable, annual base salary, wage rate, or fee, any incentives or commissions, and bonus potential), whether eligible for overtime compensation, vacation entitlement, any applicable severance arrangements, immigration status and whether actively employed or on a leave of absence.

(c) The Company and each Company Subsidiary is and has since January 1, 2017 been in compliance in all material respects with all Applicable Laws respecting employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours, overtime classification, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, pay equity, plant closures and layoffs, severance, notice periods, affirmative action, workers’ compensation, labor relations, employee leave issues, social security or unemployment insurance or similar Taxes, and has not received any notice that it has not complied with or that it is liable for any arrearage of wages or any Tax or penalty for failure to comply with any of the foregoing. The Company and each Company Subsidiary is and has since January 1, 2017 been in compliance with all notice and other requirements under the Workers Adjustment and Retraining Notification Act and any similar foreign, state or local law relating to plant closings and layoffs. Neither the Company nor any Company Subsidiary is delinquent in payments to any current or former employees or consultants for any services or amounts required to be reimbursed or otherwise paid.

(d) No officer, employee or consultant of the Company or any Company Subsidiary is bound by, subject to or obligated under any Contract or subject to any Order or Law that would materially restrict the performance of such Person’s duties with the Company or a Company Subsidiary or the ability of the Company and or any Company Subsidiary to conduct its business.

2.16 Real Property.

(a) Section 2.16(a) of the Company Disclosure Schedule contains a true, correct and complete list of (i) each parcel of real property leased, licensed, utilized and/or operated by the Company or any Company Subsidiary (as lessor or lessee or otherwise) (the “Leased Real Property”) and (ii) all Liens relating to or affecting any parcel of real property referred to in clause (i) to which the Company or a Company Subsidiary is a party. Neither the Company nor any Company Subsidiary has made any material alterations, additions or improvements to any Leased Real Property that may be required to be removed at the termination of the applicable lease term.

(b) Section 2.16(b) of the Company Disclosure Schedule sets forth a list of all real property owned by the Company or any Company Subsidiary (collectively, the “Company Owned Properties”). The Company and each Company Subsidiary, as applicable, owns good and marketable title to all of the Company Owned Properties, free and clear of all Liens, other than Permitted Liens, except as would not reasonably be expected to have a Company Material Adverse Effect. There are no parties other than the Company or a Company Subsidiary in possession of the Company Owned Properties. There are no pending or any threatened condemnation, eminent domain or administrative Actions affecting any Company Owned Property or any portion thereof, except as would not reasonably be expected to have a Company Material Adverse Effect.

2.17 Environmental Matters. The Company and the Company Subsidiaries have complied, and are in compliance, in all material respects with all applicable Environmental Laws. There is no Environmental Claim pending or threatened against the Company or any Company Subsidiary or against any Person whose Liability for such Environmental Claim has been retained or assumed either contractually or by operation of law by the Company or any Company Subsidiary.

2.18 Title to Property.

(a) The Company and the Company Subsidiaries own, and have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their respective tangible properties and assets that are used or held for use in their respective businesses, including all of the assets reflected on the Last Balance Sheet or acquired in the ordinary course of business consistent with past practice since the Last Balance Sheet (except for those assets sold or otherwise disposed of for fair value since such date in the ordinary course of business consistent with past practice), in each case free and clear of any Liens, except as reflected on the Last Balance Sheet or set forth on Section 2.18(a) of the Company Disclosure Schedule and except for such imperfections of title, if any, that do not interfere with the present value of the subject property. The assets owned or leased by the Company and the Company Subsidiaries constitute all of the assets necessary for the Company and the Company Subsidiaries to carry on their respective businesses as currently conducted. All tangible assets owned or leased by the Company or the Company Subsidiaries have been since January 1, 2017, maintained in all respects in accordance with generally accepted industry practice, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

(b) The Company and each Company Subsidiary owns, and has good and valid title to, the inventories of the Company and the Company Subsidiaries and such inventories are in the physical possession of the Company, one of the Company Subsidiaries or its suppliers or in transit to a customer or from a supplier of the Company or a Company Subsidiary, and none of the inventories has been pledged as collateral or otherwise is subject to any Liens or is held on consignment from others. The inventories were acquired or produced in the ordinary and usual course of business. All of the inventories of the Company and the Company Subsidiaries, whether reflected on the Company Financials or otherwise, are of a quality and quantity useable and saleable at original price in the ordinary and usual course of business consistent with past practice, except as reflected in the reserve for obsolete inventory on the Company Financials. All work-in-process and finished goods inventories held by the Company or any of the Company Subsidiaries are free of any material defect or other material deficiency.

2.19 Intellectual Property Rights.

(a) Section 2.19(a) of the Company Disclosure Schedule contains a true, correct and complete list of all Company Registered Intellectual Property as of the date hereof, including the following: (i) (A) for each registered trademark, trade name or service mark, the application serial number or registration number, for each country or state in which the mark or application has been filed or from which the registration issued, such country, province or state, the date of filing or issuance, the names of all applicants, registrants and assignees, the class of goods covered, and the present status thereof, and (B) a list of all trademarks, trade names, or service marks that the Company and each Company Subsidiary has not registered; (ii) for any URL or domain name, the registration date, any renewal date and name of registry; and (iii) any proceedings or actions pending as of the date hereof before any court or tribunal (including the PTO and any similar Governmental Authority anywhere in the world) relating to any of the Company Registered Intellectual Property. There are no patents, patent applications, copyrights or copyright applications that are Company Registered Intellectual Property.

(b) Each item of Company Registered Intellectual Property is valid, subsisting and enforceable, and all necessary registration, maintenance, renewal fees, annuity fees and taxes in connection with the Company Registered Intellectual Property have been paid and all documents and certificates in connection with the Company Registered Intellectual Property have been filed with the relevant trademark or other authorities in the United States in accordance with Applicable Laws for the purposes of obtaining, perfecting and maintaining such Company Registered Intellectual Property. Neither the Company nor any Company Subsidiary has made any claim of a particular status, including “small entity status,” in the application for any Registered Intellectual Property which was either inaccurate when made or was thereafter denied or withdrawn. The Company and each Company Subsidiary has complied with all applicable material notice and marking requirements for the Company Registered Intellectual Property. In each case in which the Company or any Company Subsidiary has acquired ownership of any Intellectual Property Rights from any Person, the Company or a Company Subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property Rights to the Company or a Company Subsidiary and, to the maximum extent required or appropriate to protect the Company and each Company Subsidiary’s ownership rights in and to such Intellectual Property Rights in accordance with all Applicable Laws, the Company or a Company Subsidiary has recorded each such assignment of Intellectual Property Rights with the relevant Governmental Authority, including the PTO.

(c) Section 2.19(c)(i) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Licenses and other Contracts pursuant to which the Company or any Company Subsidiary has licensed or otherwise received rights under or with respect to any Intellectual Property or Intellectual Property Rights owned by a third party (each, an “Inbound License”), including: (i) all Licenses and other Contracts pursuant to which the Company is granted rights in any such Intellectual Property or Intellectual Property Rights that is (A) embedded or incorporated into or distributed with any Company Product, (B) used or held for use by the Company in the development or support of any Company Product, or (C) used or held for use by the Company for any other purpose (excluding Licenses to Off-the-Shelf Software). Section 2.19(c)(ii) of the Company Disclosure Schedule sets forth all Licenses and other Contracts pursuant to which the Company has licensed or otherwise granted any rights under or with respect to any Company-Owned Intellectual Property Rights (each, an “Outbound License”).

(d) The Company or a Company Subsidiary owns the Company-Owned Intellectual Property Rights and all improvement, modification or derivative work thereof, in each case free and clear of any Liens, other than the Outbound Licenses. Neither the Company nor any Company Subsidiary has, except pursuant to Outbound Licenses, granted (and is not obligated to grant) to any other Person any License of or other right to use or practice any Intellectual Property or Intellectual Property Rights that are Company-Owned Intellectual Property Rights.

(e) The Company-Owned Intellectual Property Rights, together with the Intellectual Property Rights licensed to the Company and/or the Company Subsidiaries pursuant to the Inbound Licenses, include all the Intellectual Property and Intellectual Property Rights used in, or held for use in, or necessary for the conduct of the businesses of the Company and each Company Subsidiary as presently conducted in all material respects.

(f) Neither the Company nor any Company Subsidiary is obligated to license or otherwise make available any Intellectual Property or Intellectual Property Rights to any forum, consortium, standards body, or similar entity. Neither the Company nor any Company Subsidiary has made any submission or contribution to, and is not subject to any License or other Contract with, any standards bodies.

(g) Neither the Company nor any Company Subsidiary is bound by, and no Company-Owned Intellectual Property Rights or Company Products are subject to, any agreement or arrangement containing any covenant or other provision that in any way limits or restricts the ability of the Company or any Company Subsidiary to use, exploit, assert, or enforce any Company-Owned Intellectual Property Rights or Company Products anywhere in the world. Neither the Company nor any Company Subsidiary is obligated to provide any consideration (whether financial or otherwise) or account to any third party with respect to any exercise of rights by the Company or any Company Subsidiary, or any successor to the Company, in any Company-Owned Intellectual Property Rights or exploitation of any Company Product.

(h) Neither the Company nor any Company Subsidiary has brought any Action for infringement or violation of Intellectual Property Rights or breach of any License or other Contract involving Intellectual Property Rights against any Person. There is no Action pending or threatened (i) alleging infringement, misappropriation or any other violation of any Intellectual Property Rights of any Person by the Company, any Company Subsidiary or any Company Product, or (ii) challenging the scope, ownership, validity, or enforceability of any Company-Owned Intellectual Property Rights.

(i) No Person has violated, infringed upon, or misappropriated any Company-Owned Intellectual Property Rights, and no Person is currently violating, infringing upon, or misappropriating any Company-Owned Intellectual Property Rights. The operation of the businesses of the Company and each Company Subsidiary do not infringe or misappropriate the Intellectual Property Rights of any Person. Neither the Company nor any Company Subsidiary has received from any Person any written notice (x) claiming that the use or other exploitation of any Company Product infringes or misappropriates the Intellectual Property Rights of any Person or (y) of third-party Intellectual Property Rights from a putative or potential licensor of such rights.

(j) The Company and all Company Subsidiaries have taken commercially reasonable measures to protect and preserve the ownership of, or rights in, as applicable, all Company-Owned Intellectual Property Rights.

(k) The Company and the Company Subsidiaries have taken commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of trade secrets and other confidential information of the Company or the Company Subsidiaries, including Software source code included within the Company-Owned Intellectual Property Rights.

(l) There has been no loss or damage, or unauthorized or illegal use, disclosure, modification, possession, interception, or other processing of or access to, or other misuse of, any of any Personal Information.

2.20 Material Contracts.

(a) Section 2.20(a) of the Company Disclosure Schedule contains a true, correct and complete list of all Contracts to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound that fall within the following categories (the Contracts listed or required to be listed, collectively, the “Material Contracts”), organized in subsections corresponding to the subsections of Section 2.20(a) of this Agreement:

(i) any Contract relating to, and evidences of, Indebtedness of the Company or any Company Subsidiary (whether incurred, assumed, guaranteed or secured by any asset);

(ii) any (A) Contract for the issuance or acquisition of any Equity Interests or any Assets of a substantial nature of the Company or any Company Subsidiary, or for the acquisition of any Equity Interests or any Assets of any Person or (B) joint venture or partnership, joint development, merger, asset or share purchase or divestiture Contract relating to the Company or any Company Subsidiary;

(iii) any Contract that (A) purports to limit, curtail or restrict the ability of the Company or any of the Company Subsidiaries to (or, from and after the Closing, the ability of Parent, the Surviving Corporation or their Subsidiaries to) (x) compete in any geographic area or line of business, make sales to any Person in any manner, or develop, market or distribute products or services, (y) use, exploit or enforce any Company-Owned Intellectual Property Rights or Company Products, or (z) hire or solicit any Person in any manner, or (B) grants the other party or any third Person “most favored nation” or similar status, any right of exclusivity, any type of special discount rights, any right of first refusal, first notice or first negotiation, or similar rights;

(iv) any form Contracts with customers;

(v) any Contracts with suppliers or manufacturers pursuant to which the Company or a Company Subsidiary is obligated to pay more than One Hundred Thousand Dollars ($100,000) per year;

(vi) any Inbound License pursuant to which the Company or a Company Subsidiary is obligated to pay more than One Hundred Thousand Dollars ($100,000) per year;

(vii) any Outbound License;

(viii) any reselling, sales, marketing, merchandising or distribution Contract which involves a future Liability or receivable, as the case may be, in excess of One Hundred Thousand Dollars ($100,000) on an annual basis or in excess of Two Hundred Thousand Dollars ($200,000) over the current Contract term;

(ix) any other Contract, whether or not made in the ordinary course of business consistent with past practice, that (A) involves a future Liability or receivable, as the case may be, in excess of One Hundred Thousand Dollars ($100,000) on an annual basis or in excess of Two Hundred Thousand Dollars ($200,000) over the current Contract term, (B) has a term greater than one year and cannot be cancelled by the Company or a Company Subsidiary of the Company without penalty or further payment and without more than ninety (90) Business Days’ notice or (C) is material to the business, operations, assets, financial condition, results of operations or prospects of the Company and the Company Subsidiaries, taken as a whole;

(x) any documents under which the Leased Real Property is leased, licensed, subleased or otherwise used or occupied by the Company or any Company Subsidiary;

(xi) any Contract pursuant to which the Company or any Company Subsidiary is the lessee or lessor of, or holds, uses or makes available for use to any Person (other than the Company or a Subsidiary thereof) any tangible personal property that involves an aggregate future Liability or receivable, as the case may be, in excess of Two Hundred Thousand Dollars ($200,000);

(xii) any collective bargaining agreement or Contract with any labor union, works council or trade association;

(xiii) any employment agreement, severance agreement or change in control agreement or Contract with any current director, officer, employee or consultant of the Company or any Company Subsidiary, other than those that are terminable at-will by the Company or such Company Subsidiary on no more than thirty (30) days’ notice, or with respect to employees employed outside the United States on no more than the minimum notice period required by law, without liability or financial obligation;

(xiv) any Contract obligating the Company or any of the Company Subsidiaries to indemnify, advance expenses to, or hold harmless any director, officer, employee or agent; and

(xv) any Contract relating to settlement of any Action.

(b) True, correct and complete copies of all Material Contracts or, if not reduced to writing, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto, have been made available to Parent prior to the execution of this Agreement. Each Material Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms against the Company or any Company Subsidiary and each other party thereto; neither the Company nor any Company Subsidiary has received any claim or notice that it is, and no other party to such Contract is, in material violation or material breach of or default under any such Contract (or with notice or lapse of time or both, would be in material violation or material breach of or default under any such Contract).

2.21 Insurance. Section 2.21 of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date hereof of all material insurance policies which cover the Company and the Company Subsidiaries or their businesses, properties, assets or employees (including self-insurance). Such policies are valid, binding and enforceable, all premiums thereon have been paid, and the Company and the Company Subsidiaries are otherwise in compliance with the terms and provisions of such policies other than any such non-compliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or result in the cancellation of, any such policy. The Company and the Company Subsidiaries have not received any notice of cancellation or non-renewal of any such policy. Section 2.21 of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date hereof of all pending claims and the claims history of the Company and the Company Subsidiaries for the three (3) years immediately preceding the date of this Agreement (including with respect to insurance obtained but not currently maintained).

2.22 Affiliate Transactions. Except as set forth on Section 2.22 of the Company Disclosure Schedule, there are no Contracts or Liabilities between the Company or any Company Subsidiary, on the one hand, and any current or former officer, director, holder of any Equity Interests of the Company or any Company Subsidiary, or any of their Affiliates or other Related Persons (other than the Company and the Company Subsidiaries) (collectively, “Related Parties”), on the other hand, and (b) no Related Party possesses, directly or indirectly, any financial interest in, or holds a position as a director, officer or employee of, any Person which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of the Company or any Company Subsidiary. Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended, of five percent (5%) or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 2.22.

2.23 Brokers. Except as set forth on Section 2.23 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of the Company Subsidiaries.

2.24 Banks and Brokerage Accounts; Powers of Attorney. Section 2.24 of the Company Disclosure Schedule sets forth (a) a true, correct and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company or any Company Subsidiary has an account or a safe deposit box or maintains a banking, custodial, trading or other similar relationship, (b) a true, correct and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company or any Company Subsidiary having signatory power with respect thereto, (c) a list of each Investment Asset, the name of the record and beneficial owner thereof, the location of the certificates, if any, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto and (d) the names of all Persons holding powers of attorney from the Company or any of the Company Subsidiaries, complete and correct copies of which have been made available to Parent.

2.25 Significant Suppliers and Customers.

(a) Section 2.25(a) of the Company Disclosure Schedule lists the top ten (10) suppliers of the Company and Company Subsidiaries taken together, during each of the past two (2) Fiscal Years (based on the aggregate Dollar amount paid to each such supplier by the Company and its Subsidiaries during such year) (the “Significant Suppliers”).

(b) Section 2.25(b) of the Company Disclosure Schedule lists the top ten (10) customers of the Company and Company Subsidiaries taken together, during each of the past two (2) Fiscal Years (based on the aggregate Dollar amount of revenue recognized by the Company and its Subsidiaries during such year) (the “Significant Customers”).

(c) Neither the Company nor any of the Company Subsidiaries has received any notice, letter, complaint or other communication from any Significant Supplier or Significant Customer to the effect that such supplier or customer (i) has changed, modified, amended or reduced, or is reasonably likely to change, modify, amend or reduce, its business relationship with the Company or any of the Company Subsidiaries in a manner that is, or is reasonably likely to be, adverse to the Company or any of the Company Subsidiaries, or (ii) will fail to perform, or is reasonably likely to fail to perform, its obligations under any Contract with the Company or any of the Company Subsidiaries in any manner that is, or is reasonably likely to be, adverse to the Company or any of the Company Subsidiaries.

2.26 Takeover Statutes. No Takeover Statute under the CT Act applicable to the Company is applicable to the Merger or any of the other Transactions, except to the extent that the terms of the Takeover Statute have either been complied with or waived in accordance with Applicable Law.

2.27 Product Warranties; Product Liability.

(a) No warranties have been given with respect to the Company’s or any Company Subsidiaries’ products and services other than those for which true, correct and complete copies have been made available to Parent, and no oral warranties have been given or made other than those described in Section 2.27(a) of the Company Disclosure Schedule. There are no pending or threatened Actions under or pursuant to any warranty, whether expressed or implied, on products or services sold on or prior to the Closing Date by the Company or any Company Subsidiary that are not disclosed or referred to in the Company Financials or that are not fully reserved against in accordance with GAAP. Set forth in Section 2.27(a) of the Company Disclosure Schedule are the standard terms and conditions (written or oral) of sale. There are no material defects in the design, manufacturing, materials or workmanship including any failure to warn, or any breach of express or implied warranties or representations of any product manufactured, shipped, sold or delivered by or on behalf of the Company or any of the Company Subsidiaries. There is no reason to expect an increase in warranty claims in the future.

(b) Except as described in Section 2.27(b) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has received any written notice of a claim against the Company or any of the Company Subsidiaries, nor has there been any Action against or involving the Company or any of the current or former Company Subsidiaries or concerning any product manufactured, shipped, sold or delivered by or on behalf of any of them, relating to or resulting from an alleged defect in design, manufacture, materials, labelling or workmanship of any product manufactured, distributed, shipped, sold or delivered by or on behalf of the Company or any of the current or former Company Subsidiaries, in each case, excluding any and all requests for product returns in the ordinary course consistent with past experience of the Company and the Company Subsidiaries.

(c) All manufacturing standards applied and testing procedures used by or on behalf of the Company or the Company Subsidiaries (or their suppliers) have complied in all material respects with all requirements established by any Applicable Laws. Since January 1, 2017, each product designed, manufactured, shipped, sold, or distributed by or on behalf of the Company or any of the Company Subsidiaries has been designed, manufactured, shipped, sold, or distributed in accordance with the specifications under which the product is normally and has normally been designed, manufactured, shipped, sold, or distributed.

(d) The Company and the Company Subsidiaries are insured against product Liabilities in accordance with the insurance policies set forth on Section 2.21 of the Company Disclosure Schedule. Except as described in Section 2.27(d) of the Company Disclosure Schedule, (i) there has not been any Products Liability Event; and (ii) there has not been any voluntary or involuntary Recall conducted with respect to any product manufactured (or to be manufactured), shipped, sold or delivered by or on behalf of the Company or any Company Subsidiary, or any investigation or consideration of or decision made by any Person or Governmental Authority concerning whether to undertake or not undertake any Recall. The Company has a Recall plan in place with respect to products it designs, manufactures, ships, sells or distributes. None of the products manufactured by the Company or any of the Company Subsidiaries have, at the time of delivery, been adulterated, contaminated or misbranded. All claims made by the Company or any of the Company Subsidiaries on product labels, labeling, marketing, advertising or technical materials are true, correct, complete, not misleading and comply with all Applicable Laws regarding such claims.

2.28 Compliance with Anti-Money Laundering Laws. Since January 1, 2017, and except with respect to the Federal Cannabis Laws, the operations of the Company and each Company Subsidiary are and have been conducted at all times in compliance in all material respects with all applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable anti-money laundering statutes of all jurisdictions where the Company and each Company Subsidiary conducts business, the rules and regulations thereunder and any related or similar rules, regulations, or guidelines issued, administered, or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”); and no action, suit, or proceeding by or before any court or governmental agency, authority, or body or any arbitrator involving the Company or any Company Subsidiary with respect to the Anti-Money Laundering Laws is pending or threatened.

2.29 Compliance with OFAC. None of the Company or any Company Subsidiary or any director, manager, officer, agent, employee or Affiliate of the Company or any Company Subsidiary is a Person that is, or is owned or controlled by a Person that is, currently the subject or target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, or other relevant sanctions authority (collectively, “Sanctions”). Since January 1, 2017, the Company and each Company Subsidiary has not engaged in and is not now engaged in any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any country or territory that is the subject or the target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan, and Syria.

2.30 Disclosure. None of the representations and warranties contained in this Section 2 or any statement made in any schedule (including the Disclosure Schedules) or certificate furnished by the Company contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which such statements were made, not misleading.

2.31 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 2 and the Company Disclosure Schedules, the Company makes no other express or implied representation or warranty and hereby disclaims any such representations or warranties.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent hereby represents and warrants that each of the statements in this Article 3 is true, correct and complete as of the date hereof and shall be true and correct as of the Closing Date (except for such representations and warranties made only as of a specific date).

3.1 Organization and Qualification.

(a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent has full corporate power and authority to conduct its business as presently conducted and as presently proposed to be conducted and to own, use and lease its Assets. Parent is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use, licensing or leasing of its Assets, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a Parent Material Adverse Effect.

(b) Merger Sub is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Connecticut.

3.2 Authorization. Each of Parent and Merger Sub has full corporate or limited liability power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary action by the board of directors of Parent and the manager of Merger Sub, and, other than approval by Parent’s stockholders as further set forth herein, no other corporate proceedings on the part of either Parent or Merger Sub is required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Parent and Merger Sub of the Transactions. This Agreement and the Ancillary Agreements to which each of Parent and Merger Sub is a party have been or will be, as applicable, duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company and/or the other parties thereto, constitutes or will constitute, as applicable, a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

3.3 No Conflicts. The execution and delivery by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party do not, and the performance by Parent and Merger Sub of their obligations under this Agreement and the Ancillary Agreements to which it is a party and the consummation of the Transactions will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Parent or the certificate of organization or operating agreement of Merger Sub;

(b) conflict with or result in a violation or breach of any Law or Order applicable to Parent or Merger Sub or their Assets; or

(c) (i) Conflict with or result in a material violation or material breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require the Parent or Merger Sub to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional right or entitlement to any increased, additional, accelerated or guaranteed payment or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon the Parent or Merger Sub or any of their respective Assets under, or (vii) result in the loss of any material benefit under, any Contract or Permit to which the Parent or Merger Sub is a party or by which any of the Parent’s or Merger Sub’s Assets is bound.

3.4 Brokers. Except as set forth in the Prospectus, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement and the Transactions based on arrangements made by or on behalf of Parent and Merger Sub.

3.5 Sufficiency of Funds. Parent currently has, and at the Closing, assuming no Redemptions, will have, sufficient funds in the Trust Account to pay the Aggregate Consideration when due pursuant to this Agreement. The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. As of the date hereof, there are no Actions pending or, to the knowledge of Parent, threatened with respect to the Trust Account.

3.6 Formation and Ownership of Merger Sub; No Prior Activities.

(a) Merger Sub was formed solely for the purpose of engaging in the Transactions as contemplated by this Agreement. All of the issued and outstanding units of Merger Sub are validly issued, fully paid and non-assessable and are owned, beneficially and of record, by Parent free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, limitations on Parent’s voting rights, charges and other encumbrances of any nature whatsoever.

(b) As of the date hereof and as of the Effective Time, except for (i) obligations or liabilities incurred in connection with its organization and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the Transactions contemplated hereby and the obligations or Liabilities incurred in connection therewith, Merger Sub has not incurred, directly or indirectly, through any of its Affiliates, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

3.7 Compliance with Laws, Orders and Permit. Each of Parent and Merger Sub is and has been, and has conducted its business, in compliance with all Applicable Laws. Parent and Merger Sub requires each of their respective employees and contractors to comply with such Applicable Laws. Neither Parent nor Merger Sub has received written notice of any violation or alleged violation of any such Applicable Laws.

3.8 Capitalization. The capitalization of Parent is as set forth in the SEC Reports.

3.9 SEC Reports; Financial Statements. Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Parent under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”), on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. The SEC Reports were prepared in all material respects in accordance with, and comply with, all Applicable Laws.

3.10 Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof: (a) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Parent Material Adverse Effect, (b) Parent has not incurred any Liabilities (contingent or otherwise) other than (i) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (ii) liabilities not required to be reflected in the Parent’s financial statements pursuant to GAAP or disclosed in filings made with the SEC, and (iii) Parent has not altered its method of accounting. Parent does not have pending before the Commission any request for confidential treatment of information.

3.11 Litigation. Except as disclosed in the SEC Reports, there is no Action pending or, to the knowledge of Parent, threatened against Parent, which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or any Ancillary Agreement to which it is or will be a party or (b) could, if there were an unfavorable decision, have or reasonably be expected to result in a Parent Material Adverse Effect. Neither Parent, nor, to the knowledge of Parent, any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of Parent, there is not pending or contemplated, any investigation by the SEC involving Parent or any current or former director or officer of Parent. To the knowledge of Parent, the Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by Parent or any of its subsidiary under the Exchange Act or the Securities Act.

3.12 Company Representations and Warranties. Parent and Merger Sub each acknowledges and agrees that each is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties contained in Article 2, as modified by the Company Disclosure Schedule. Furthermore, Parent and Merger Sub each acknowledges and agrees the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 2, as modified by the Company Disclosure Schedule. Neither the Company nor any of its unitholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or the Company Subsidiaries.

ARTICLE 4

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business of the Company. During the period from the date hereof and until the earlier of the termination of this Agreement in accordance with the terms hereof and the Effective Time and unless otherwise expressly required by this Agreement, the Company agrees to and to cause each Company Subsidiary to, in each case using its commercially reasonable efforts, carry on its business in the ordinary course consistent with past practice and in compliance in all material respects with all Applicable Laws and Contracts and to use its commercially reasonable efforts to preserve intact its respective business organizations; provided, however, that notwithstanding anything herein to the contrary, the Company and the Company Managing Members shall act in accordance with the terms of the Company Charter and nothing herein shall obligate or cause the Company or the Company Managing Members to act in contravention of the Company Charter. Without limiting the generality of the foregoing, during the period from the date hereof and continuing until the earlier of the valid termination of this Agreement or the Effective Time, the Company shall not, and shall cause the Company Subsidiaries not to, take or permit any of the following actions, without the prior written consent of Parent, in its reasonable discretion, which such consent shall not be unreasonably withheld, conditioned or delayed:

(a) amend its Charter Documents;

(b) other than cash dividends or distributions made consistent with the Company Operating Agreement and Applicable Law, declare or pay any dividend on or make any other distribution in respect of any of its capital equity, or split, combine or reclassify any of its capital equity or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its capital equity, or repurchase or otherwise acquire, directly or indirectly, any of its capital equity except from former employees, directors and consultants in accordance with agreements in existence as of the date hereof providing for the repurchase of such capital equity in connection with any termination of service to the Company;

(c) (A) issue, grant, deliver, sell or authorize or propose to issue, grant, deliver or sell, or purchase or propose to purchase, any Company Units or other Equity Interests, (B) modify, waive or amend terms, or the rights of any holder, of any outstanding Company Units or other Equity Interest (including to reduce or alter the consideration to be paid to the Company upon the exercise of any outstanding Equity Interest), enter into any agreement, arrangement, plan, commitment or understanding with respect to any such modification, waiver or amendment, (D) grant any Equity Award, or (E) accelerate, amend or change the period of exercisability or vesting of any Equity Award or similar right or authorize any cash payment in exchange for any Equity Award or similar right;

(d) (i) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (ii) forgive any loans, or issue any loans (other than routine travel advances or business expenses issued in the ordinary course of business) to any of its or its Subsidiaries’ directors, officers, contractors or employees, or (iii) except with respect to annual renewals of existing service providers, hire or retain any employee or other service provider whose aggregate cash compensation is expected to exceed Two Hundred Thousand Dollars ($200,000) per year;

(e) grant, pay or agree or commit to pay any severance, change of control, retention, incentive or termination payment to any director, officer employee or consultant, except payments made pursuant to written Contracts outstanding on the date hereof, copies of which have been delivered to Parent and the terms of which are disclosed in Section 2.20(a)(xiii) of the Company Disclosure Schedule;

(f) except in connection with the Company’s proposed facility expansion, enter into any Material Contract, or violate, amend or otherwise modify or waive any of the terms of any Material Contract, which amendments, modifications or waivers, individually or in the aggregate, would be material to the Company, in each case other than in the ordinary course of business;

(g) (i) dispose of, license, covenant not to sue under, transfer or assign to any Person any Intellectual Property Rights; other than non-exclusive licenses of object code for Company Products in the ordinary course of business consistent with past practice or (ii) abandon or permit to lapse any Company Registered Intellectual Property;

(h) except in connection with the Company’s proposed facility expansion, sell, lease, license or otherwise dispose of, distribute, encumber or grant a Lien on any of the Company’s material Assets, other than dispositions of inventory or nonexclusive licenses of products to Persons to whom the Company or such Company Subsidiary had granted licenses of its products as of the date of this Agreement, in the ordinary course of business consistent with past practice;

(i) (i) make or agree to make payment, discharge or satisfaction, in an amount exceeding Fifty Thousand Dollars ($50,000) in any one case or One Hundred Thousand Dollars ($100,000) in the aggregate, of any claim, Liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Company Financials, pursuant to Contracts in effect as of the date hereof and/or the payment of Taxes or (ii) fail to pay or otherwise satisfy any Liability of the Company or any Company Subsidiary presently due and payable, except such Liabilities which are being contested in good faith by appropriate means or procedures;

(j) pay or settle or take any action not required, other than in connection with any existing Action or commence any Action other than (i) for the routine collection of bills, or (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that the Company shall consult with Parent prior to the filing of such Action;

(k) organize any new Subsidiary (other than those that are wholly-owned) or acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(l) acquire or agree to acquire any real property;

(m) (i) make, change or rescind any Tax election, (ii) change any Tax period, or (iii) adopt or change any method of Tax accounting, except as required by GAAP or Applicable Law;

(n) make any change to its accounting methods, principles, policies, procedures or practices, except as may be required by GAAP;

(o) file a petition in bankruptcy, make an assignment for the benefit of creditors or file a petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws;

(p) authorize or agree to take any of the actions described in Section 4.1(a) through Section 4.1(o) above.

4.2 No Solicitation.

(a) Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to the provisions of Section 8.1, the Company shall not, and shall not authorize or permit any Company Subsidiary or any of their respective Affiliates, Representatives and other agents to take (directly or indirectly) any of the following actions with any Person other than Parent and its designees: (i) solicit, initiate, seek, entertain, facilitate, encourage, support or induce the making, submission or announcement of any inquiry, expression of interest, contact, offer or proposal, oral, written or otherwise, formal or informal, that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) provide any non-public information with respect to the Company or any Company Subsidiary or its business to any Person other than Parent, relating to (or which the Company believes would be used for the purpose of formulating an offer or proposal with respect to), or otherwise enter into, participate in, maintain or continue any communications or negotiations regarding, or assist, cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Acquisition Proposal, (iii) approve, accept or agree to or enter into a Contract with any Person other than Parent providing for an Acquisition Proposal, (iv) make or authorize any statement, recommendation, solicitation or endorsement in support of any possible Acquisition Proposal other than the Acquisition Proposal with Parent contemplated by this Agreement and the Ancillary Agreements, or (v) submit any Acquisition Proposal (other than the Merger to the extent contemplated by this Agreement) to the vote of any Company Members.

(b) The Company shall, and shall cause each Company Subsidiary and each of their Affiliates and Representatives to, immediately cease and cause to be terminated any such contacts or negotiations with any Person, other than Parent (and its Affiliates and Representatives), relating to any such transaction or Acquisition Proposal. The Company shall provide Parent with forty-eight (48) hours’ prior notice (or such lesser prior notice as is provided to the Company Managing Members) of any meeting of the Company’s Managing Members at which the Company Managing Members are reasonably expected to discuss any Acquisition Proposal. In addition to the foregoing, if (after this Agreement is signed and delivered by the Company and prior to the Effective Time or the earlier termination of this Agreement in accordance with Section 8.1) the Company or any Company Subsidiary or their respective Affiliates or Representatives receives any (i) Acquisition Proposal, or (ii) any request for non-public information relating to the Company or for access to any of the properties, books or records of the Company by any Person other than Parent not in the ordinary course of business consistent with past practice or that the Company reasonably believes would be expected to lead to an Acquisition Proposal, the Company shall promptly notify Parent of the Company’s receipt of the Acquisition Proposal or other request in writing and shall cease and cause to be terminated any such contacts or negotiations with the Person making the Acquisition Proposal or request.

(c) Each of the Company, Merger Sub and Parent acknowledge that this Section 4.2 was a significant inducement for Parent to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the consideration to be paid to the Selling Securityholders in the Merger, or (ii) a failure to induce Parent to enter into this Agreement.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1 Company Member Approval. Promptly after the execution of this Agreement, the Company shall obtain, in accordance with the terms of the Company Charter, and deliver to Parent a Joinder Agreement and Member Written Approval from each of the Principal Members setting forth the irrevocable approval of the Merger, this Agreement and the Transactions by the Requisite Member Vote, which shall also include and constitute the irrevocable approval by the Company Member of: (i) the escrow and indemnification obligations of the Selling Securityholders set forth in Article 7 hereof and the deposit of cash equal to the Escrow Amount into the Escrow Fund, (ii) the appointment of the Selling Securityholders’ Representative and the deposit of cash equal to the Expense Amount into the Expense Fund, and (iii) the deposit of cash equal to the Managing Member Expense Amount into the Managing Member Expense Fund. The Company shall ensure that the Member Written Approvals delivered by the Principal Members shall have been obtained and executed in compliance with and are valid and effective under the CT Act and any other Applicable Laws and the Company’s Charter Documents.

5.2 Information Statement. The Company shall promptly, but in no event later than twenty (20) Business Days after the date hereof:

(i) Deliver notice to the Company Members of the approval by the Principal Members of the Merger, this Agreement and the Transactions, pursuant to and in accordance with Applicable Laws and the Company’s Charter Documents; and

(ii) Provide to each Company Member an information statement (as amended or supplemented, the “Information Statement”), for Company Members to adopt this Agreement and approve the Merger and the Transactions by the Member Written Approval. The Information Statement shall include information regarding (A) the Company, (B) the terms of the Merger and this Agreement, (C) the unanimous recommendation of the Company Managing Members in favor of the Merger, this Agreement and the Transactions, for approval and adoption by written consent pursuant to the Member Written Approval, (D) the notice required by the CT Act, (E) the exercise by the Principal Members of their drag-along right pursuant to the Company Operating Agreement, and (F) the form of Joinder Agreement and Member Written Approval to be executed by the Company Members who have not yet executed the Joinder Agreements and the Member Written Approvals pursuant to Section 5.1. The Company shall promptly advise Parent in writing if at any time prior to the Effective Time, the Company obtains knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained therein not misleading. Prior to distributing the Information Statement to the Company Members, the Company shall provide a copy of the Information Statement to Parent for its review and comment, and the Company shall consider in good faith any such comments.

5.3 Access to Information. Between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, (a) the Company shall afford Parent and its Representatives reasonable access, during normal business hours, to (i) all of the Company’s properties, Books and Records and (ii) all other information concerning the business, properties and personnel of the Company as Parent may reasonably request, and (b) the Company shall provide to Parent and its Representatives complete and correct copies of the Company’s (i) internal financial statements and (ii) Tax Returns, Tax elections and any other records and workpapers relating to Taxes, that are in the possession of the Company or subject to the Company’s control; provided, however, that the foregoing shall not require the Company to provide any such access or disclose any information to the extent the provision of such access or such disclosure would contravene Applicable Laws.

5.4 Confidentiality. The parties acknowledge that Parent and the Company have previously executed a non-disclosure agreement countersigned by Parent on or about February 14, 2020 (the “Confidentiality Agreement”), and that with respect to Parent and the Company this Agreement is subject to the confidentiality terms and conditions of the Confidentiality Agreement; provided, however, that for purposes of this Agreement, the confidentiality terms and conditions herein shall amend any time limitations on the effectiveness of confidentiality provisions therein and survive indefinitely and shall not be subject to the termination provision of the Confidentiality Agreement found therein; provided, however that each Company Member may disclose the terms of this Agreement or any of the other Ancillary Agreements to its accountants, attorneys or other advisors to the extent necessary to obtain advice and counsel or in connection with seeking Tax advice or the filing of a Tax Return or to its Representatives to the extent such Representatives need to know such information, or to any Person if instructed by Parent in writing. Any such accountant, attorney or other advisor must be obligated by written agreement or professional obligation to keep the information confidential. For purposes of this Agreement, “Confidential Information” as defined in the Confidentiality Agreement shall be deemed to also include (a) the terms and conditions of the Ancillary Agreements, as well as any terms and conditions arising out of or relating thereto, in whole or in part and (b) any and all investigations, negotiations, discussions, transaction-related matters or activities of the parties hereto and, to the extent applicable, their Tax advisors and attorneys, in each case and in whole or in part, arising out of or relating to the Merger. Each party that is not a party to the Confidentiality Agreement, other than the Selling Securityholders’ Representative, will hold, and will cause their respective Representatives to hold, in confidence, in accordance with the terms of the Confidentiality Agreement as if such party were a party to the Confidentiality Agreement and a “receiving party” thereunder, all documents and information made available to them by or on behalf of another party to this Agreement in connection with the Transactions, including the terms and conditions of this Agreement; provided, however, that for purposes of this Section 5.4, the definition of “Representatives” provided in Section 10.1 shall be deemed to also include direct and indirect partners, members, stockholders and investors of the receiving party. In the event that any party receives a request to disclose all or any part of any Confidential Information under the terms of a subpoena, order, civil investigative demand or similar process issued by a court of competent jurisdiction or by another Governmental Authority, such party agrees to (i) except to the extent prohibited by Law, promptly notify Parent of the existence, terms and circumstances surrounding such request; (ii) consult with Parent on the advisability of taking legally available steps to resist or narrow such request; and (iii) if disclosure of such Confidential Information is required, furnish only that portion of the Confidential Information that, in the opinion of counsel to the party who has received the request, such party is legally compelled to disclose and advise Parent as far in advance of such disclosure as possible so that Parent may seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information. In any event, the party who receives the request shall not oppose actions by Parent to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information. In the event that a Company Member who is not an employee, officer or manager of the Company or a service provider to the Company shall violate the terms of this Section 5.4, Parent’s recourse (whether before or after Closing or termination of this Agreement) shall be against such Company Member and not to the Company itself. Notwithstanding anything to the contrary herein or in any Ancillary Agreements (or the Confidentiality Agreement), following the Closing, in no event shall Parent or its Affiliates be subject to any restriction with respect to any use or disclosure of any of the Company’s Confidential Information. The Selling Securityholders’ Representative shall keep all information it receives from any party hereto related to this Agreement and the transactions contemplated hereby strictly confidential; provided, however, that notwithstanding the foregoing or anything in this Agreement to the contrary, following Closing, the Selling Securityholders’ Representative shall be permitted to: (i) after the public announcement (if any) of the Merger, publicly announce that it has been engaged to serve as the Selling Securityholders’ Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof; and (ii) disclose information as required by law or to employees, advisors, agents or consultants of the Selling Securityholders’ Representative and to the Selling Securityholders, in each case who have a need to know such information, provided that such persons are subject to similarly restrictive confidentiality obligations with respect thereto.

5.5 Expenses. Except as provided in the calculation of the Initial Consideration, whether or not the Transactions are consummated, all fees and expenses incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions, including all legal, accounting, financial advisory or other investment banking, broker, finder, consulting and all other fees and expenses of third parties, shall be the obligation of the respective party incurring such fees and expenses; provided, however, that the Parent has agreed to reimburse the Company for the a portion of the accounting expenses incurred by the Company in connection with the preparation of the Audited Financial Statements pursuant to Section 5.16 in an amount not to exceed Forty Thousand Dollars ($40,000) (the “Audit Reimbursement”). Parent shall pay to the Company the Audit Reimbursement upon the earlier of (i) the Closing, or (ii) the termination of this Agreement; provided, however, that no Audit Reimbursement shall be due or payable if Parent terminates this Agreement pursuant Section 8.1(a), (b)(ii), (b)(iii), (c), (d), (f), (h) or (i).

5.6 Public Disclosure.

(a) The parties agree that no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any party or any of their respective Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of Parent, Merger Sub and the Company, except as such release or announcement may be required by Applicable Laws or the rules or regulations of any securities exchange, in which case the applicable party shall use commercially reasonable efforts to allow Parent, Merger Sub and the Company reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) Parent and the Company shall mutually agree upon and, as promptly as practicable after the execution of this Agreement, issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release (but in any event within four (4) Business Days after the execution of this Agreement), Parent shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Applicable Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). Parent and the Company shall mutually agree upon and, as promptly as practicable after the Closing, issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release (but in any event within four (4) Business Days after the Closing), Parent shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Applicable Laws which the Company Managing Members immediately prior to Closing shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with such Company Managing Members commenting upon and approving such Closing Filing in any event no later than the third (3rd) Business Day after the Closing). In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each party shall, upon request by any other party, furnish the parties with all information concerning themselves, their respective directors, officers and equity holders as may be necessary in connection with the preparation of such report, statement, filing notice or application, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby.

5.7 Best Efforts; Knowledge.

(a) Each of the Company, Parent and Merger Sub hereby confirm their firm commitment to consummate the Transactions on the terms and conditions set forth herein, and subject to the terms and conditions of this Agreement, each such party shall use its best efforts in good faith to take, or cause to be taken, all actions and to use its best efforts to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Laws to consummate the Transactions and to cause the conditions set forth in Article 6 to be satisfied, including taking actions reasonably necessary to obtain any and all Approvals of any Governmental Authority or other Person required in connection with the Merger; provided, however, that (i) Parent shall not be obligated to, and neither the Company nor any Company Subsidiary shall (unless expressly required by Parent in advance at Parent’s sole cost and expense), make or consent to any divestiture or operational limitation or activity in connection therewith, or any waiver or modification of any right, or any payment of money or grant of any other commercial concession as a condition to obtaining any such Approval, and (ii) for purposes of this Section 5.7 the Federal Cannabis Laws shall not be deemed to prohibit the Transactions or nullify the parties’ obligations under this Section 5.7. Without limiting the generality of the foregoing, the Company shall deliver or cause to be delivered each of the agreements or documents referred to in Section 6.2(g).

(b) Each of the parties (other than the Selling Securityholders’ Representative) agrees to use their best efforts in good faith to accurately complete, execute and timely submit all applications, statements, certifications, agreements and similar instruments required or requested by the Connecticut Department of Consumer Protection and any other Governmental Authority purporting to have authority over, or a right to approve, the Transactions.

(c) Notwithstanding anything herein to the contrary (including without limitation Section 2.30), all representations, warranties, and other statements made herein, in any exhibit or schedule hereto (including the Disclosure Schedules), or in any Ancillary Agreement by or on behalf of the Company are made to the knowledge of the Company.

(d) Notwithstanding anything herein to the contrary, all representations, warranties, and other statements made herein by or on behalf of Parent and/or Merger Sub, as applicable, are made to the knowledge of Parent and/or Merger Sub, as applicable.

5.8 FIRPTA Compliance. On or prior to the Closing Date, the Company shall provide Parent with a properly executed statement (the “FIRPTA Certificate”) satisfying the Requirements of Treasury Regulations Section 1.1145-11T(d)(2)(i) in a form reasonably acceptable to Parent.

5.9 Notification of Certain Matters. The Company shall, and shall cause each of the Company Subsidiaries to, give prompt notice to Parent of (a) any event which would reasonably be expected to have a Company Material Adverse Effect; (b) the occurrence or nonoccurrence of any event, the occurrence or non-occurrence of which is reasonably likely to cause any representation or warranty of the Company in this Agreement to be untrue or incomplete at or prior to the Effective Time; (c) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (d) any notice or other communication from any Governmental Authority in connection with the Transactions; (e) any notice from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; and (f) any Action commenced or threatened against, relating to or involving or otherwise affecting the Company’s business or that relates to the consummation of the Transactions. Except as provided in this Section 5.9, any such disclosure shall not constitute an exception to the representations and warranties set forth in Article 2, shall not limit the rights of Parent under this Agreement for any breach by the Company of such representations and warranties, including, under Article 7 and Article 8, and shall not have the effect of satisfying any of the conditions to obligations of Parent set forth in Sections 6.1 and 6.2, provided, that (A) if (1) such disclosure by the Company or any Company Subsidiaries is made in order to set forth any matter, fact or item first occurring or arising after the date hereof and (2) Parent has the right to, but does not elect to, terminate this Agreement in accordance with Section 8.1, then from and after the Closing, Parent or the Company, shall be deemed to have irrevocably waived its right to indemnification under Article 7 with respect to such matter; or (B) if such disclosure is made in order to set forth any matter, fact or item first occurring or arising on or prior to the date hereof, then from and after the Closing, Parent shall have the right to indemnification pursuant to Article 7 with respect to such matter, and the applicable representation and warranty (and related schedule in the Company Disclosure Schedule) shall be read for purposes of Article 7 as if such disclosure had not been made by the Company or Company Subsidiary, as applicable, hereunder.

5.10 Takeover Statutes. If any Takeover Statute is or may become applicable to the Transactions, the Company Managing Members shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of any such Takeover Statute on any of the transactions contemplated hereby.

5.11 Delivery of Unit Ledger and Minute Books of the Company. The Company shall deliver its unit ledger and minute books to Parent at the Closing.

5.12 Tax Matters.

(a) Filing of Pre-Closing Tax Returns After the Closing Date. The Selling Securityholders’ Representative shall prepare (and the Surviving Corporation shall timely file or cause to be filed), or shall cause to be prepared, all Tax Returns of the Company and each Company Subsidiary that relate to Pre-Closing Tax Periods that are required to be filed after the Closing Date, and Selling Securityholders shall cause to be paid all Taxes due with respect to such Tax Returns. The Selling Securityholders’ Representative shall deliver at least thirty (30) days prior to the due date (taking into account any extension) for the filing of such Tax Returns to Parent for review and comment and shall consider such comments in good faith. Such Tax Returns shall not be filed without Parent’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed). Selling Securityholders shall make the payment due to Parent under this Section 5.12(a) at least two (2) Business Days before payment of Taxes is due to the Tax Authority in connection with the filing of such Tax Returns. Notwithstanding anything herein to the contrary (A) all deductions related to Company Transaction Expenses shall be deemed to fall in the Pre-Closing Tax Periods; and (B) the Selling Securityholders shall not be liable for any Tax Liability of the Company resulting on the Closing Date due to Parent or the Surviving Corporation’s operation of the Company.

(b) Filing of Straddle Period Tax Returns. Parent shall prepare and timely file, or cause to be prepared and timely filed, any Tax Return of the Company and each Company Subsidiary for a Straddle Period, and Selling Securityholders shall cause to be paid, its allocable share of Taxes due with respect to such Tax Returns, as determined in accordance with Section 5.12(c). Such Tax Returns shall be filed in a manner consistent with past practice and no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in prior periods in filing such Tax Returns (including, without limitation, any position which would have the effect of accelerating or deferring income or deductions for periods or portions thereof for which the Selling Securityholders are liable under Section 7.2). Parent shall deliver at least twenty (20) days prior to the due date (considering any extension) for the filing of such Tax Return to the Selling Securityholders’ Representative for review and comment and shall consider such comments in good faith. Parent shall not file such Tax Returns without Selling Securityholders’ Representative’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed). Selling Securityholders shall make the payment due to Parent under this Section 5.12(b) at least two (2) Business Days before payment of Taxes is due to the Tax Authority in connection with the filing of such Tax Returns.

(c) Allocation of Straddle Period Taxes. With respect to Taxes of the Company and each Company Subsidiary relating to a Straddle Period, Selling Securityholders shall be liable for the amount of such Taxes allocable to the portion of the Straddle Period that is deemed to end on the close of business on the Closing Date. For purposes of the preceding sentence, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would by payable if the relevant Tax period ended on the Closing Date.

(d) Cooperation. Selling Securityholders, the Selling Securityholders’ Representative and Parent shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Without limiting the foregoing, in connection with the preparation of the Tax Returns referenced in Section 5.12(a), Parent will (and will cause the Surviving Corporation to) cooperate with the Selling Securityholders’ Representative to enable the Selling Securityholders’ Representative to utilize the Surviving Corporation’s existing tax return preparation firm(s) (the “Accounting Firm”). Such cooperation may include providing access to books and records and accounting staff, and delegating authority to the Selling Securityholders’ Representative under the Accounting Firm’s engagement agreement sufficient for the Accounting Firm to take direction from the Selling Securityholders’ Representative, or otherwise ensuring that the Selling Securityholders’ Representative will have access to (and the ability to direct, even if indirectly through the Surviving Corporation) the Accounting Firm.

(e) Tax Contests.

(i) Parent, on the one hand, and the Selling Securityholders’ Representative and Selling Securityholders, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period or a Straddle Period for which Selling Securityholders may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”).

(ii) Selling Securityholders’ Representative at the expense of the Selling Securityholders shall have sole control of the conduct of all Tax Matters for the Pre-Closing Tax Period; provided, that with respect to any such Tax Matter, Parent and counsel of its own choosing shall have the right to participate in the prosecution or defense of such Tax Matter at Parent’s sole cost and expense, and the Selling Securityholders’ Representative shall (x) use reasonable efforts to inform Parent of the status of any such Tax Matter; (y) provide Parent with copies of any pleadings, correspondence, and other documents as Parent may reasonably request; and (z) not settle any such Tax Matter without the consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

(iii) Parent at the expense of the Parent shall have sole control of the conduct of all Tax Matters for the Straddle Period; provided, that with respect to any such Tax Matter, Selling Securityholders’ Representative and counsel of its own choosing shall have the right to participate in the prosecution or defense of such Tax Matter at Selling Securityholders’ Representative’s sole cost and expense, and the Parent shall (x) use reasonable efforts to inform Selling Securityholders’ Representative of the status of any such Tax Matter; (y) provide Selling Securityholders’ Representative with copies of any pleadings, correspondence, and other documents as Selling Securityholders’ Representative may reasonably request; and (z) not settle any such Tax Matter without the consent of Selling Securityholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(f) All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid one-half by the Parent and one-half by the Selling Securityholders when due, and the Company will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. The Company shall provide to Parent and Selling Securityholders’ Representative evidence satisfactory to them that such Transfer Taxes have been paid by the Company.

(g) Except for (i) any commercial agreements entered into in the ordinary course of business that are not primarily related to Taxes and (ii) any agreements related to Taxes, the only parties to which are some or all of the Company and a Company Subsidiary, the Company shall terminate or cause to be terminated any and all of the tax sharing, allocation, indemnification or similar agreements, arrangements or undertakings in effect, written or unwritten, on the Closing Date as between the Selling Securityholders or any predecessor or Affiliate thereof, on the one hand, and the Company and/or any Company Subsidiary, on the other hand, for all Taxes imposed by any Taxing Authority or other Governmental Authority, regardless of the period in which such Taxes are imposed, and there shall be no continuing obligation to make any payments under any such agreements, arrangements or undertakings.

(h) Any amounts payable under this Section 5.12 or Article 7 shall be treated by the parties as an adjustment to the Aggregate Consideration, unless otherwise required by Law.

5.13 Employees and Contractors.

(a) Continuing Personnel. The Company shall cooperate fully, and work with Parent to help Parent identify employees or independent contractors of the Company and its Subsidiaries to whom Parent may elect to offer continued employment or engagement following the Closing with the Surviving Corporation, Parent or any of their Subsidiaries (such employing or engaging entity referred to as a “Parent Employer”). With respect to any employee or independent contractor of the Company or its Subsidiaries who receives such an offer of continued employment or engagement from Parent, the Company shall assist Parent and any other relevant Parent Employer with their efforts to enter into revised employment or engagement arrangements with such individuals as soon as practicable after the date hereof and in any event prior to the Closing Date, which arrangements shall become effective as of 12:01 a.m., local time, on the day following the Effective Time. Notwithstanding any of the foregoing, none of Parent or the Surviving Corporation or any of their respective Affiliates shall have any obligation to make an offer of continued employment or engagement to any employee or independent contractor of the Company or its Subsidiaries. Effective no later than immediately prior to the Closing, the Company shall, consistent with Applicable Laws, terminate the employment or engagement of each of those employees or independent contractors of the Company and Company Subsidiaries who have not received, or received but not accepted, an offer of continued employment or engagement with the applicable Parent Employer prior to the Closing Date. Employees or independent contractor of the Company and its Subsidiaries who accept employment or engagement arrangements with revised terms and conditions of employment or engagement from a Parent Employer and commence employment or engagement with the Parent Employer (each, a “Continuing Personnel”) shall be eligible to receive the benefits described in their respective arrangements. Notwithstanding anything in this Agreement to the contrary, no Continuing Personnel, and no other employee or independent contractor of the Company or its Subsidiaries, shall be deemed to be a third party beneficiary of this Agreement.

(b) Announcement. The timing and content of any announcement or notification to the employees and independent contractors of the Company and its Subsidiaries with respect to the Merger or the other Transactions (which, for the avoidance of doubt, shall not include any press release or other public statement or any employment arrangements or independent contractor agreements or related communications to employees of the Company and its Subsidiaries from Parent or a Parent Employer) shall be subject to the approval, which shall not be unreasonably withheld, conditioned or delayed, of each of Parent and the Company; provided however that neither Parent, Merger Sub or their respective Representatives shall be permitted to contact the employees or independent contractors of the Company and its Subsidiaries without the prior written approval of the Company, in its sole discretion. Except with respect to any announcement or notification covered by the preceding sentence, the Company will consult with Parent (and will consider in good faith the advice of Parent) prior to sending any material notices or other communication materials relating to the Transactions to employees or independent contractors of the Company and its Subsidiaries; provided, however, that Selling Securityholder communications shall be provided to employee Selling Securityholders in the manner, at the time and subject to the terms and conditions set forth in this Agreement.

(c) Transfer of Employment Relationships. The Company shall complete any employee, labor union, labor organization or works council notice and consultation obligations, and undertake to obtain any required consent, approval or opinion therefrom.

5.14 Capital Commitments. Prior to Closing, Parent and Merger Sub shall use their best efforts to raise sufficient capital, in the form of third-party financing (including, without limitation, a “PIPE”), or through non-redemption agreements or similar commitments with Parent’s shareholders, to ensure that the Parent will have sufficient funds in the Trust Account to pay the Aggregate Consideration when due pursuant to this Agreement. Notwithstanding the foregoing, the Company acknowledges that there is no guarantee that Parent and Merger Sub will be able to obtain such outside financing.

5.15 Managers’ and Officers’ Indemnification. To the fullest extent permitted under Applicable Law, the Surviving Corporation Charter Documents shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth in the Company Charter Documents prior to Closing, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were managing members, managers, officers, employees, fiduciaries or agents of the Company (each such individual, a “D&O Indemnified Party”), unless such modification shall be required by Applicable Law. The D&O Indemnified Parties are express and intended third-party beneficiaries of the provisions of this Section 5.15 and shall be entitled to independently enforce the terms hereof as if they were each a party to this Agreement.

5.16 Financial Statements. Prior to the filing of the Proxy Statement (as defined below), the Company shall deliver to Parent all Audited Financial Statements required to be included in the Proxy Statement under the applicable rules and regulations of the SEC, unaudited financial statements for any subsequent periods and such other financial information required to be included in the Proxy Statement or subsequent SEC filings.

5.17 RESERVED.

5.18 Preparation of and Proxy Statement; Special Meeting.

(a) As promptly as practicable after the date hereof, Parent shall, with the assistance, cooperation and commercially reasonable efforts of the Company, prepare and file with the SEC a proxy statement (as amended, the “Proxy Statement”) of Parent for the purpose of soliciting proxies from Parent’s stockholders for the matters to be acted upon at the Special Meeting and providing Parent’s stockholders an opportunity in accordance with Parent’s Charter Documents to have their securities redeemed (the “Redemption”) in conjunction with the stockholder vote on the Stockholder Approval Matters (as defined below). The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Parent’s stockholders to vote, at a special meeting of Parent’s stockholders to be called and held for such purpose (the “Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Ancillary Document and the transactions contemplated hereby or thereby, including the Merger, in accordance with Parent’s Charter Documents, the DCGL and the rules and regulations of the SEC, (ii) adoption and approval of the new omnibus equity incentive plan for Parent, in form and substance reasonably acceptable to Parent and the Company (the “Incentive Plan”), that provides for the grant of awards to employees and other certain officers, directors, employees, consultants, and service providers of Parent and its subsidiaries in the form of options, restricted shares, restricted share units or other equity-based awards based on shares of Parent’s common stock with a total pool of awards of Parent’s common stock equal to fifteen percent (15%) of the aggregate number of shares of Parent’s common stock issued and outstanding immediately after the Closing, (iii) the reelection of certain members of Parent’s Board, and, if applicable, appointment of the members of any committees thereof, (iv) such other matters as Parent and the Company shall hereafter mutually determine to be necessary, appropriate or required (under the DGCL, pursuant to SEC or Nasdaq rules and regulations, or otherwise) in order to effect the Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (iv), collectively, the “Stockholder Approval Matters”), and (v) the adjournment of the Special Meeting, if necessary or desirable in the reasonable determination of Parent. If on the date for which the Special Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares to obtain the required approval of Parent’s stockholders, whether or not a quorum is present, Parent may make one or more successive postponements or adjournments of the Special Meeting. In connection with the Proxy Statement, Parent and Merger Sub will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with Applicable Laws and applicable proxy solicitation rules set forth in Parent’s Charter Documents, the DGCL and the rules and regulations of the SEC and Nasdaq. Parent and Merger Sub shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide Parent and Merger Sub with such information concerning the Company and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that are required to be included in the Proxy Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct in all material respects and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(b) Parent and Merger Sub shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other Applicable Laws in connection with the Proxy Statement, the Special Meeting and the Redemption. Each of Parent, Merger Sub and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Parent and Merger Sub, and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Proxy Statement, and responding in a timely manner to comments from the SEC. Each party shall promptly correct any information provided by it for use in the Proxy Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by Applicable Laws. Parent and Merger Sub shall amend or supplement the Proxy Statement and cause the Proxy Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Parent’s stockholders, in each case as and to the extent required by Applicable Laws and subject to the terms and conditions of this Agreement and Parent’s Charter Documents.

(c) Each of Parent and Merger Sub, with the assistance of the other parties, shall promptly respond to any SEC comments on the Proxy Statement and shall otherwise use its best efforts to cause the Proxy Statement to “clear” comments from the SEC. Parent and Merger Sub shall provide the Company (and its counsel) with copies of any written comments, and shall inform the Company of any oral comments, that Parent, Merger Sub or their respective Representatives receive from the SEC or its staff with respect to the Proxy Statement, the Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or oral responses to such comments.

(d) As soon as practicable following the Proxy Statement “clearing” comments from the SEC, Parent and Merger Sub shall distribute the Proxy Statement to Parent’s stockholders, and, pursuant thereto, shall call the Special Meeting in accordance with the DGCL and Parent’s Charter Documents for a date no later than thirty (30) days following the mailing of the Proxy Statement.

(e) Parent and Merger Sub shall comply with all Applicable Laws, any applicable rules and regulations of Nasdaq, Parent’s Charter Documents, Merger Sub’s Charter Documents and this Agreement in the preparation, filing and distribution of the Proxy Statement, any solicitation of proxies thereunder, the calling and holding of the Special Meeting and the Redemption.

5.19 Parent Public Filings. Between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, Parent will keep current and timely file all of the forms, reports, schedules, statements and other documents required to be filed by Parent with the SEC, including all necessary amendments and supplements thereto, and otherwise comply in all material respects with applicable securities Laws (the “Additional SEC Reports”). All such Additional SEC Reports (including any financial statements or schedules included therein) (i) shall be prepared in all material respects in accordance with either the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) will not, at the time they are filed, or, if amended, as of the date of such amendment, contain any an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. As used in this Section 5.19, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq. Any Additional SEC Reports which discuss or refer to this Agreement or the Transactions shall be subject to the prior review and approval of the Company (not to be unreasonably withheld, delayed or conditioned).

5.20 Delisting and Relisting. Prior to Closing, Parent and Merger Sub shall use their best efforts to (i) cause Parent’s shares of common stock, par value $0.0001 per share (“Parent Common Stock”), redeemable warrants, exercisable for shares of Parent Common Stock at an exercise price of $11.50 per share (“Parent Redeemable Warrants”), and units, each consisting of one share of Parent Common Stock and one Parent Redeemable Warrant, to be delisted from Nasdaq, unless a change in Applicable Laws occurs prior to Closing which would permit the continued listing of the Parent Common Stock and the Parent Redeemable Warrants on Nasdaq following the Closing, and (ii) if no such change in Applicable Laws occurs, prior to Closing list the Parent Common Stock and Parent Redeemable Warrants (or securities convertible into or issued in lieu thereof) on another securities exchange.

5.21 Environmental Obligations. Parent agrees that the Company Owned Property is an “establishment” pursuant to, and as defined by, the Connecticut Transfer Act, Connecticut General Statutes §§22a-134 to 22a-134e (the “Transfer Act”) and that the transactions contemplated herein may be a “transfer of establishment,” as that term is defined in the Transfer Act. If the Company Owned Property and the transactions contemplated hereby are subject to the Transfer Act, Parent shall be solely responsible for any and all compliance with the Transfer Act, including, but not limited to, the timely filing of any forms as may be required by the Transfer Act, the payment of any filing fees (or supplemental fees), and signing as the “certifying party,” as that term is defined in the Transfer Act. Parent releases and forever discharges, and covenants not to sue, any Selling Securityholder from any and all claims, injuries, demands, costs, penalties, attorneys’ fees, costs of litigation and causes of action of any kind whatsoever, now or hereafter in existence, known or unknown, which Parent may have against any Selling Securityholder and which arise from or relate to any hazardous material at the Company Owned Property. The provisions of this Section shall survive the Closing.

ARTICLE 6

CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of Parent and the Company to consummate the Merger and the other transactions that are to occur at or after the Effective Time pursuant to this Agreement shall be subject to the satisfaction at or prior to the Closing of the conditions set forth in this Section 6.1:

(a) Governmental Authority and Other Approvals. All Approvals from Governmental Authority necessary for consummation of the Merger and the other Transactions shall have been obtained and shall be in full force and effect, including, without limitation, (A) all other authorizations, consents and approvals of Governmental Authority required for consummation of the transactions contemplated hereby shall have been obtained, (B) the receipt of approval of Parent’s stockholders adopting this Agreement and approving the Stockholder Approval Matters, and (C) any filings and approvals required under the rules and regulations of Nasdaq, or such other stock exchange or quotation system on which Parent’s capital stock is then traded or is proposed to be traded on.

(b) No Injunctions or Regulatory Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court or other Governmental Authority of competent jurisdiction or other legal or regulatory restraint or prohibition against the consummation of the Merger or any of the other Transactions shall be in effect; nor shall there be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the Merger or any of the other Transactions that would prohibit the consummation of the Merger or any of the other Transactions or that would permit consummation of the Merger and the other Transactions only if certain divestitures were made or if Parent, the Surviving Corporation or the Company were to agree to limitations on its business activities or operations.

6.2 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the other transactions to occur at or after the Effective Time pursuant to this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the conditions set forth in this Section 6.2, any of which may be waived, in writing, exclusively by Parent in its sole and absolute discretion (provided that the Parent Indemnitees shall not be entitled to indemnification with respect to the subject of such waiver in the event the Effective Time occurs):

(a) Representations and Warranties. (i) The representations and warranties in Sections 2.1 (Organization and Qualification), 2.2 (Authorization), 2.3 (Capital Equity), 2.4 (Subsidiaries), 2.6 (No Conflicts) and 2.28 (Anti-Money Laundering) of this Agreement shall be true, correct and complete in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than, in each case, such representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be true, correct and complete in all respects as of such specified earlier date) other than inaccuracies that in the aggregate are de minimis, and (ii) the other representations and warranties of the Company contained in this Agreement shall each be true, correct and complete in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than, in each case, such representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be true, correct and complete in all material respects as of such specified earlier date), except for inaccuracies of representations and warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to have, a Company Material Adverse Effect; provided, however, that for purposes of determining the accuracy of any representations and warranties, any update of or modification to the Company Disclosure Schedule made pursuant to Section 5.9 shall be either included or disregarded as provided in Section 5.9.

(b) Performance. The Company shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement and the Ancillary Agreements to be so performed or complied with by the Company on or before the Closing Date.

(c) No Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred.

(d) Officer’s Certificate. Parent shall have received a certificate, dated as of the Closing Date, in substantially the form attached hereto as Exhibit E, executed on behalf of the Company by a duly authorized officer of the Company, to the effect that the conditions set forth in this Section 6.2 have been satisfied.

(e) Member Approval. This Agreement, the Certificate of Merger and the Merger shall have been approved by the Requisite Member Vote.

(f) Joinder Agreements. Parent shall have received Joinder Agreements and Member Written Approvals that have been duly executed and delivered by Company Members entitled to receive at least seventy percent (70%) of the Allocated Portion of the Initial Consideration payable to all Company Members pursuant to Section 1.7; and such Joinder Agreements and Member Written Approvals shall be in full force and effect and shall not have been repudiated.

(g) Delivery of Other Agreements and Documents.

(i) The Escrow Agent and the Selling Securityholders’ Representative shall have executed and delivered the Escrow Agreement substantially in the form of Exhibit F.

(ii) Parent shall have received a DVD or USB drive evidencing the documents and other materials that were made available to Parent, and indicating, for each such document or other material, the date that it was uploaded to the Data Room and made accessible to Parent and its Representatives in the Data Room.

(iii) The Company shall have delivered to Parent the Closing Payment Certificate in accordance with Section 1.9.

(iv) Parent shall have received a payoff letter (in written form reasonably satisfactory to Parent) from each holder of the Indebtedness outstanding immediately prior to the Closing evidencing the payment required to fully pay off and discharge such Indebtedness and confirming release of any Liens upon the payment of the amount set forth in such payoff letter.

(v) Each Company Managing Member and officer of the Company and each Company Subsidiary shall deliver to Parent, in form and substance satisfactory to Parent, his or her resignation from such position effective immediately upon the Effective Time.

(vi) The Company shall have provided Parent with the properly executed FIRPTA Certificate pursuant to Section 5.8.

(viii) The Company shall have delivered to Parent such other documents and instruments as may be reasonably required to consummate the Transactions.

(h) Employee Matters. None of the Identified Employees shall have terminated employment with the Company or the relevant employing Subsidiary of the Company, or shall have terminated or repudiated (or indicated or provided notice of an intent to terminate or repudiate) his or her Employment Agreement or Non-Competition Agreement, except for such Identified Employees whose employment was terminated for cause or due to death or disability.

6.3 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the other transactions that are to occur at or after the Effective Time pursuant to this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the conditions set forth in this Section 6.3, any of which may be waived, in writing, exclusively by the Company in its sole and absolute discretion:

(a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall each be true, correct and complete in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than, in each case, such representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be true, correct and complete in all material respects as of such specified earlier date); provided, however, that for purposes of determining the accuracy of any representations and warranties, all materiality, Parent Material Adverse Effect and similar qualifications limiting the scope of such representations and warranties shall be disregarded.

(b) Performance. Parent and Merger Sub shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent at or before the Closing.

(c) No Parent Material Adverse Effect. Since the date of this Agreement, no Parent Material Adverse Effect shall have occurred.

(d) Officer’s Certificate. Company shall have received a certificate, dated as of the Closing Date, in substantially the form attached hereto as Exhibit G, executed on behalf of the Parent by a duly authorized officer of the Company, to the effect that the conditions set forth in this Section 6.3 have been satisfied.

(e) Stockholder Approval. This Agreement, the Certificate of Merger, the Merger and the Stockholder Approval Matters shall have been approved by the Parent’s Stockholders in conformity with the Proxy Statement and Parent’s Charter Documents.

(f) Ancillary Agreements. Parent and Merger Sub shall have each executed and delivered each of the Ancillary Agreements to which Parent or Merger Sub, respectively, is a party and assuming the due execution and delivery of such agreements by the other parties thereto, such agreements shall be in full force and effect with respect to Parent and Merger Sub, as applicable.

ARTICLE 7

SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND

AGREEMENTS; INDEMNIFICATION

7.1 Survival of Representations, Warranties, Covenants and Agreements; Release of Escrow Fund.

(a) All of the representations and warranties contained in this Agreement and the certificates and instruments delivered in connection herewith or therewith shall survive the Merger and continue until 11:59 p.m. New York time on the day which is eighteen months (18) months after the date on which the Effective Time occurs (the “Expiration Date”); provided, however, that the Fundamental Representations shall survive the Closing and shall continue until the expiration of the latest statute of limitations applicable to such representations and warranties (either pertaining to the subject matter of such representations and warranties, or the ability of any Parent Indemnitees, any Company Indemnitees or any third party to make a claim relating to the breach of such representations and warranties, as the case may be, whichever is later) after giving effect to any extensions or waivers plus thirty (30) days.

(b) Nothing in this Section 7.1 or any other provision of this Agreement (i) shall be construed to limit the survival of any representation or warranty of any Person set forth in any of the Ancillary Agreements, which shall survive the Merger and continue for the time periods set forth therein (or, if no time period is set forth therein, indefinitely), or (ii) shall be construed to limit the survival of any covenant or agreement of the Company or Parent contained in this Agreement or any of the Ancillary Agreements, which shall survive the Merger and continue for the time periods set forth herein or therein as applicable (or, if no time period is set forth therein, indefinitely).

(c) The Escrow Agreement shall provide that on the Escrow Release Date the Escrow Agent shall release from the Escrow Fund and shall deliver to the Selling Securityholders (to each, their respective Allocated Portion), an amount equal to the Escrow Release Amount; provided, however, that (i) if the amount then remaining in the Escrow Fund are less than the Escrow Release Amount the Escrow Agent shall not release any funds and (ii) any amounts relating to an Unresolved Claim (as defined below) for which Parent has provided the Selling Securityholders’ Representative with notice prior to the the Escrow Release Date shall not be included for purposes of calculating amounts remaining in the Escrow Fund for purposes of this Section 7.1(c).

7.2 Indemnification by Selling Securityholders. From and after the Closing, each Selling Securityholder agrees, subject to the limitations in this Article 7, severally and not jointly (according to their Allocated Portion), to indemnify Parent, Merger Sub and their Affiliates (including the Surviving Corporation) and each of their respective Representatives, successors and assigns (collectively, the “Parent Indemnitees”) and hold each of them harmless from and against of any Loss which such Parent Indemnitee suffers, sustains or becomes subject to, either directly or indirectly, as a result of, arising out of, relating to or in connection with the following, so long as such Parent Indemnitee has in good faith made a timely claim for indemnification in accordance with Sections 7.1 and 7.5:

(a) subject to Section 5.9, any breach of or inaccuracy in any representation or warranty made by the Company in this Agreement or any certificate, agreement or instrument delivered in connection herewith or therewith (any claim thereof, a “Representation Breach Claim”);

(b) any breach or violation of any covenant or agreement of the Company contained in this Agreement or any certificate, agreement or instrument delivered in connection herewith or therewith;

(c) any inaccuracy in or omission with respect to the Closing Payment Certificate;

(d) any claim relating to the Expense Fund or the Managing Member Expense Fund;

(e) any Taxes (A) of or with respect to the income, assets or operations of the Company or any Company Subsidiary with respect to any Pre-Closing Tax Period or any Straddle Period (to the extent allocable (as determined pursuant to Section 5.12(c) to the portion of such period beginning before and ending on the Closing Date); and

(f) any costs and expenses of enforcement to recover Losses due to any Parent Indemnitee, and any Losses incurred by Parent or any of the other Parent Indemnitees to enforce the indemnification, compensation or reimbursement obligations, agreements and undertakings hereunder in connection with any indemnification Liability for Losses payable under this Article 7, but in each case solely to the extent that such indemnification is determined (by agreement or otherwise) to be due and owing.

7.3 Indemnification by the Parent. From and after the Closing, Parent agrees, subject to the limitations in this Article 7, to indemnify the Selling Securityholders and their Affiliates and each of their respective Representatives, successors and assigns (collectively, the “Company Indemnitees”) and hold each of them harmless from and against of any Loss which such Company Indemnitee suffers, sustains or becomes subject to, either directly or indirectly, as a result of, arising out of, relating to or in connection with (regardless of whether or not such Loss relates to any Third Party Claim) so long as such Company Indemnitee has in good faith made a timely claim for indemnification in accordance with Sections 7.1 and 7.5:

(a) any breach of or inaccuracy in any representation or warranty made by the Parent or Merger Sub in this Agreement or any certificate, agreement or instrument delivered in connection herewith or therewith;

(b) any breach or violation of any covenant or agreement of the Parent and/or Merger Sub contained in this Agreement or any certificate, agreement or instrument delivered in connection herewith or therewith; and

(c) any costs and expenses of enforcement to recover Losses due to any Company Indemnitee, and any Losses incurred by any Company Indemnitees to enforce any of Parent’s indemnification, compensation or reimbursement obligations, agreements and undertakings hereunder in connection with any indemnification Liability for Losses payable under this Article 7, but in each case solely to the extent that such indemnification is determined (by agreement or otherwise) to be due and owing.

7.4 Limitations.

(a) No Selling Securityholder shall be obligated to indemnify any Parent Indemnitee for any claim for indemnification pursuant to a Representation Breach Claim unless and until the aggregate amount of all Losses of all Parent Indemnitees (whether or not resulting from a Representation Breach Claim) equal or exceed Two Hundred Fifty Thousand Dollars ($250,000) (the “Deductible”), at which time the Selling Securityholders shall indemnify the Parent Indemnitees for the amount of all Losses in excess of the Deductible. The Deductible shall not apply to Losses resulting from (x) any Representation Breach Claim regarding the representations and warranties of the Company set forth in Sections 2.1 (Organization and Qualification), 2.2 (Authorization), 2.3 (Capital Equity), 2.4 (Subsidiaries), 2.6 (No Conflicts; Approvals; Requisite Member Vote), 2.11 (Taxes), 2.23 (Brokers), 2.26 (Takeover Statutes) (collectively, the “Fundamental Representations”), or (y) any claims other than Representation Breach Claims.

(b) The Selling Securityholders’ aggregate Liability for Representation Breach Claims shall not exceed Thirteen Million Dollars ($13,000,000) (the “General Cap”); provided that the General Cap shall not apply with respect to the claims set forth in the following clauses (A) through (B) and the Selling Securityholders’ Liability for indemnification therefor shall not count for purposes of the General Cap: (A) Representation Breach Claims regarding any Fundamental Representations; and (B) any claims other than Representation Breach Claims.

(c) The Selling Securityholders’ aggregate Liability for all claims hereunder shall not exceed the Escrow Amount (the “Maximum Cap,” together with the General Cap, each, an “Indemnity Cap”; it being understood that the Indemnity Caps are not separate and distinct limitations).

(d) Notwithstanding anything to the contrary in this Agreement: (1) the Parent Indemnitees’ recourse under this ARTICLE VII shall be solely against the Escrow Fund, except that in the event of the Fraud of any Selling Securityholder, the Parent Indemnitees shall have recourse against the Escrow Fund and the Selling Securityholder(s) who committed such Fraud and/or the Selling Securityholder(s) who had, at the time such Fraud was committed, actual knowledge of such Fraud and failed to inform the Company or Parent of such Fraud, and (2) neither the Deductible nor any Indemnity Cap shall apply with respect to claims based on Fraud, and the Selling Securityholders’ Liability for indemnification therefor shall not count for purposes of any Indemnity Cap. Notwithstanding the foregoing, no Selling Securityholder shall be liable for the Fraud of any other Selling Securityholder.

(e) Nothing in this Section 7.4 shall limit Parent’s or the Surviving Corporation’s right to seek equitable relief (including an injunction) to enforce any rights under this Agreement.

(f) Notwithstanding anything herein to the contrary, for purposes of calculating or determining the amount of Losses incurred under Section 7.2 or Section 7.3, there shall be deducted from any Losses an amount of any Tax benefit, Tax refund, insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by any Company Indemnitees or Parent Indemnitees, as applicable, in connection with such Losses. Furthermore, upon notice of any Loss or event or condition that may give rise to any Loss, Parent or the Company Managing Members immediately prior to Closing, as applicable, shall, and shall cause all of its respective Affiliates to, (i) take any and all actions available to them to mitigate and minimize such Loss to the maximum extent possible and (ii) notify all of their respective applicable insurance carriers of such possible Loss and diligently seek to recover all possible insurance coverage, payments and proceeds relating to such Loss under any and all policies of insurance held by them.

(g) Notwithstanding anything to the contrary contained in this Agreement, under no circumstances will any Indemnified Party be entitled to recover exemplary, special, indirect, consequential or punitive damages under this Article 7 (except to the extent such damages are awarded to a third party or in the case of Fraud).

(h) Any amounts payable pursuant to the indemnification obligations hereunder shall be paid without duplication.

(i) Notwithstanding anything contrary in this Agreement, the Parent Indemnitees shall not have any right to indemnification under this Agreement with respect to, or based on, Taxes to the extent such Taxes (i) are attributable to a Tax period (or portion thereof) beginning on or after the Closing Date, or (ii) result from transactions or actions taken by Parent or any of its Affiliates (including for the avoidance of doubt, the Company and the Company Subsidiary) after the Closing that are not contemplated by this Agreement.

7.5 Indemnification Procedures; Third Party Claims.

(a) Indemnification Procedures.

(i) As used herein, an “Indemnified Party” shall refer to a Parent Indemnitee or a Company Indemnitee, as applicable, the “Notifying Party” shall refer to the party hereto whose Indemnified Parties are entitled to assert a claim for indemnification hereunder and has given notice of such claim as required by this Section 7.5(a) (a “Claim Notice”) to the other Party, such other Party being referred to herein as the “Indemnifying Party”. In the event that an Indemnified Party has or claims to have incurred, paid, accrued, reserved or suffered, or believes in good faith that it may incur, pay, accrue, reserve or suffer, Losses for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed in accordance with the terms of this Article 7 in respect of an Indemnification Claim, Parent (on behalf of such other Parent Indemnitee, if applicable) or such Company Indemnitee shall deliver a written notice (a “Claim Notice”) to the Selling Securityholders’ Representative or Parent, respectively. Each Claim Notice shall, with respect to each Indemnification Claim set forth therein, (i) specify in reasonable detail and in good faith the nature of the Indemnification Claim being made and (ii) contain a good faith, non-binding, preliminary estimate of the aggregate Dollar amount of Losses to which such Indemnified Party might be entitled (the aggregate amount of such estimate, as it may be modified by Parent in good faith from time to time, being referred to as the “Claim Amount”). For the avoidance of doubt, when the Selling Securityholders are, collectively, the Indemnifying Party, all notices to (or from) the Indemnifying Party shall be delivered to (or by) the Selling Securityholders’ Representative, acting on their behalf.

(ii) If the Parent (on behalf of a Parent Indemnifying Party) or the Selling Securityholders’ Representative (on behalf of any Selling Securityholders Indemnifying Party) wishes to object to the allowance of some or all Indemnification Claims made in a Claim Notice, the Indemnifying Party must deliver a written objection to Parent or the Selling Securityholders’ Representative, as applicable, within thirty (30) Business Days after receipt of such Claim Notice expressing such objection and explaining in reasonable detail and in good faith the basis therefor (an “Objection Notice”). Following receipt by Parent or Selling Securityholders’ Representative, as applicable, of the Objection Notice, if any, Parent (on behalf of a Parent Indemnifying Party) and the Selling Securityholders’ Representative shall promptly, and within ten (10) Business Days, meet to attempt to resolve the rights of the respective parties with respect to each Indemnification Claim that is the subject of the Objection Notice. If the Selling Securityholders’ Representative and Parent (on behalf of a Parent Indemnifying Party) resolve the dispute that is the subject of the Objection Notice with respect to Indemnification Claims made by Parent Indemnitees, then as promptly as practicable (and in any event within five (5) Business Days) following the resolution of the Indemnification Claim, Parent and the Selling Securityholders’ Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay a certain amount (the “Stipulated Amount”) to Parent from the Escrow Fund. To the extent that the amount remaining in the Escrow Fund is insufficient to cover the full Stipulated Amount and the Stipulated Amount relates to the Fraud of one or more Selling Securityholders, then, subject to the limitations contained in Section 7.4, the Selling Securityholder(s) who committed such Fraud and/or the Selling Securityholder(s) who had, at the time such Fraud was committed, actual knowledge of such Fraud and failed to inform the Company or Parent of such Fraud, shall, within ten (10) Business Days following the date of the joint written instructions, pay such Selling Securityholders’ Allocated Portion (as of the date of the joint instructions and as applicable among the implicated Selling Securityholders) of the amount of such shortfall to Parent. If the Selling Securityholders’ Representative and Parent (on behalf of a Parent Indemnifying Party) resolve the dispute that is the subject of the Objection Notice with respect to Indemnification Claims made by Company Indemnitees, then as promptly as practicable (and in any event within five (5) Business Days) following the resolution of the Indemnification Claim, Parent shall pay by wire transfer of immediately available funds to an account designated by the Paying Agent (for further distribution to the Selling Securityholders) such agreed upon amount.

(iii) If Parent or the Selling Securityholders’ Representative, as applicable, does not receive an Objection Notice with respect to any Indemnification Claim set forth in a Claim Notice by such party at the end of the thirty (30) Business Day period referred to in Section 7.5(a)(ii), (i) the applicable Indemnifying Party shall be deemed to have irrevocably waived any right to object to such Indemnification Claim and to have agreed that Losses in the amount of the applicable Claim Amount (the “Agreed Amount”) are indemnifiable hereunder, (ii) as promptly as practicable (and in any event within five (5) Business Days) following the expiration of such thirty (30) Business Day period, Parent and the Selling Securityholders’ Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay the Agreed Amount to Parent from the Escrow Fund with respect to Indemnification Claims made by Parent Indemnitees; and (iii) if the amount remaining in the Escrow Fund is insufficient to cover the full Agreed Amount and the Agreed Amount relates to the Fraud of one or more Selling Securityholders, then, subject to the limitations contained in Section 7.4, the Selling Securityholder(s) who committed such Fraud shall and/or the Selling Securityholder(s) who had, at the time such Fraud was committed, actual knowledge of such Fraud and failed to inform the Company or Parent of such Fraud, within ten (10) Business Days following the expiration of such thirty (30) Business Day period, pay such Selling Securityholders’ Allocated Portion (determined as of the seventh (7th) Business Day prior to the date when such indemnification Liability becomes payable under this Article 7 and as applicable among the implicated Selling Securityholders) of the amount of such shortfall to Parent. If the Indemnification Claim was made by a Company Indemnitee, then upon the resolution of the Indemnification Claim, Parent, as promptly as practicable (and in any event within five (5) Business Days) following the expiration of such thirty (30) Business Day, shall pay by wire transfer of immediately available funds to an account designated by the Paying Agent (for further distribution to the Selling Securityholders) such Agreed Amount.

(iv) In the event that the parties do not execute any joint instructions or resolve an Objection Notice, as applicable, within thirty (30) Business Days of receipt by of the Objection Notice or the parties do not otherwise receive the Agreed Amount, then Parent or the Company Indemnitee may commence an Action to resolve such dispute and enforce its rights with respect thereto in any court available therefor (such Action, a “Litigated Dispute”). Upon the resolution of a Litigated Dispute:

(A) Parent and the Selling Securityholders’ Representative shall, as promptly as practicable (and in any event within five (5) Business Days) following the entry of the final judgment of a court of competent jurisdiction, or such shorter period of time as may be set forth in such final judgment, (i) execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay the amount awarded to the Parent Indemnitee, if any, in such Litigated Dispute (the “Award Amount”) to Parent from the Escrow Fund with respect to amounts owing to Parent and (ii) Parent shall, as promptly as practicable (and in any event within five (5) Business Days), pay by wire transfer of immediately available funds to an account designated by the Paying Agent (for further distribution to the Selling Securityholders) such Award Amount; and

(B) if the amount remaining in the Escrow Fund is insufficient to cover the full Award Amount owing to Parent and the Award Amount relates to the Fraud of one or more Selling Securityholders, then, subject to the limitations contained in Section 7.4, the Selling Securityholder(s) who committed such Fraud or had, at the time such Fraud was committed, actual knowledge of such Fraud shall, within ten (10) Business Days following the entry of such final judgment, or such shorter period of time as may be set forth in such final judgment, pay such Selling Securityholders’ Allocated Portion (as applicable among the implicated Selling Securityholders) of the amount of such shortfall to Parent.

(v) To the extent any Loss Amounts are released from the Escrow Fund with respect to Indemnification Claims that are not subject to a cap equal to the Escrow Amount, such Loss Amounts shall not reduce the amount that the Parent Indemnitees may recover with respect to Indemnification Claims that are subject to a cap equal to the Escrow Amount. Any amounts released from the Escrow Fund or paid to Parent in respect of any Indemnification Claim asserted on behalf of a Parent Indemnitee other than Parent, shall be received by Parent on behalf of such other Parent Indemnitee.

(vi) Prior to the Expiration Date, Parent will notify the Selling Securityholders’ Representative in writing of the amount that Parent determines in good faith to be necessary to satisfy all Indemnification Claims for which Claim Notices have been received by the Selling Securityholders’ Representative that are not fully and finally resolved (or if resolved, not fully paid in accordance with the resolution, if applicable) at or prior to 11:59 p.m. New York time on the Expiration Date in accordance with this Section 7.5 (such unresolved claims being referred to as the “Unresolved Claims” and such amount being referred to as the “Expiration Date Retained Escrow Amount”). Within five (5) Business Days after the Expiration Date, Parent and the Selling Securityholders’ Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Escrow Fund and shall deliver, in accordance with Section 1.9(c), the amount, if positive, that is equal to the amount remaining in the Escrow Fund as of 11:59 p.m. New York time on the Expiration Date less the Expiration Date Retained Escrow Amount.

(vii) Following the Expiration Date, if an Unresolved Claim is finally resolved, then, Parent and the Selling Securityholders’ Representative shall, within five (5) Business Days after the final resolution of such Unresolved Claim and the payment paid by the Selling Securityholder to Parent from the Escrow Fund for such Unresolved Claim, if applicable, execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Escrow Fund and deliver, in accordance with Section 1.9(c), the amount, if positive, that is equal to: (i) the amount then held in the Escrow Fund following the date of such resolution and payment; less (ii) the aggregate amount that Parent determines in good faith to be necessary to satisfy all remaining Unresolved Claims (which amount will continue to be held in the Escrow Fund).

(b) Third-Party Claims.

(i) In the event an Indemnified Party becomes aware of a claim by a third party (a “Third Party Claim”) the Notifying Party shall give the Indemnifying Party prompt written notice of such Third Party Claim (a “Third Party Claim Notice”), which Third Party Claim Notice shall be in writing and shall set forth in reasonable detail: (i) the Losses asserted against, incurred, sustained or suffered by the Indemnified Party; (ii) specify in reasonable detail why the Indemnified Party is entitled to indemnification from the Indemnifying Party for such Losses; (iii) the facts giving rise to such Third Party Claim and the amount or the method of computation of the amount of Losses of such Third Party Claim (if then known) included in the amount so stated; (iv) the date insofar as practicable each such item that has been or may be paid, incurred or sustained; (v) the provisions of this Agreement to which such item is related; and (vi) the amount of consideration sought to be delivered to the Indemnified Party in compensation for such Losses as of the date of such Third Party Claim Notice, to the extent known. The failure to give such Third Party Claim Notice shall not affect any Indemnified Party’s ability to seek indemnification hereunder unless, and only to the extent that, such failure has prejudiced the Indemnifying Party’s ability to defend successfully a Third Party Claim. Thereafter, the Notifying Party will give the Indemnifying Party, promptly after the Notifying Party’s (or Indemnified Parties’, as applicable) receipt or delivery thereof, copies of all documents (including court papers) received or delivered by the Notifying Party (or Indemnified Party, as applicable) relating to any such Third Party Claim.

(ii) The Indemnifying Party shall respond, in writing, to such Third Party Claim Notice within fifteen (15) Business days after receipt of the Third Party Claim Notice (or within the shorter period, if any, during which a defense must be commenced for the preservation of rights), stating whether it agrees to assume the obligation to indemnify the Indemnified Party pursuant to the terms of this Agreement with respect to such Third Party Claim and will agree to contest and defend such Third Party Claim or whether it refuses to assume the obligation to indemnify the Indemnified Party with respect to such Third Party Claim and/or to contest and defend such Third Party Claim.

(iii) If Indemnifying Party agrees to accept the obligation to indemnify the Indemnified Party with respect to such Third Party Claim and defend and contest such Third Party Claim, then the Indemnifying Party shall be entitled to contest and defend such Third Party Claim by so stating in its response. Reputable attorneys reasonably acceptable to the Indemnified Party employed by the Indemnifying Party shall conduct such contest and defense. The Indemnified Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute Losses), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Indemnified Party elects to participate in such defense, the Indemnified Party shall cooperate with the Indemnifying Party in the conduct of such defense and shall defer to the judgment of the attorneys employed by the Indemnifying Party. Notwithstanding the foregoing, if (i) the Indemnified Party reasonably determines that there is a conflict of interest that prevents the Indemnifying Party from adequately representing the Indemnified Party’s interests with respect to a Third Party Claim, (ii) a Third Party Claim seeks relief other than the payment of monetary damages, (iii) the subject matter of a Third Party Claim relates to the ongoing business of the Indemnified Party, which Third Party Claim, if decided against the Indemnified Party, would adversely affect the ongoing business or reputation of the Indemnified Party or (iv) the Indemnified Party would not be fully indemnified with respect to such Third Party Claim, then, in each such case, the Indemnified Party alone shall be entitled to contest, defend and settle such Third Party Claim in the first instance and the Indemnifying Party shall, subject to the limitations set forth in this Article 7 with respect to indemnification, reimburse the Indemnified Party for its reasonable out of pocket costs and expenses (including reasonable fees of outside counsel) for such contest, defense or settlement of such Third Party Claim.

(iv) If the Indemnifying Party agrees to accept the obligation to indemnify the Indemnified Party with respect to Losses incurred in connection with such Third Party Claim but either does not elect to assume or is prevented from assuming the defense of such Third Party Claim within the time period set forth, the Indemnified Party shall defend such Third Party Claim through counsel chosen by it at its own expense (and with the right of the Indemnified Party for indemnification of such expenses in accordance with this Article 7), provided the Indemnified Party will not admit to any liability or concede, settle or compromise any such Third Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party does not assume the defense of a Third Party Claim, the Indemnifying Party shall, at its own expense, cooperate with the Indemnified Party in such defense and make available to the Indemnified Party all witnesses, pertinent records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.

(v) If the Indemnifying Party assumes the defense of a Third Party Claim: (i) the Indemnified Party will not admit to any liability, or concede, settle or compromise any such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed; and (ii) the Indemnifying Party will not settle or compromise any Third Party Claim, without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed), if such compromise or settlement: (A) seeks relief other than the payment of monetary damages, (B) the subject matter of a Third Party Claim relates to the ongoing business of the Indemnified Party, which Third Party Claim, if decided against the Indemnified Party, would place a material limitation on the future operations of the Indemnified Party, (C) affects in a manner materially adverse to the Indemnified Party any other Third Party Claim that reasonably may be expected to be made against such Person or (D) does not release the Indemnified Party (including the Notifying Party) from all liability regarding such Third Party Claim, other than any liability being satisfied by the Indemnifying Party hereunder

7.6 No Contribution. No Indemnifying Party shall make any claim for subrogation, indemnification, contribution, reimbursement or right of advancement from the Indemnified Party with respect to any Losses claimed by any Indemnified Party, and all such Indemnifying Parties hereby waive any such right of subrogation, indemnification, contribution, reimbursement or right of advancement from the Indemnified Parties it has or may have in the future.

7.7 No Claim Against Trust Account. Reference is made to the final prospectus of Parent, dated as of February 10, 2020, and filed with the SEC (File No. 333-235724) on February 10, 2020 (the “Prospectus”). Except as otherwise described in the Prospectus, monies from the Trust Account may be disbursed only: (a) to the public stockholders in the event they elect to redeem their Parent shares in connection with the consummation of Parent’s initial business combination (the “Business Combination”), (b) to the public stockholders if Parent fails to consummate a Business Combination within eighteen (18) months after the closing of the IPO (which time period may be extended as described in the Prospectus), (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay income or other tax obligations, or (d) to Parent after or concurrently with the consummation of a Business Combination. For and in consideration of Parent entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Subsidiaries that, notwithstanding anything to the contrary in this Agreement, except as expressly permitted under Applicable Laws and the Prospectus, neither the Company nor any of its Subsidiaries have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or will make any claim against the Trust Account (including any distributions therefrom), as a result of, in connection with or relating in any way to this Agreement, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the (“Released Claims”). The Company on behalf of itself and its Subsidiaries hereby irrevocably waives any Released Claims that the Company or any of its Subsidiaries may have against the Trust Account (including any distributions therefrom) and will not seek recourse against the Trust Account (including any distributions therefrom) in respect of any Released Claims. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Parent and its affiliates to induce Parent to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Subsidiaries under Applicable Laws. In the event the Company or any of its Subsidiaries commences any action or proceeding in respect of the Released Claims, Parent and its Representatives, as applicable, shall be entitled to recover from the Company and its Subsidiaries the associated legal fees and costs in connection with any such action, in the event Parent or its Representatives, as applicable, prevails in such action or proceeding.

7.8 Exclusive Remedy. Following the Closing, except for (a) claims for Fraud against any Indemnifying Party who committed or participated in such Fraud or had, at the time such Fraud was committed, actual knowledge of such Fraud, (b) claims for equitable relief, (c) claims pursuant to the Employment Agreements or the Non-Competition Agreements, and (d) the Selling Securityholders’ Representative’s rights against the Selling Securityholders in Section 9.13, the rights to indemnification, compensation or reimbursement under this Article 7 shall be the sole and exclusive remedy with respect to the subject matter of this Agreement.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. Except as provided in Section 8.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) By mutual agreement of the Company and Parent.

(b) By Parent or the Company if: (i) the Effective Time has not occurred before 5:00 p.m. New York Time on August 13, 2021 (provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose Willful Breach has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date), (ii) there shall be a final non-appealable order of any Governmental Authority in effect preventing consummation of the Merger, or (iii) there shall be any Law or Order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Authority that would make consummation of the Merger illegal, or (iv) if after giving effect to the completion of the Redemption and any financings undertaken by Parent in connection with the Closing, Parent shall have net tangible assets of less than One Hundred Twenty Million Dollars ($120,000,000).

(c) By Parent if there shall be any action taken, or any Law or Order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Authority, which would: (i) prohibit Parent’s ownership or operation of all or any portion of the business of the Company or (ii) compel Parent to dispose of or hold separate all or any portion of the Assets of the Company, or limit its operation of the Company’s business, as a result of the Merger; it being understood that the Federal Cannabis Laws and the rules and regulations of the Nasdaq stock market shall not be given effect with respect to this clause (c).

(d) By Parent if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and (i) the Company has not cured such breach within ten (10) Business Days after Parent delivers written notice of such breach to the Company (provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured) and (ii) if not cured within such ten (10) Business Day period and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3, as the case may be, to be satisfied.

(e) By the Company if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and (i) Parent or Merger Sub, as applicable, has not cured such breach within ten (10) Business Days after Company delivers a written notice of such breach to Parent (provided, however, that no cure period shall be required for a breach which by its nature cannot be cured), and (ii) if not cured within such ten (10) Business Day period and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2, as the case may be, to be satisfied.

(f) By Parent, if the Company shall not have obtained and delivered to Parent the Joinder Agreements or irrevocable Member Written Approvals of the Principal Members representing the Requisite Member Vote within four (4) hours after the execution of this Agreement by the Company.

(g) By the Company if: (i) the Proxy Statement has not been delivered to Parent’s shareholders before 5:00 p.m. New York Time on the date which is five (5) Business Days following the date on which the Proxy Statement has been “cleared” of comments by the SEC (provided, however, that the right to terminate this Agreement under this Section 8.1(g) shall not be available to any party whose Willful Breach has been the cause of, or resulted in, the failure of the Proxy Statement to be delivered before such date), or (ii) the Parent’s shareholders fail to adopt and approve the Transactions.

(h) By Parent, if at any time prior to such time (i) trading in the Parent’s Common Stock or other equity shall have been suspended by the SEC or Nasdaq, provided that such suspension was not as a result of any action or inaction of Parent, or trading in securities generally on the New York Stock Exchange or the Nasdaq National Market shall have been suspended or limited or minimum prices shall have been established on such exchange, or (ii) a banking moratorium shall have been declared either by Federal or New York State authorities.

(i) By Parent, if between the date hereof and the Closing, a Company Material Adverse Effect has occurred.

8.2 Effect of Termination. In the event of a valid termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or their respective officers, directors or stockholders or Affiliates or Associates in connection herewith; provided, however, that Parent, Merger Sub and the Company shall each remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Sections 5.4, 5.5, Article 9 and the applicable definitions set forth in Article 10 shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE 9

MISCELLANEOUS PROVISIONS

9.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by email transmission or by nationally recognized overnight courier prepaid, to the parties at the following electronic or physical addresses:

If to Parent or Merger Sub, to:

Greenrose Acquisition Corp.

111 Broadway

Amityville, NY 11701

Attn: William F. Harley III

Email: mickey@greenrosecorp.com

with a copy (which shall not constitute notice) to:

Tarter Krinsky & Drogin LLP

1350 Broadway

11th Floor

New York, NY 10018

Attention: Guy N. Molinari, Esq.

Fax: (212) 216-8100

Email: gmolinari@tarterkrinsky.com

If to the Company prior to Closing, to:

Theraplant, LLC

856 Echo Lake Road

Watertown, CT 06795

Attn: Dan Emmans

Email: dan@theraplant.com

and

Theraplant, LLC

856 Echo Lake Road

Watertown, CT 06795

Attn: JD DeMatteo

Email: Dematteo@dematteo-llc.com

with a copy (which shall not constitute notice) to:

Hinckley, Allen & Snyder LLP

100 Westminster Street, Suite 1500

Providence, RI 02903

Attn: David S. Hirsch

Email: dhirsch@hinckleyallen.com

If to the Selling Securityholders’ Representative, to:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Facsimile: (303) 623-0294

Telephone: (303) 648-4085

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 9.1, be deemed given upon delivery, (b) if delivered by email to the email address as provided for in this Section 9.1, be deemed given upon confirmation of successful completion of such email, and (c) if delivered by overnight courier to the address as provided in this Section 9.1, be deemed given on the earlier of the first Business Day following the date deposited with such overnight courier with the requisite payment and instructions to effect delivery on the next Business Day or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 9.1). Any party from time to time may change its address or other information for the purpose of notices to that party by giving notice specifying such change to the other parties.

9.2 Entire Agreement. This Agreement and the Exhibits and Schedules hereto, including the Company Disclosure Schedule and the Ancillary Agreements, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the confidentiality provisions of the Confidentiality Agreement, which shall continue in full force and effect and shall survive any termination of this Agreement in accordance with their terms.

9.3 Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of Parent, the Company, the Selling Securityholders’ Representative and, with respect to Article 7 and Article 9 only, the Selling Securityholders, and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than the Parent Indemnitees entitled to indemnification under Article 7.

9.4 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of Law or otherwise) and any attempt to do so shall be void; provided, however that Parent or Merger Sub shall be entitled to assign its rights, duties and obligations hereunder, including Merger Sub’s obligation to merge with the Company, to any one or more Subsidiaries or Affiliates of Parent or Merger Sub, provided that no such assignment shall relieve Parent or Merger Sub from its duties and obligations under this Agreement. Subject to the foregoing sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties and their respective successors and assigns.

9.5 Headings. The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

9.6 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, (a) such provision shall be fully severable, (b) this Agreement shall construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

9.7 Governing Law. This Agreement, and any claim, controversy or dispute arising under or related to this Agreement (whether based on contract, tort, equity or otherwise), shall be governed by and construed in accordance with the laws of the State of Connecticut, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the law of any jurisdiction other than the State of Connecticut.

9.8 Waiver of Trial by Jury. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.9 Jurisdiction. EACH OF THE PARTIES TO THIS AGREEMENT SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF CONNECTICUT, IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND AGREES NOT TO BRING ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO IN ANY OTHER COURT. EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. EACH PARTY AGREES THAT SERVICE OF SUMMONS AND COMPLAINT OR ANY OTHER PROCESS THAT MIGHT BE SERVED IN ANY ACTION MAY BE MADE ON SUCH PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS OF THE PARTY AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 9.1. NOTHING IN THIS SECTION 9.9, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY AGREES THAT A FINAL, NON-APPEALABLE JUDGMENT IN ANY ACTION BROUGHT IN ACCORDANCE WITH THIS SECTION 9.9 SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

9.10 Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or by electronic mail in Portable Document Format, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.11 Amendment and Modification. This Agreement may be amended, modified or supplemented by Parent, the Company and the Selling Securityholders’ Representative at any time prior to the Closing, and by Parent and the Selling Securityholders’ Representative at any time following the Closing (notwithstanding any stockholder or member approval); provided, however, that after approval of the Transactions by the Company Members, no amendment shall be made which pursuant to Applicable Laws requires further approval by such members without such further approval. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by each of the parties hereto.

9.12 Extension; Waiver. No failure or delay of a party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of any party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

9.13 Selling Securityholders’ Representative of the Selling Securityholders; Power of Attorney.

(a) By virtue of the terms of the Joinder Agreements or by accepting any consideration payable hereunder, each Selling Securityholder shall be deemed to have consented to the appointment of Shareholder Representative Services LLC as of the Closing as the Selling Securityholders’ Representative and as the representative, agent and attorney-in-fact for and on behalf of each such Selling Securityholder for all purposes in connection with this Agreement and the agreements ancillary hereto, including the taking by the Selling Securityholders’ Representative of any and all actions and the making of any decisions required or permitted to be taken by the Selling Securityholders’ Representative under this Agreement, including the exercise of the power to (a) execute and deliver this Agreement and the Escrow Agreement, and, in each case, any amendment thereof or waiver thereunder, (b) authorize delivery to Parent of the Escrow Amount, or any portion thereof, in satisfaction of Indemnification Claims, (c) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and awards of arbitrators with respect to Indemnification Claims, (d) resolve any Indemnification Claims, and (e) take all actions necessary in the judgment of the Selling Securityholders’ Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the Escrow Agreement; provided, however, that the Selling Securityholders’ Representative shall not have the power or authority to execute an amendment, waiver, document or other instrument that, notwithstanding any other provision to the contrary, increases in any material respect (beyond what is contemplated in this Agreement) the obligations or liabilities, or decreases the benefits, of any Selling Securityholder without the prior written consent of that Selling Securityholder; provided further, that the preceding proviso shall not limit the Selling Securityholders’ Representative’s authority to settle indemnification claims or resolve other disputes or matters that arise in connection with this Agreement in accordance with directions provided by the Steering Committee. Accordingly, but subject to the preceding sentence, the Selling Securityholders’ Representative has unlimited authority and power to act on behalf of each Selling Securityholder with respect to this Agreement and the Escrow Agreement and the disposition, settlement or other handling of all Indemnification Claims, rights or obligations arising from and taken pursuant to this Agreement or the Escrow Agreement. The Selling Securityholders will be bound by all actions taken by the Selling Securityholders’ Representative in connection with this Agreement or the Escrow Agreement, and Parent shall be entitled to rely on any action or decision of the Selling Securityholders’ Representative. The Selling Securityholders’ Representative will incur no Liability with respect to any action taken or suffered by the Selling Securityholders’ Representative in reliance upon any notice, direction, instruction, consent, statement or other document believed by the Selling Securityholders’ Representative to be genuine and to have been signed by the proper Person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except the Selling Securityholders’ Representative own willful misconduct, bad faith or gross negligence. In all questions arising under this Agreement or the Escrow Agreement, the Selling Securityholders’ Representative may rely on the advice of counsel, and the Selling Securityholders’ Representative will not be liable to the Selling Securityholders’ Representative for anything done, omitted or suffered in good faith by the Selling Securityholders’ Representative based on such advice. The Selling Securityholders’ Representative will not be required to take any action involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to the Selling Securityholders’ Representative. The Selling Securityholders’ Representative may resign at any time, subject to the limitations set forth in the Selling Securityholders’ Representative’s engagement letter. The initial Selling Securityholders’ Representative may appoint a successor Selling Securityholders’ Representative and such appointment shall become effective upon written notice to Parent. The Selling Securityholders’ Representative may be removed by action of a majority of the Selling Securityholders. In the event of the resignation, removal, death or incapacity of the Selling Securityholders’ Representative, a successor Selling Securityholders’ Representative shall thereafter be appointed by vote or written consent of a majority of the Selling Securityholders. Any new or successor Selling Securityholders’ Representative will assume all rights and obligations of the initial Selling Securityholders’ Representative under this Agreement.

(b) The Selling Securityholders, severally (based on their pro rata portions) and not jointly, shall indemnify, defend and hold harmless the Selling Securityholders’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Selling Securityholders’ Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Selling Securityholders’ Representative, the Selling Securityholders’ Representative will reimburse the Selling Securityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Notwithstanding the foregoing, (i) the Selling Securityholders’ Representative’s first recourse for any such Representative Loss shall be to the funds in the Expense Fund and then secondly to any other funds that become payable to the Selling Securityholders under this Agreement at such time as such amounts would otherwise be distributable to the Selling Securityholders (provided, that the Selling Securityholders’ Representative shall not be required to wait for such amounts that are not readily available to become available before seeking recourse against the Selling Securityholders directly), and (ii) each Selling Securityholder’s liability under this section shall be limited to the amount of the Aggregate Consideration actually received by such Selling Securityholder; provided, that while this section allows the Selling Securityholders’ Representative to be paid from the aforementioned sources of funds, this does not relieve the Selling Securityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Selling Securityholders’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Selling Securityholders’ Representative be required to advance its own funds on behalf of the Selling Securityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Selling Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Selling Securityholders’ Representative under this section. The Selling Securityholders hereby agree to indemnify, defend, and hold harmless the Steering Committee in connection with any directions given by the Steering Committee to the Selling Securityholders’ Representative, on the same terms and conditions as the Selling Securityholders shall indemnify, defend and hold harmless the Selling Securityholders’ Representative hereunder; it being acknowledged that nothing in this paragraph shall limit or abridge any indemnification rights under the Company Charter. The foregoing indemnities will survive the Closing, the resignation or removal of the Selling Securityholders’ Representative or the termination of this Agreement.

(c) Parent shall deduct the Expense Fund from the amounts otherwise payable to the Selling Securityholders pursuant to, and in the manner set forth in, Section 1.7 and deposit such amount with the Selling Securityholders’ Representative, which will be used for the purposes of paying directly, or reimbursing, the Selling Securityholders’ Representative for, any third party expenses pursuant to this Agreement and the Ancillary Agreements. The Selling Securityholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Selling Securityholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Selling Securityholders’ Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Selling Securityholders’ Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Selling Securityholders at the time of Closing. As soon as reasonably determined by the Selling Securityholders’ Representative that the Expense Fund is no longer required to be withheld, the Selling Securityholders’ Representative shall distribute the remaining Expense Fund (if any) to the Paying Agent for further distribution to the Selling Securityholders in accordance with Section 1.10. Parent and the Paying Agent shall have no Liability whatsoever with respect to amounts contributed to the Expense Fund or the Selling Securityholders’ Representative’s use thereof.

9.14 Made Available. The parties agree that the words “made available” or words of similar import mean that, on or before 8:00 a.m. New York time on the third (3rd) Business Day immediately preceding the date of this Agreement, the Company has posted complete and correct copies of such materials to the Data Room and that Parent and its Representatives had continuous access to such materials in the Data Room during the three (3) Business Days prior to the date of this Agreement.

9.15 No Presumption Against Drafting Party. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.16 Protected Communications. The parties hereto agree that, immediately prior to the Effective Time, and without the need for any further action: (a) all right, title and interest of the Company (including, for all purposes of this Section 9.16, the Steering Committee convened by the Company Managing Members) in and to all Protected Communications shall thereupon transfer to and be vested solely in the members of the Steering Committee as of the date of execution of this Agreement (the “Committee Members”), and (b) any and all protections from disclosure (including, but not limited to, any attorney client privileges and work product protections) associated with or arising from any Protected Communications that would have been exercisable by the Company shall thereupon be vested exclusively in the Committee Members and shall be exercised or waived solely as directed by the Committee Members. The Surviving Corporation, or any Person acting on its behalf, shall not, without the prior written consent of the Selling Securityholders’ Representative, assert or waive or attempt to assert or waive any such protection against disclosure, including, but not limited to, the attorney-client privilege or work product protection, or to discover, obtain, use or disclose or attempt to discover, obtain, use or disclose any Protected Communications in any manner, including in connection with any dispute or legal proceeding relating to or in connection with this Agreement, the events and negotiations leading to this Agreement, or any of the Transactions. The Company and the Committee Members shall have the right at any time prior to or after the Effective Time to remove, erase, delete, disable, copy or otherwise deal with any Protected Communications in whatever way they desire, and the Surviving Corporation shall provide reasonable assistance at the expense of the Person requesting such assistance in order to give full force and effect to the rights of the Company, the Company Managing Members and the Committee Members under this Section 9.16.

9.17 Managing Member Expense Fund. Parent shall deduct the Managing Member Expense Fund from the amounts otherwise payable to the Selling Securityholders pursuant to, and in the manner set forth in, Section 1.7 and deposit such amount with the Company Managing Members serving in such capacity as of the date immediately preceding the Closing Date, which will be used for the purposes of paying directly, or reimbursing, such Company Managing Members for any third party expenses incurred by such Company Managing Members in connection with any post-Effective Time matters relating to the Transactions and the rights and obligations of the Company Members in connection therewith. As soon as reasonably determined by the Company Managing Members serving in such capacity as of the date immediately preceding the Closing Date that the Managing Member Expense Fund is no longer required to be withheld, such Company Managing Members shall distribute the remaining Managing Member Expense Fund (if any) in accordance with Section 1.9(d). All amounts contributed to the Managing Member Expense Fund shall be treated for all purposes of this Agreement as having been paid to the Selling Securityholders, and Parent and the Paying Agent shall have no Liability whatsoever with respect to the Managing Member Expense Fund.

ARTICLE 10
DEFINITIONS

10.1 Definitions. For the purposes of this Agreement, the following defined terms shall have the meanings indicated below (with correlative meanings for the singular or plural forms thereof):

“Acquisition Proposal” means, with respect to the Company, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Parent), or any public announcement of an intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (i) any sale, dividend, split or other disposition of any capital stock or other Equity Interests of the Company or any of the Company Subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company or any of the Company Subsidiaries; (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of any material properties or assets of the Company or any of the Company Subsidiaries (including by way of exclusive license or joint venture formation) in any single transaction or series of related transactions (other than in the ordinary course of business consistent with past practice); or (iii) any tender offer (including a self-tender), exchange offer, , dissolution, liquidation, recapitalization or other significant corporate reorganization of the Company or any of the Company Subsidiaries, or any extraordinary dividend of property.

“Action” means any claim, action, cause of action, suit, demand, tender of indemnity, complaint, petition, investigation, proceeding, violation notice, notice of liability, enforcement, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Additional SEC Reports” has the meaning set forth in Section 5.19.

“Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned Person. For the purposes of this definition, “control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Aggregate Consideration” has the meaning set forth in Section 1.6.

“Agreed Amount” has the meaning set forth in Section 7.5(a)(iii).

“Agreement” has the meaning set forth in the Preamble.

“Allocated Portion” of any distribution means, with respect to each Selling Securityholder, the aggregate amount allocated to the Company Units held by such Selling Securityholder.

“Allocation Certificate” means, with respect to a distribution of the Initial Consideration, a spreadsheet setting forth the Company’s calculations of the following items:

(a) the amount allocated to each Company Unit calculated in accordance with the Allocation Principles;

(b) the aggregate amount allocated to each Company Member;

(c) in the case of a distribution, the aggregate amount allocated to all Company Members (which amount will be deposited with the Paying Agent for further distribution to the Company Members); and

(d) other breakdown or backup calculations that Parent may reasonably request.

“Allocation Principles” means an allocation in accordance with the Company Charter such that the Initial Consideration shall be allocated to each Company Unit in accordance with the Company Charter.

“Allocation Schedule” has the meaning set forth in Section 1.15(b).

“Ancillary Agreements” means the Member Written Approval, Joinder Agreements, the Escrow Agreement, the Certificate of Merger and each of the other agreements, certificates, documents and instruments contemplated hereby and thereby, including all Schedules, Annexes and Exhibits hereto and thereto.

“Annual Financial Statements” means the unaudited balance sheet of the Company as of December 31, 2018 and 2019, and the related unaudited statement of operations and statement of cash flows for the twelve-month period ended on such date.

“Applicable Laws” means, with respect to any Person, any Law existing as of the date hereof or as of the Closing applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents; provided however, that as the context may require, “Applicable Laws” shall exclude the Federal Cannabis Laws to the extent the Federal Cannabis Laws are inconsistent with the business of the Company, Parent, or Merger Sub, the Transactions, or the parties’ obligations hereunder.

“Approval” means any approval, authorization, consent, permit, qualification or registration, clearance or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Authority or any other Person, as applicable.

“Assets” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Associate” means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

“Audited Financial Statements” means the Company’s financial statements that have been prepared in accordance with GAAP and that have been audited by an independent certified public accountant in accordance with generally accepted auditing standards, which may include qualifications or exceptions relating to the Company’s noncompliance with Federal Cannabis Laws.

“Audit Reimbursement” has the meaning set forth in Section 5.5.

“Award Amount” has the meaning set forth in Section 7.5(a)(iv)(A).

“Base Net Working Capital” means Two Million Five Hundred Thousand Dollars ($2,500,000).

“Books and Records” means all files, documents, instruments, papers, books and records, including financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans.

“Business Combination” has the meaning set forth in Section 7.7.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of Connecticut or New York are authorized or obligated to close.

“Capitalization Table” has the meaning set forth in Section 2.3(c).

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Certificate” has the meaning set forth in Section 1.16(b).

“Charter Documents” means, as applicable, the (a) articles or certificate of incorporation, certificate of formation, articles of organization, certificate of limited partnership or similar formation documents and (b) bylaws, limited liability company agreement or limited partnership agreement of any Person, as in effect as of the date hereof.

“Claim Amount” has the meaning set forth in Section 7.5(a)(i).

“Claim Notice” has the meaning set forth in Section 7.5(a)(i).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Filing” has the meaning set forth in Section 5.6(b).

“Closing Payment Certificate” has the meaning set forth in Section 1.9(a).

“Closing Press Release” has the meaning set forth in Section 5.6(b).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Ancillary Agreement” has the meaning set forth in Section 2.2.

“Company Charter” means the Company’s Articles of Organization and Company Operating Agreement as in effect as of the date hereof.

“Company Disclosure Schedule” has the meaning set forth in Article 2.

“Company Financials” means the Interim Financial Statements and the Annual Financial Statements.

“Company Managing Members” has the meaning set forth in Section 2.2.

“Company Material Adverse Effect” means a change, effect, event, occurrence or circumstance, whether known or unknown, that is, individually or in the aggregate, materially adverse to the business, condition (financial or other), operations, results of operations, Assets or Liabilities of the Company and the Company Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following be deemed, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been, a Company Material Adverse Effect with respect to such entity (except to the extent, in the case of clauses (i) through (iii) below, they have a disproportionate effect on such entity and the Company Subsidiaries, taken as a whole, as compared to the other companies in the industry in which such entity and its subsidiaries operate): (i) changes in conditions in the U.S. or global economy, capital or financial markets generally, including, without limitation, changes in interest or exchange rates, (ii) changes in legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which the Company and the Company Subsidiaries conducts business, (iii) changes in GAAP, (iv) the negotiation, execution, announcement or performance of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement, including, without limitation, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, landlords, tenants, lenders, investors or employees, (v) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism that do not disproportionately affect the Company or Company Subsidiaries, (vi) any pandemic, epidemic or any publicly declared health emergency; (vii) any action taken by the Company or any Company Subsidiary at the request of Parent or (viii) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that the underlying changes, events, circumstances, conditions or effects that contributed to such failure may be being taken into account in determining whether such failure has resulted in a Company Material Adverse Effect).

“Company Member” means any holder of Company Units and a party to the Company Operating Agreement.

“Company-Owned Intellectual Property Rights” means all Intellectual Property and Intellectual Property Rights that are owned or purported to be owned by the Company and each Company Subsidiary, including the Company Registered Intellectual Property.

“Company Operating Agreement” means the Company’s Third Amended and Restated Operating dated as of March 4, 2014.

“Company Owned Properties” has the meaning set forth in Section 2.16(b).

“Company Products” means all products or service offerings of the Company and each Company Subsidiary that are being marketed, sold, or distributed, including any products or service offerings under development.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned by, filed in the name of, assigned to or applied for by, the Company or any Company Subsidiary.

“Company Subsidiaries” has the meaning set forth in Section 2.4(a).

“Company Transaction Expenses” means, to the extent unpaid as of the Last Balance Sheet Date and whether or not due and payable as of the Closing or in the future, (a) all fees, costs and expenses (including, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred by the Company, any Company Subsidiary, or any Company Member (solely to the extent that the Company is responsible for the payment thereof) in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, the performance of its obligations hereunder and thereunder, and the consummation of the Transactions; (b) any such amounts required to be paid to any third party in connection with obtaining any consent, waiver or approval required to be obtained in connection with the consummation of the Transactions, other than those that are to be borne by Parent pursuant to the terms of this Agreement); and (c) all amounts (excluding any associated withholding) payable by the Company or any Company Subsidiary, solely or partially as a result of the consummation of the Transactions or a termination of employment or engagement that occurs on or prior to the Closing, pursuant to any Contract or Applicable Laws and any payments under any “change of control,” retention, bonus, termination, compensation, severance or other similar arrangements payable to any current or former or retired employee, director, consultant or independent contractor of the Company or any Company Subsidiary or the beneficiary or dependent of such Person (including severance and similar payments that are subject to “single trigger” or “double trigger” payment conditions requiring a “change of control” and cash payments contemplated in Section 5.13(c)).

“Company Units” has the meaning set forth in Section 2.3(a).

“Confidentiality Agreement” has the meaning set forth in Section 5.4.

“Continuing Personnel” has the meaning set forth in Section 5.13(a).

“Contract” means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding, commitment, arrangement, or undertaking of any nature, whether express or implied, in each case as amended and supplemented from time to time.

“Data Room” means the virtual data room managed by the Company in connection with the Transactions.

“Deductible” has the meaning set forth in Section 7.4(a).

“DGCL” has the meaning set forth in the Recitals.

“D&O Indemnified Party” has the meaning set forth in Section 5.15(a).

“Effective Time” has the meaning set forth in Section 1.2.

“Employment Agreements” has the meaning set forth in the Recitals.

“Environmental Claim” means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential Liability (including potential Liability for investigatory costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, release or threatened release of any hazardous materials or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law” means any federal, state, local or foreign environmental, health and safety worker safety, or other Applicable Laws (including common law) relating to hazardous materials, or pertaining to restrictions on hazardous materials in products, requirements to take-back or recycle used products or wastes, or product packaging or labeling.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into such.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means with respect to the Company, each Company Subsidiary and any trade or business (whether or not incorporated) which is treated as a single employer with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Continental Stock Transfer & Trust Company.

“Escrow Agreement” means the agreement in substantially the form attached as Exhibit F.

“Escrow Amount” means Thirteen Million Dollars ($13,000,000).

“Escrow Fund” means the escrow fund established by deposit of the Escrow Amount with the Escrow Agent in accordance with the terms of this Agreement.

“Escrow Release Amount” means Ten Million Dollars ($10,000,000).

“Escrow Release Date” means 11:59 p.m. New York time on the day which is twelve (12) months after the Closing Date.

“Estimated Closing Net Working Capital” has the meaning set forth in Section 1.13(a).

“Expense Amount” means Two Hundred Thousand Dollars ($200,000).

“Expense Fund” means the expense fund established by deposit of the Expense Amount with the Selling Securityholders’ Representative in accordance with the terms of this Agreement.

“Expiration Date” has the meaning set forth in Section 7.1.

“Expiration Date Retained Escrow Amount” has the meaning set forth in Section 7.5(a)(vi).

“Federal Cannabis Laws” means any U.S. federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of cannabis, marijuana or related substances or products containing or relating to the same, including, without limitation, the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960 and the regulations and rules promulgated under any of the foregoing.

“Final Closing Net Working Capital” has the meaning set forth in Section 1.13(b)(i).

“FIRPTA Certificate” has the meaning set forth in Section 5.8.

“Fiscal Year” or “FY” means, for any particular year the 12-month period beginning on January 1 and ending on December 31 of such year.

“Fraud” means, with respect to any Person, actual (and not constructive) common law fraud under Delaware law, including the making by a Party, to another Party, of a willful misrepresentation of any representation or warranty contained in this Agreement that, at the time such representation or warranty was made by such Party was inaccurate, and was made with actual knowledge (and not imputed or constructive knowledge), without any duty of inquiry or investigation, of the inaccuracy of such representation or warranty and with the intent to deceive such other party to induce such other party to enter into this Agreement and such other Party acted in reasonable reliance on such representation and warranty and suffered Losses as a result of such reliance or otherwise in connection therewith. For the avoidance of doubt, “Fraud” does not include equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including fraud), in each case, based on negligence or recklessness.

“Fundamental Representations” has the meaning set forth in Section 7.4(a).

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“General Cap” has the meaning set forth in Section 7.4(b).

“Governmental Authority” means any governmental authority, quasi-governmental authority (including, but not limited to the Securities and Exchange Commission), court, tribunal, arbitral or judicial body (including any grand jury), arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, province, county, city or other political subdivision, and shall include any stock exchange, quotation service, the New York Stock Exchange and NASDAQ.

“Grant Date” has the meaning set forth in Section 2.3(b).

“Harmful Code” means any program, routine, device or other feature, such as but not limited to any “back door,” “drop dead device,” “Trojan Horse,” “virus,” “worm,” “spyware,” or “adware” (as such terms are commonly understood in the technology industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (a) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent.

“Identified Employees” shall mean the employees of the Company listed in Schedule A-1.

“Inbound License” has the meaning set forth in Section 2.19(c).

“Indebtedness” means each of the following, whether or not contingent or due and payable: (i) indebtedness of the Company or any of the Company Subsidiaries for borrowed money, including all convertible debt, bridge loans, and all debt that becomes due and payable solely or partially as a result of the Transactions; (ii) obligations of the Company or any of the Company Subsidiaries evidenced by bonds, debentures, notes or other similar instruments; (iii) obligations of the Company or any of the Company Subsidiaries in respect of letters of credit or other similar instruments (or reimbursement agreements in respect thereof) or banker’s acceptances; (iv) obligations of the Company or any of the Company Subsidiaries to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than three (3) months after the date of placing such property in service or taking delivery thereof and title thereto or the completion of such services; (v) indebtedness of third parties which is either guaranteed by the Company or any of the Company Subsidiaries or secured by a Lien on the assets of the Company or any of the Company Subsidiaries; (vi) any accounts payable of the Company or any of the Company Subsidiaries that are overdue more than three (3) months which are not being disputed by the Company in good faith; (vii) any acceleration, termination fees, pre-payment fees, balloons or similar payments on any of the foregoing in connection with the termination thereof; and (viii) all accrued interest on any of the foregoing.

“Indemnification Claim” has the meaning set forth in Section 7.1(c).

“Indemnity Cap” has the meaning set forth in Section 7.2(c).

“Independent Accountant” has the meaning set forth in Section 1.15(b).

“Information Statement” has the meaning set forth in Section 5.2(a)(ii).

“Initial Consideration” has the meaning set forth in Section 1.6(a).

“Intellectual Property” means any and all technology, Software, technical documentation, specifications, designs, bills of material, build instructions, test reports, schematics, algorithms, application programming interfaces, user interfaces, routines, formulae, tools, databases, lab notebooks, invention disclosures, materials, inventions (whether patentable or not), improvements, trade secrets, proprietary information, know-how, databases and data collections, invention disclosures, technical data and customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories, business plans, product roadmaps, works of authorship, and documentation relating to any of the foregoing, and any other tangible embodiments of Intellectual Property Rights, whether in electronic, written or other form.

“Intellectual Property Rights” means any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) United States and foreign patents and utility models and applications therefor and all reissues, divisions, reexaminations, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) rights in trade secrets, confidential information, or proprietary information related to Intellectual Property; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) rights in domain names and uniform resource locators; (v) rights in industrial designs; (vi) rights in trademark and service mark registrations and applications for registration therefor, trade names, logos, common law trademarks and service marks, and related goodwill; (vii) all rights in databases and data collections; (viii) all moral and economic rights of authors and inventors, however denominated; and (ix) any similar or equivalent rights to any of the foregoing.

“Interim Financial Statements” means the unaudited balance sheet of the Company as of January 31, 2021, and the related unaudited statement of operations and statement of cash flows for the period ended on such date.

“Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company.

“IRS” means the United States Internal Revenue Service or any successor entity.

“Joinder Agreement” has the meaning set forth in the in Recitals.

“knowledge of the Company” or similar phrase means the actual knowledge of a particular fact, circumstance, event or other matter in question of any of the individuals set forth in Schedule A-2. Any such Person will be deemed to have knowledge of a particular fact, circumstance, event or other matter if such Person would have obtained such knowledge while performing his or her duties to the Company and/or the Company Subsidiaries, as applicable.

“knowledge of the Parent” or similar phrase means the actual knowledge of a particular fact, circumstance, event or other matter in question of any of the individuals set forth in Schedule A-3. Any such Person will be deemed to have knowledge of a particular fact, circumstance, event or other matter if such Person would have obtained such knowledge while performing his or her duties to Parent and/or Merger Sub, as applicable.

“Last Balance Sheet” means the consolidated balance sheet of the Company as of the Last Balance Sheet Date and included in the Company Financials.

“Last Balance Sheet Date” means January 31, 2021.

“Law” or “Laws” means any law, statute, Order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement, including any successor provisions thereof, having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, province, county, city or other political subdivision or of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 2.16(a).

“Letter of Transmittal” has the meaning set forth in Section 1.10(b)(i).

“Liability” means all Indebtedness, obligations and other liabilities of a Person, whether absolute or contingent (or based upon any contingency), known or unknown, fixed or otherwise, liquidated or unliquidated, secured or unsecured, joint or several, vested or unvested, due or to become due, whether or not accrued or paid, executory, determined, determinable or otherwise and whether required or not required to be reflected in financial statements under GAAP or the Company’s applicable accounting principles.

“License” means any Contract, commitment, agreement or other arrangement that grants a Person the right to use, practice or otherwise enjoy the benefits of any Intellectual Property or Intellectual Property Rights (including any covenants not to sue or non-assertion covenants with respect to any Intellectual Property Rights).

“Lien” means any mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for a Permitted Encumbrance or restrictions on transfer generally arising under any applicable federal or state securities Law.

“Litigated Dispute” has the meaning set forth in Section 7.5(a)(iv).

“Loss” or “Losses” means any and all direct out of pocket losses in connection with any deficiencies, judgments, settlements, Action, assessments, Liabilities, losses, damages, interest, fines, penalties, Taxes, costs, charges, assessments, defaults and other losses, whether arising from a Third Party Claim or otherwise, and fees and expenses (including reasonable legal, accounting and other costs and expenses of professionals) incurred in connection with investigating, defending, settling or otherwise satisfying any of the foregoing or matters arising out of or relating to the foregoing, and in seeking indemnification, compensation or reimbursement therefor, and interest on any of the foregoing from the date incurred until paid at the prime rate published from time to time by the Wall Street Journal. For the avoidance of doubt, “Losses” shall not include any indirect, incidental, consequential or punitive damages or diminution in value or lost profits.

“Loss Amounts” means any recoverable Losses that are determined by an agreement, a settlement or a court judgment or award (regardless of whether the court judgment or award is or may be appealable) binding on the Selling Securityholders’ Representative (in respect of the Selling Securityholders) and Parent in accordance with Article 7.

“Managing Member Expense Amount” means Five Hundred Thousand Dollars ($500,000).

“Managing Member Expense Fund” means the expense fund established by deposit of the Managing Member Expense Amount with the Company Managing Members in accordance with the terms of this Agreement.

“Material Contracts” has the meaning set forth in Section 2.20(a).

“Maximum Cap” has the meaning set forth in Section 7.4(c).

“Member Written Approval” has the meaning set forth in the Recitals.

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Net Working Capital” means, as of any date, the excess of the current assets of the Company (excluding any deferred Tax assets of the Company) over the current liabilities of the Company, including any payroll or employment taxes incurred by the Company on or prior to the Closing Date (and excluding (i) any deferred Tax liabilities of the Company, (ii) the current portion of any Indebtedness of the Company, and (iii) any Transaction Expenses), in each case as reflected on the balance sheet of the Company as of such date and as calculated in accordance with GAAP, as consistently applied by the Company in accordance with Past Practices.

“Non-Competition Agreements” has the meaning set forth in the Recitals.

“Objection Notice” has the meaning set forth in Section 7.5(a)(ii).

“Off-the-Shelf Software” means software, other than Open Source Materials, that (i) is generally commercially available from a third party under a standard non-exclusive end-user license, (ii) is and has not been distributed with or incorporated in any Company Product, (iii) is and has been used exclusively for internal purposes, and (iv) was licensed to Company or a Company Subsidiary on a perpetual, non-exclusive basis (a) for all users and work stations of the Company or a Company Subsidiary for fixed payments of less than One Hundred Thousand Dollars ($100,000) in the aggregate, or (b) for a single user or work station of the Company or a Company Subsidiary for fixed payments of less than Ten Thousand Dollars ($10,000) in the aggregate.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including but not limited to any license approved by the Open Source Initiative, or any Creative Commons License. For avoidance of doubt, Open Source Licenses include without limitation Copyleft Licenses.

“Open Source Materials” means any Software or other Intellectual Property subject to an Open Source License.

“Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” equity right or other Contract that gives the right to (a) purchase or otherwise receive or be issued any capital equity or other Equity Interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any capital stock or other Equity Interests of such Person or (b) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of capital equity or other Equity Interests of such Person, including any rights to participate in the equity, income or election of directors or officers of such Person.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental Authority (in each such case whether preliminary or final).

“Outbound License” has the meaning set forth in Section 2.19(c).

“Parent” has the meaning set forth in the Preamble.

“Parent Charter Documents” means the Parent’s Certificate of Incorporation and bylaws.

“Parent Common Stock” has the meaning set forth in Section 5.20.

“Parent Employer” has the meaning set forth in Section 5.13(a).

“Parent Indemnitees” has the meaning set forth in Section 7.2(a).

“Parent Material Adverse Effect” means (i) a change, effect, event, occurrence or circumstance, whether known or unknown, that is, or is reasonably likely to, individually or in the aggregate, be, materially adverse to the business, condition (financial or other), operations, results of operations, Assets or Liabilities of Parent and its subsidiaries, taken as a whole, or (ii) a change, effect, event, occurrence or circumstance that is materially adverse to the Parent’s ability to consummate the Transactions.

“Parent Redeemable Warrants” has the meaning set forth in Section 5.20.

“Paying Agent” means the Escrow Agent.

“Permits” has the meaning set forth in Section 2.13(b).

“Permitted Encumbrance” means (i) any statutory lien for Taxes (a) not yet due and payable or (b) the validity or amount of which is being contested in good faith by appropriate proceedings; provided, that in the case of clause (b), adequate reserves have been established therefor on the Company Financials; (ii) any mechanics’, carriers’, workers’, repairers’ or other similar lien arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company (or Company Subsidiary) or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established therefor on a basis consistent with prior periods and are reflected on the Company Financials; (iii) any pledge, deposit or other lien securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation); (iv) with respect to any real property leased by the Company (a) any encumbrance on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising therefrom or benefiting or created by any superior estate, right or interest, (b) any encumbrance that would be set forth in any title policies, endorsements, title commitments, title certificates and/or title reports and any zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities, and (c) any minor encroachment; provided, however, that none of the foregoing encumbrances or encroachments described in clause (iv) does, or would reasonably be expected to, individually or in the aggregate, impair, in any material respect, the continued use and operation of the property to which they relate in the Company’s business; and (v) those liens set forth on Exhibit C attached hereto.

“Person” means the meaning given to such term in the Securities Act.

“Personal Information” means any information in the possession of the Company about an identifiable individual other than the name, title or business address or telephone number of an employee.

“Plan” means any of the following which covers current or former employees, directors or consultants of the Company or any Company Subsidiary: (i) each employment, consulting, noncompetition, nondisclosure, non-solicitation, severance, termination, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, deferred compensation, retention, transaction and change in control plan, program, arrangement, agreement, policy or commitment, (ii) each stock option, restricted stock, deferred stock, performance stock, stock appreciation, stock unit or other equity or equity-based plan, program, arrangement, agreement, policy or commitment, (iii) each savings, life, health, disability, accident, medical, dental, vision, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition, vacation, paid-time-off, other welfare fringe benefit and other employee compensation plan, program, arrangement, agreement, policy or commitment, including in each case, each “employee benefit plan” as defined in Section 3(3) of ERISA and any trust, escrow, funding, insurance or other agreement related to any of the foregoing.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Principal Members” has the meaning set forth in Section 2.6(c).

“Products Liability Event” shall mean any accident, happening or event which occurs or has occurred at any time on or prior to the Closing Date that is caused by any hazard or defect in manufacture, design, materials or workmanship including any failure to warn or any breach of express or implied warranties or representations with respect to a product manufactured, shipped, sold or delivered by or on behalf of the Company or any Company Subsidiary which results in injury or death to any Person or damage to or destruction of property (including damage to or destruction of the product itself) or other consequential damages, at any time.

“Protected Communications” means, at any time, any and all communications in whatever form that shall have occurred between or among any of the Company, the Company Managing Members, the Company Members, the Steering Committee formed by the Company Managing Members, or any of its or their respective Affiliates, equity holders, directors, officers, employees, agents, advisors and attorneys (including Hinckley, Allen & Snyder LLP) relating, directly or indirectly, to or in connection with this Agreement, the events and negotiations leading to this Agreement, any of the Transactions, or any other potential sale or transfer of control transaction involving the Company.

“PTO” means the United States Patent and Trademark Office.

“Recall” shall mean a product recall, market withdrawal, rework or post sale warning or similar action.

“Registered Intellectual Property” shall mean all United States Intellectual Property Rights that have been recorded or registered in any applicable jurisdiction or are otherwise the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Authority.

“Related Persons” has the meaning given to such term under the Securities Act.

“Related Parties” has the meaning set forth in Section 2.22.

“Released Claims” has the meaning set forth in Section 7.7.

“Representation Breach Claim” has the meaning set forth in Section 7.2(a).

“Representatives” means, with respect to a Person, its Affiliates and its and their respective officers, directors (or members of any governing body), equityholders, managers, principals, Associates, attorneys, financial advisers, auditors, and other representatives and agents.

“Requisite Member Vote” has the meaning set forth in Section 2.6(b).

“Reward Units” has the meaning set forth in Section 2.3(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Selling Securityholders” means each Company Member that is entitled to receive cash consideration pursuant to Section 1.7(a).

“Selling Securityholders’ Representative” has the meaning set forth in the Preamble.

“Significant Customers” has the meaning set forth in Section 2.25(a).

“Significant Suppliers” has the meaning set forth in Section 2.25(b).

“Signing Filing” has the meaning set forth in Section 5.6(b).

“Signing Press Release” has the meaning set forth in Section 5.6(b).

“Software” means computer software, firmware, programs and databases in any form, including Internet web sites, web content and links, source code, executable code, tools, developers kits, utilities, graphical user interfaces, menus, images, icons, and forms, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations related thereto.

“Stipulated Amount” has the meaning set forth in Section 7.5(a)(ii).

“Straddle Period” means any Tax period or portion thereof beginning on or before and ending after the Closing Date.

“Subsidiary” means any Person, whether or not existing on the date hereof, in which the Company or Parent, as the context requires, directly or indirectly through subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest, or voting power of or in such Person.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Takeover Statute” means a “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation, including Section 203 of the DGCL.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, capital gain, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, and any other levy, impost, contribution, duty, liability or charge in the nature of tax of any kind whatsoever, including related withholdings or deductions of any nature and including any interest, penalty, charge, fine or addition thereto, whether disputed or not.

“Tax Authority” means any taxing or other governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Matter” has the meaning set forth in Section 5.12(e)(i).

“Tax Return” means any return, report, information return, estimated return, schedule, certificate, statement or other document (including (i) any amendments or supplements thereto, or (ii) any related or supporting information) filed or required to be filed with a Tax Authority.

“Third Party Claim” has the meaning set forth in Section 7.5(b)(i).

“Third Party Claim Notice” has the meaning set forth in Section 7.5(b)(i).

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer Taxes” has the meaning set forth in Section 5.12(f).

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to Sections of the Treasury Regulations shall include any corresponding provision or provisions or succeeding, similar, substitute proposed or final Treasury Regulations.

“Trust Account” means the trust account in the principal amount of One Hundred Seventy-Two Million Five Hundred Thousand Dollars ($172,500,000) established by Parent in connection with its initial public offering as further described in the Prospectus, and managed by the Paying Agent.

“Unresolved Claims” has the meaning set forth in Section 7.5(a)(vi).

“Willful Breach” shall mean, with respect to any representation, warranty, agreement or covenant, an action or omission that the breaching party knows is or would constitute a breach of such representation, warranty, agreement or covenant.

10.2 Construction. Unless the context of this Agreement otherwise requires, (i) words of either gender or the neuter include the other gender and the neuter, (ii) words using the singular number also include the plural number and words using the plural number also include the singular number, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iv) the terms “Article” or “Section” or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement, (v) the phrases “ordinary course of business” and “ordinary course of business consistent with past practice” refer to the business and practice of the Company, (vi) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (vii) when a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated, and (viii) when a statement herein with respect to a particular matter is qualified by the phrase “in all material respects,” materiality shall be determined solely by reference to, and solely within the context of, the specified matter and not with respect to the entirety of this Agreement or the entirety of the Transactions. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. When used herein, the terms “party” or “parties” refer to Parent and Merger Sub, on the one hand, and the Company, on the other, and the terms “third party” or “third parties” refers to Persons other than Parent, Merger Sub or the Company. When used herein, all references to $ or dollars shall mean the legal currency of the United States.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives, all as of the date first written above.

GREENROSE ACQUISITION CORP.

By:	/s/ William F. Harley III
Name:	William F. Harley III
Title:	Chief Executive Officer

GNRS CT MERGER SUB, LLC

By:	/s/ William F. Harley III
Name:	William F. Harley III
Title:	Manager

THERAPLANT, LLC, acting by and through its Steering Committee

By:	/s/ Daniel Emmans
Name:	Daniel Emmans
Title:	Steering Committee Member

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Selling Securityholders’ Representative

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Managing Director

[Signature Page to Agreement and Plan of Merger]

exhibit a-1

FORM OF JOINDER AGREEMENT

Joinder Agreement

to

Agreement and Plan of Merger

Reference is hereby made to that certain Agreement and Plan of Merger (the “Agreement”) effective as of March 12, 2021, by and among Greenrose Acquisition Corp., a Delaware corporation (“Parent”), GNRS CT Merger Sub, LLC, a Connecticut limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), Theraplant, LLC, a Connecticut limited liability acting by and through its Steering Committee (the “Company”), and Shareholder Representative Services LLC, solely in its capacity as the representative of the Selling Securityholders (the “Selling Securityholders’ Representative”) (capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement).

The undersigned hereby acknowledges the following:

1.	The undersigned has received and reviewed the Agreement. The undersigned hereby specifically accepts, adopts and agrees to be bound by and comply with all applicable provisions of the Agreement as a Principal Member (as defined in the Agreement). The undersigned hereby joins in and executes the Agreement, hereby authorizing executed copies of this Joinder Agreement to be attached to the Agreement or any amendments thereto for the purpose of evidencing the undersigned’s adoption of the Agreement or for any other purpose set forth in the Agreement.

2.	The Approval of Members, attached hereto as Exhibit A, is hereby incorporated by reference to this Joinder Agreement.

3.	The undersigned hereby waives any rights of preemption, purchase option rights, investors’ rights, transfer restriction rights, rights of first notice, negotiation, offer and refusal, rights of approval or other similar rights or restriction in connection with the Transaction under Applicable Laws, the Company Charter, the Company Operating Agreement, applicable Contracts and otherwise.

4.	The undersigned hereby appoints Shareholder Representative Services LLC, or such other party as the Steering Committee of the Company may designate, as the initial Selling Securityholders’ Representative for the purposes set forth in the Agreement.

[Signature page to follow]

IN WITNESS WHEREOF, this Joinder Agreement has been duly executed by the parties hereto as of the day and year set forth below.

IF AN INDIVIDUAL:

By: _______________________________	DATE: ______________________
Print Name:

IF AN ENTITY:

_________________________________
(Entity Name)

By: _______________________________	DATE: ______________________
Print Name:
Title:

EXHIBIT A-2

FORM OF MEMBER WRITTEN APPROVAL

APPROVAL OF

THE MEMBERS OF

THERAPLANT, LLC

The undersigned members (the “Members”) of THERAPLANT, LLC, a Connecticut limited liability company (the “Company”), hereby take the following actions:

WHEREAS, the Members have determined that it is necessary, advisable, and in the best interests of the Company to enter into a strategic transaction with Greenrose Acquisition Corp., a Delaware corporation (“Greenrose”), and GNRS CT Merger Sub, LLC, a Connecticut limited liability company and wholly-owned subsidiary of Greenrose (the “Merger Sub”), in which the Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving entity which, as a result of the Merger, will be wholly-owned by Greenrose, pursuant to that certain Agreement and Plan of Merger between the Company, Greenrose, Merger Sub and that certain individual identified therein as the Selling Shareholders’ Representative, in substantially the form of the attached Exhibit A (the “Merger Agreement”); and

WHEREAS, in connection with the Merger, the Members have determined that it is in the best interests of the Company that the Company enter into, execute and deliver the Merger Agreement and any related documents necessary to effectuate the Merger, as contemplated by the Merger Agreement.

NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement be, and hereby is, authorized and approved, and the Company be, and hereby is, authorized to enter into the Merger Agreement and consummate the Merger in accordance with its terms; and be it

FURTHER RESOLVED, that the Members hereby approve, ratify and confirm in all respects any and all lawful actions previously or subsequently taken or caused to be taken by or on behalf of the Company by the Managing Members of the Company, which are consistent with and in furtherance of the intent and purposes of the foregoing recitals and resolutions and the consummation of the transactions contemplated thereby; and be it

FURTHER RESOLVED, that any Managing Member of the Company (the “Authorized Persons”), be, and each acting singly hereby is, authorized to perform all such acts and to execute and deliver all such related agreements, documents and instruments, in the name and on behalf of the Company, as such Authorized Person shall deem necessary, appropriate or advisable to effectuate the intent and purposes of the foregoing resolutions, such determination to be conclusively evidenced by the performance of each such act and the execution and delivery of each such agreement, document and instrument; and all actions previously taken by the Members or the Managers of the Company which are consistent with and in furtherance of the intent and purposes of the foregoing resolutions are hereby adopted, ratified, confirmed and approved in all respects as the acts and deeds of the Company; and be it

FURTHER RESOLVED, that this Consent may be signed by facsimile or electronic signature, which shall be deemed to be an original, and in any number of counterparts. Any person may execute any such counterpart, each of which when executed shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument.

[Signature page to follow]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Approval effective as of the date set forth next to their respective names.

MEMBER (Individual):

Print Name:
Date:

MEMBER (Entity):

Name:

By:
Name:
Title:
Date:

[Approval of Members of Theraplant, LLC re: Greenrose Merger]

EXHIBIT A

MERGER AGREEMENT

See attached.

EXHIBIT B

form of certificate of merger

CERTIFICATE OF MERGER

OF

GNRS CT MERGER SUB, LLC

(a Connecticut limited liability company)

WITH AND into

THERAPLANT, LLC

(a Connecticut limited liability company)

Pursuant to Section 34-279j of the Connecticut Uniform Limited Liability Company Act (the “Act”), this Certificate of Merger provides as follows:

FIRST:The name and governing jurisdiction of each of the merging entities is as follows:

Name	Governing Jurisdiction

GNRS CT Merger Sub, LLC	Connecticut

Theraplant, LLC	Connecticut

SECOND:	Theraplant, LLC, a Connecticut limited liability company (the “Surviving LLC”), shall be the surviving entity.

THIRD:	The merger shall be effective at [ ] [am/pm] on [ ], 2021, pursuant to the laws of the State of Connecticut.

FOURTH:	The Certificate of Organization of the Surviving LLC shall be, effective as of the date of the aforementioned merger, amended and restated to be in the form attached hereto as Exhibit A.
.
FIFTH:	The merger was duly approved and adopted by GNRS CT Merger Sub, LLC and Theraplant, LLC, each a Connecticut limited liability company, in accordance with the provisions of Sections 34-279(h) – 34-279(i) of the Act, as required by Connecticut law.

[Signatures on next page]

Executed this ______ day of ______________, 2021.

GNRS CT MERGER SUB, LLC

By
Name:
Title:

THERAPLANT, LLC

By
Name:
Title:

EXHIBIT C

PERMITTED LIENS

1.	The TFBG 2017 Mortgage.

2.	The TFBG Construction Mortgage.

3.	Those Liens created under the TFBN Security Agreement, TFBG Construction Security Agreement and the TFBG Construction ALR.

Defined terms used on this Exhibit C have the meanings ascribed to them on Schedule 2.3 of the Disclosure Schedules.

EXHIBIT D

FORM OF LETTER OF TRANSMITTAL

(Please read the accompanying instructions carefully)

LETTER OF TRANSMITTAL

To Surrender Units

of

THERAPLANT, LLC

To be Exchanged for Cash

Pursuant to an Agreement and Plan of Merger to be dated as of March 12, 2021

DELIVERY INSTRUCTIONS

All members must complete Boxes A and B.

Additionally, all members must provide an IRS Form W-9 or W-8 to avoid backup withholding on payments. Please also read the “General Instructions” on page 7.

Complete and Return Original to:

The Paying Agent is:
Continental Stock Transfer & Trust Company

By Mail	By Hand or Overnight Courier:
Continental Stock Transfer & Trust Co.	Continental Stock Transfer & Trust Co.
1 State Street- 30th Floor	1 State Street- 30th Floor
New York, NY 10004	New York, NY 10004
Attention: Corporate Actions	Attention: Corporate Actions

For information call: [___________ or email: _________@continentalstock.com

Delivery of this instrument to an address other than as set forth above does not constitute a valid delivery.

For Information Contact [___________________] or [___________________]

YOUR RESPONSE IS REQUIRED BY [DAY] [DATE] AT 12:00p.m. EASTERN TIME

All MEMBERS must complete Boxes A and B and [all u.s. MEMBERS must complete] box G. Please also read the “General Instructions” on page 7.

MEMBER NAME: _____________________________________

BOX A – Signature of Members	BOX B
(Must be signed by all members; include legal capacity if signing on behalf of an entity)		Number of units surrendered hereby

Signature – Member		Founders Units

Signature – Spouse of Member*
Series A Units
Telephone Number and/or Email Address
Service Units

Reward Units

Undesignated Units
Total Units Surrendered:

* Must be signed by the spouse of the Member if any of the Units constitute community property and/or spousal or other approval is required for this letter agreement to be legal, valid and binding. Residents of Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington and Wisconsin should ensure this Letter of Transmittal is signed by the spouse of the Member.

BOX C – New Registration Instructions	BOX D – One Time Delivery Instructions
To be completed ONLY if the check is to be issued in the name(s) of someone other than the holder(s) in Box E. ISSUE TO:	To be completed ONLY if the check is to delivered to an address other than that listed in Box E. MAIL TO:

Name	Name
Street Address	Street Address
City, State and Zip Code	City, State and Zip Code

☐ Please remember to complete and sign the Form W-9 attached hereto or, if applicable, please complete and provide a signed W-8BEN form, available online at www.irs.gov.

BOX E – Name and Address of Member(s)	BOX F – Medallion Guarantee
Please make any address corrections below

If you have completed Box C or all registered holders are not listed on the bank account provided in Box H (if you elected a wire payment), your signature must be Medallion Guaranteed by an eligible financial institution.

□ indicates permanent address change	Note: A notarization by a notary public is not acceptable

BOX G – Optional Bank Wire Instructions

NOTE: If you wish to have the cash consideration to be issued to you in the Merger (as defined herein) sent to you by wire transfer, please provide the wire instructions below. Otherwise, such cash consideration will be issued to you in the form of a check mailed to the address provided on page 2. It is recommended that you provide wire transfer instructions in order to expedite receipt of payment. NOTE: If you choose to have your consideration wired to you the Paying Agent will deduct a fee of $50. If the name on the bank account does not match the registration or does not include all registered holders, a medallion guarantee is required in Box F. In connection to the above referenced Merger, please wire the entitled funds as follows:

ABA Routing Number
Bank Name
Bank Address
Name on Bank Account
Account Number (DDA)
SWIFT / IBAN (if applicable)
For Further Credit Acct #
For Further Credit Acct Name

By completion of Box G, you hereby agree that the above wire instructions are true and correct and by endorsing this Letter of Transmittal, the person authorized to act on behalf of this account is directing Greenrose Acquisition Corp., or its designee to make payment of the Merger Consideration (as defined herein) represented by this Letter of Transmittal to the bank account listed above.

A.	Surrender of Units

Pursuant to the Agreement and Plan of Merger, to be dated as of March 12, 2021 (as it may be amended from time to time, the “Merger Agreement”), by and among GREENROSE ACQUISITION CORP., a Delaware corporation (the “Parent”), GNRS CT MERGER SUB, LLC a Connecticut/ limited liability company and direct wholly-owned subsidiary of Parent (the “Merger Sub”), and THERAPLANT, LLC, a Connecticut limited liability company (the “Company”), Merger Sub shall be merged with and into the Company (the “Merger”), and the Company shall be the surviving corporation in the Merger as a wholly-owned Subsidiary of the Parent. Capitalized terms used but not defined in this Letter of Transmittal (this “Letter”) shall have the meanings ascribed to them in the Merger Agreement.

As a result of the Merger, each unit of the Company (the “Company Units”), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive (subject to any applicable withholding taxes) cash in accordance with the terms of the Merger Agreement. The amounts in the immediately preceding sentence shall be referred to in this Letter as the “Payments.”

In connection with the Merger Agreement, the Member signatory hereto (the “Holder” or “you”) hereby surrenders, subject to the terms and conditions of the Merger Agreement, all of the units of the Company owned by you in exchange for, and for the purpose of receiving, on the terms and subject to the conditions set forth in the Merger Agreement, the Payments that you are entitled to receive pursuant to the Merger Agreement with respect to each unit of the Company being surrendered hereby. All such cash payments shall be rounded to the nearest penny.

Any Letter completed, executed and delivered by you prior to the Closing Date shall be held in escrow by the Company and the Parent pending the Closing, and the surrender of units of the Company that is effected hereby shall be conditioned on and effective as of the Effective Time. The Letter will be returned to you if the Merger Agreement is terminated in accordance with its terms prior to the Closing.

B.	Representations and Warranties and Agreements of the Holder

You hereby represent and warrant to the Company as follows:

You have received of a copy each of: the Merger Agreement; including each Exhibit thereto, and an Information Statement prepared by the Company with respect to the Merger Agreement (together, the “Letter of Transmittal Package”) which were sent contemporaneously with this Letter. You have consulted, or had the opportunity to consult, with your legal counsel or other advisors (including tax advisors) with respect to this Letter and the Letter of Transmittal Package. You approve the terms and conditions of the Merger Agreement and all arrangements relating thereto. In addition, you acknowledge that payments in respect of the Company units are controlled by the terms and subject to the conditions of the Merger Agreement.

You hereby agree to be bound by, as if a signatory thereto, to the provisions of the Merger Agreement applicable to Selling Securityholders, including but not limited to those relating to (i) the allocation and payment of the Merger Consideration as set forth in Article I of the Merger Agreement, (ii) the Allocation Statement, (iii) the indemnification obligations of the Company members as set forth in the Article VII of the Merger Agreement and (iv) the appointment of, and exculpation and indemnification of, the Selling Securityholders’ Representative as set forth in Section 9.13 of the Merger Agreement, in each case on the terms and subject to the conditions of the Merger Agreement. Without limiting the generality of the foregoing, you hereby acknowledge and agree that you have received, read and reviewed, or had the opportunity to review, with your counsel and other advisors and understand the Merger Agreement and the terms and conditions thereof.

C. Additional Representations

You hereby represent and warrant to the Company and Parent as follows:

You are the holder of the units of the Company surrendered pursuant to this Letter, with good and marketable title to such units of the Company and full power and authority to sell, assign and transfer the units of the Company, free and clear of any Encumbrance (other than any restrictions set forth under the Securities Act of 1933, as amended, or any applicable state securities laws). The units of the Company constitute all of the ownership interests in the Company owned, beneficially or of record by you.

You have full power and authority (and, if an individual, full legal capacity) to execute and deliver this Letter of Transmittal, to surrender the units of the Company and to perform your obligations hereunder. You have duly executed and delivered this Letter, which constitutes the valid and legally binding obligation of the Holder, enforceable in accordance with its terms and conditions. You are not required to obtain any authorization of any governmental authority or third party in connection with your execution and delivery of this Letter, the performance by you of your obligations hereunder or the consummation of the transactions contemplated by this Letter. If you are married, and any of the Company units constitutes community property (this may be the case if you live in Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington or Wisconsin) and spousal or other approval is required for this Letter to be legal, valid and binding and for the representations and warranties made herein to be true, then this Letter has been duly and validly executed and delivered by your spouse and constitutes a legal, valid and binding obligation of such spouse, enforceable against such spouse in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

None of the execution and the delivery of this Letter, the performance by you of your obligations hereunder or the consummation of the transactions contemplated hereby, will: (i) violate in any material respect any law to which you or any of your assets or properties is subject; (ii) if the Holder is an entity, violate any provision of its charter, bylaws or any other organizational or governing documents; or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice, consent or approval under any material agreement, contract, lease, permit, instrument, or other arrangements to which you are a party or by which you are bound or to which any of your assets are subject (or result in the imposition of any material Lien).

All authority conferred or agreed to be conferred in this Letter shall be binding upon your successors, assigns, heirs, executors, administrators and legal representatives and shall not be affected by, and shall survive your death or incapacity.

You acknowledge that the applicable Payments received in exchange for each unit of the Company surrendered herewith constitutes the entire and total consideration to which you are entitled to in respect of your Company units pursuant to the terms and subject to the conditions of the Merger Agreement.

The Parent, acting reasonably, reserves the right to reject this Letter if it is not in proper form. You understand that: (i) unless and until you surrender the Company units owned by you in accordance with the terms of this Letter and the Merger Agreement, no payments pursuant to the Merger Agreement shall be paid to you; (ii) payment pursuant to the Merger Agreement is conditioned upon the closing of the Merger and subject to the terms and conditions of the Merger Agreement, including Article II therein; and (iii) no interest will accrue on any amounts payable pursuant to the Merger Agreement. In addition, you recognize that the Merger is subject to various conditions.

The Holder (on behalf of itself, its members, each of its direct or indirect subsidiaries, and each of their respective officers, directors, employees, managers, partners, divisions, affiliated corporations, affiliated non-corporation entities, representatives, successors, predecessors and assigns) hereby irrevocably, unconditionally and forever acquits, releases and discharges the Company, Parent, Merger Sub, the Selling Securityholders’ Representative, their respective current and former members and each of their respective direct or indirect subsidiaries, and each of their respective current and former members, officers, directors, employees, managers, partners, divisions, affiliated corporations, affiliated non-corporation entities, representatives, successors, predecessors and assigns (individually and collectively, the “Released Parties”) from any and all debts, losses, costs, bonds, suits, actions, causes of action, liabilities, contributions, attorneys’ fees, interest, damages, punitive damages, expenses, claims, potential claims, counterclaims, cross-claims, or demands, in law or in equity, asserted or unasserted, express or implied, known or unknown, matured or unmatured, contingent or vested, liquidated or unliquidated, of any kind or nature or description whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), (individually and collectively, “Losses”), that the Holder had, presently has or may hereafter have or claim or assert to have against any of the Released Parties to the extent relating to the Company and its business arising, or relating to facts, events, occurrences or circumstances existing, prior to or as of the Closing (the “Released Matters”), except for (i) rights under the Merger Agreement and under each transaction and agreement contemplated by the Merger Agreement, (ii) without limiting clause (i), rights to receive any payments owed or payable to the Holder contemplated by the terms of the Merger Agreement and under each transaction and agreement contemplated by the Merger Agreement and (iii) any counterclaims or defenses in any future proceedings hereinafter arising. The Holder further acknowledges and agrees that the calculation of the consideration to which the Holder is entitled, as calculated in accordance with the Merger Agreement shall be final, conclusive and binding on the Holder. The release is intended to be complete, global and all-encompassing with respect to the Released Matters and specifically includes claims that are known, unknown, fixed, contingent or conditional, including without limitation, breach of fiduciary duty, or claims arising under the Securities Act of 1933, as amended, or any other federal, state, blue sky or local law dealing with any securities. Notwithstanding the provisions of any statute or common law principle in any jurisdiction, and for the purpose of implementing a full and complete release and discharge of all claims, the Holder expressly acknowledges that, with respect to the Released Matters, the release herein given is intended to include in its effect, without limitation, all claims which the Holder does not know or suspect to exist in the Holder’s favor at the time of execution hereof, and that the release herein given contemplates the extinguishment of any such claim or claims. This release will be enforceable by the Company, the Selling Securityholders’ Representative, Parent, Merger Sub and the other Selling Securityholders as third party beneficiaries hereof.

You will treat and hold as confidential all of the Company’s Confidential Information (as hereinafter defined) and refrain from using any of the Confidential Information except in connection with the business of the Company and its Subsidiaries and in connection herewith or as otherwise permitted herein. If you are requested or legally required to disclose any Confidential Information, you will, to the extent legally permitted, notify the Company promptly of the request or requirement so that the Company, at its sole expense, may seek an appropriate protective order or waive compliance with the provisions hereof. If, in the absence of a protective order or the receipt of a waiver hereunder, you are, on the advice of counsel, required or requested to disclose any Confidential Information to any tribunal or third party, you may disclose the Confidential Information to such tribunal or third party; but you will use reasonable efforts to obtain, at the Company’s request and expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Company promptly designates. As used herein, “Confidential Information” means any information concerning the businesses and affairs of the Company that is not, as of the date hereof, already generally available to the public. The foregoing provisions will not apply to any communications between you and your limited partners, members, directors, officers, affiliates, advisors or representatives or to any Confidential Information that becomes generally available to the public after the date hereof other than as a result of the undersigned’s breach of the foregoing obligation of confidentiality.

To the extent applicable, you waive the benefits of Section 1542 of the California Civil Code which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

This Letter and the representations, warranties, and agreements contained herein shall be for the benefit of and shall be enforceable by the Company, the Selling Securityholders’ Representative and the other Company Shareholders. This Letter may be executed and delivered in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which together shall constitute one and the same instrument. The Holder’s surrender of the Company units hereby is irrevocable but will conditioned on and effective as of the Effective Time.

By signing this Letter, you acknowledge and agree that the right to payment in accordance with the foregoing is in full consideration for the exchange of your Company units and any other rights you, or anyone claiming through you, may have in connection with your Company units will cease to be of any further force or effect upon consummation of the Merger. You agree that you will not, directly or indirectly, sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise transfer, exercise or dispose of, or enter into any agreement, arrangement or understanding to exercise, sell or transfer, any of your Company units, other than in connection with the Merger Agreement or any other transaction approved by Parent, prior to the closing of the transactions contemplated by the Merger Agreement (this obligation will be enforceable by the Company and Parent as a third party beneficiaries hereof). Notwithstanding any other provision of this Letter, this Letter shall be deemed void ab initio and have no further force or effect upon termination of the Merger Agreement prior to the consummation of the transactions contemplated thereby.

You hereby agree that this Letter shall be governed by, and construed in accordance with, the laws of the State of Connecticut, applicable to contracts executed in and to be performed entirely within that State, without regard to the conflicts of law principles that would result in the application of any law other than the law of the State of Connecticut. You hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Connecticut over any and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Letter, the negotiation, execution or performance of this Letter or transactions contemplated hereby, and you hereby irrevocably agree that all disputes in respect of such claim or any suit, action or proceeding related thereto may be heard and determined in such courts. You hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which you may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. You agree that a final judgment in any such action or proceedings shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

THE HOLDER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS Letter.

IMPORTANT TAX INFORMATION

Under U.S. federal income tax law, a U.S. holder whose units of the Company are surrendered hereby is required to provide such member’s current Taxpayer Identification Number (“TIN”). If such holder is an individual, the TIN is his or her Social Security Number. If the holder does not provide the correct TIN, the holder may be subject to a $50 penalty imposed by the Internal Revenue Service. In addition, reportable payments that are made to such holder may be subject to U.S. federal income tax backup withholding in an amount equal to 24% of any such payment. Backup withholding is not an additional tax. If withholding results in an overpayment of taxes, a refund from the Internal Revenue Service may be obtained. To prevent backup withholding on any cash payment made to a holder with respect to units of the Company surrendered in connection with the Merger Agreement, the holder is required to notify the Company of his or her correct TIN by completing the Form W-9 attached hereto.

Certain holders (including, among others, certain corporations and certain foreign holders) are not subject to these backup withholding and reporting requirements. To prevent possible erroneous backup withholding, an exempt payee that is not a foreign person must enter its correct TIN in the Form W-9 and complete the Form W-9 attached hereto. In order for a foreign holder to be exempt, that holder must submit an Internal Revenue Service Form W-8BEN, or other applicable Form W-8, signed under penalties of perjury, attesting to that individual’s exempt status. Internal Revenue Service Forms W-8 can be found at http://www.irs.gov. See the enclosed Guidelines for Certification of Taxpayer Identification Number on the Form W-9 for additional instructions.

If a holder of Company units that was received as compensation for the performance of services surrenders such Company units and receives payment in exchange therefore as set forth in the Merger Agreement and this Letter, the payment will be subject to normal withholding requirements that are applicable to wages, regardless of the submission of the Form W-9 (or applicable Form W-8).

GENERAL INSTRUCTIONS

Please read this information carefully.

●	BOX A-Signatures: All members must sign as indicated in Box A. If you are signing on behalf of a member or entity your signature must include your legal capacity.

●	BOX B-Certificate Detail: List all units surrendered hereby in Box B.

●	BOX C-New Registration: Provide the new registration instructions (name and address) in Box C. Complete Box G to certify tax identification number for new registration of U.S. citizen, resident or entity. Signature must be that of the new registration indicated. See notice to non-resident aliens above. All changes in registration require a Medallion Signature Guarantee. Joint registrations must include the form of tenancy. Custodial registrations must include the name of the Custodian (only one). Trust account registrations must include the names of all current acting trustees and the date of the trust agreement.

●	BOX D-One Time Delivery: Any address shown in Box D will be treated as a one-time only mailing instruction.

●	BOX E-Current Name and Address of Registered Shareholder: If your permanent address should be changed, please make the necessary changes in Box E.

●	BOX F-Signature Guarantee: Box F (Medallion Guarantee) only needs to be completed if the name on the check or bank account names are or will be different from the current registration shown in Box E. This guarantee is a form of signature verification which can be obtained through an eligible financial institution such as a commercial bank, trust company, securities broker/dealer, credit union or savings institution participating in a Medallion program approved by the Securities Transfer Association.

●	BOX G – Wire Instructions: To elect a bank wire transfer please complete Box H in its entirety. A medallion guarantee is required in Box F if all members are not listed on the bank account provided in Box H. Please contact your bank for questions regarding the appropriate bank routing number and account number to be used.

●	Request for Taxpayer Identification Number and Certification - Form W-9: A U.S. citizen, resident or entity must complete the attached Form W-9 to certify its tax identification number. Please provide the social security or employer identification number of the person or entity receiving payment, including signature and date for the above described units. Failure to complete the form will subject the recipient to the applicable federal income tax withholding from any cash payment made to them pursuant to the exchange. A non-U.S. Person (as defined below) must complete FORM W-8BEN.

●	Definition of U.S. Person: For federal tax purposes, you are considered a U.S. person if you are (1) an individual who is a U.S. citizen or U.S. resident alien, (2) a partnership or corporation created or organized in the United States or under the laws of the United States, (3) an estate (other than a foreign estate), or (4) a domestic trust (as defined in Treasury Regulation Section 301.7701-7).

●	Deficient Presentments: If you request a registration change that is not in proper form, the required documentation will be requested from you.

●	Returning: Return this Letter to Greenrose at the address below. The method of delivery is at your option and your risk, but it is recommended that documents be delivered via a registered method.

By Mail to:

Continental Stock Transfer & Trust Company

[Address]	with an electronic copy to	[_________________]
[Address]		and
Attn: [Name]		[________________]

For additional information please contact [____________________] or [_______________] via email at the addresses above.

IN ORDER TO GUARANTEE THE CLOSING OF THE MERGER CAN OCCUR, THE ABOVE MUST BE RECEIVED BY THE COMPANY NOT LATER THAN 12:00p.m. EASTERN TIME ON [DATE].

[FORM W-9]

EXHIBIT E

FORM OF COMPANY OFFICER’S CERTIFICATE

THERAPLANT, LLC

OFFICER’S CERTIFICATE

_________________, 2021

This Officer’s Certificate is delivered pursuant to Section 6.2(d) of that certain Agreement and Plan of Merger, dated March 12, 2021 (the “Agreement”), by and among Theraplant, LLC, a Connecticut limited liability company (the “Company”), acting by and through its Steering Committee, Greenrose Acquisition Corp., a Delaware corporation (the “Parent”), GNRS CT Merger Sub, LLC, a Connecticut limited liability company and wholly-owned subsidiary of Parent (the “Merger Sub”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Selling Securityholders (the “Selling Securityholders’ Representative”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

The undersigned, on behalf of the Company, and not in his individual capacity, does hereby certify as follows:

1.	(i) The representations and warranties in Sections 2.1 (Organization and Qualification), 2.2 (Authorization), 2.3 (Capital Equity), 2.4 (Subsidiaries), 2.6 (No Conflicts) and 2.28 (Anti-Money Laundering) of the Agreement are true, correct and complete in all respects as of the date of the Agreement and as of the Closing Date as if made on and as of the Closing Date (other than, in each case, such representations and warranties which by their express terms are made solely as of a specified earlier date, which are true, correct and complete in all respects as of such specified earlier date) other than inaccuracies that in the aggregate are de minimis, and (ii) the other representations and warranties of the Company contained in the Agreement are each true, correct and complete in all material respects as of the date of the Agreement and as of the Closing Date as if made on and as of the Closing Date (other than, in each case, such representations and warranties which by their express terms are made solely as of a specified earlier date, which are true, correct and complete in all material respects as of such specified earlier date), except for inaccuracies of representations and warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to have, a Company Material Adverse Effect.

2.	The Company has performed or complied with, in all material respects, each agreement, covenant and obligation required by the Agreement and the Ancillary Agreements to be so performed or complied with by the Company on or before the Closing Date.

3.	Since the date of the Agreement, no Company Material Adverse Effect has occurred.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned hereby executes this Officer’s Certificate as of the date first written above.

THERAPLANT, LLC

By:
Name:
Title: Managing Member

EXHIBIT F

FORM OF ESCROW AGREEMENT

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of [ ], 2021 by and among Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the representative of the Selling Securityholders (the “Selling Securityholder’s Representative”), Greenrose Acquisition Corp., a Delaware corporation (the “Parent”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Escrow Agent”) pursuant to the Merger Agreement (as defined below). Selling Securityholders’ Representative, the Parent and the Escrow Agent may hereinafter be referred to individually as a “Party” and collectively as, the “Parties”. Capitalized but undefined terms used herein shall have the meaning set forth in the Merger Agreement.

RECITALS

A. WHEREAS, Parent, GNRS CT Merger Sub, LLC, a Connecticut limited liability company and subsidiary of Parent, Theraplant, LLC, a Connecticut limited liability company (the “Company”), and the Selling Securityholders’ Representative have entered into an Agreement and Plan of Merger dated as of March 12, 2021 (the “Merger Agreement”), pursuant to which, among other things, the Company will merge with and into Merger Sub and the Company will survive the merger as a wholly owned subsidiary of Parent;

B. WHEREAS, the Merger Agreement contemplates the execution and delivery of this Agreement and the deposit by Parent with the Escrow Agent of Thirteen Million and 00/100 Dollars ($13,000,000.00) (the “Escrow Amount”) in order to provide a source of funding for certain indemnification obligations and net working capital requirements of the Selling Securityholders as described in the Merger Agreement and the Parties wish such deposit to be subject to the terms and conditions set forth herein and in the Merger Agreement; and

C. WHEREAS, pursuant to the terms of the Merger Agreement, the Selling Securityholders have appointed the Selling Securityholders’ Representative as his, her or its true and lawful attorney-in-fact, for and on behalf of each of the Selling Securityholders, with full power and authority to represent such Selling Securityholder and such Selling Securityholder’s successors and assigns with respect to all matters arising under this Escrow Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Section 1. Escrow.

1.1 Appointment; Cash Placed in Escrow. Parent and Selling Securityholders’ Representative hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment and agrees to act as escrow agent in accordance with the terms and conditions set forth herein. As of the Effective Date, Parent shall deposit or cause to be deposited with the Escrow Agent the Escrow Amount to be held in escrow in accordance with this Agreement.

1.2 Escrow Fund; Escrow Accounts.

(a) The Escrow Agent will issue its written confirmation of the receipt of the Escrow Amount and, upon delivery, shall hold the Escrow Amount, together with all products and investment proceeds thereof, including all interest, dividends, gains and other income (collectively, the “Escrow Earnings”) earned with respect thereto (collectively, the “Escrow Fund”), and the Escrow Agent shall hold the Escrow Fund in an account established with the Escrow Agent, subject to the terms of Section 3 below (the “Escrow Account”).

(b) For greater certainty, all Escrow Earnings shall be retained by the Escrow Agent and reinvested in the Escrow Fund and shall become part of the Escrow Fund; and shall be disbursed as part of the Escrow Fund in accordance with the terms and conditions of this Agreement.

1.3 Investments. [The Escrow Funds shall be placed in a “noninterest-bearing deposit account” insured by the Federal Deposit Insurance Corporation (“FDIC”) to the applicable limits.]1 The Escrow Fund shall at all times remain available for distribution in accordance with the terms of this Agreement. While on deposit, the Escrow Agent can earn bank credits or other consideration.

1.4 Trust Fund. The Escrow Fund shall be held in trust and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of Parent, Merger Sub, Selling Securityholders’ Representative or any Selling Securityholder. The Escrow Agent shall hold and safeguard the Escrow Fund until the Termination Date (as defined in Section 5) or earlier distribution in accordance with this Agreement.

Section 2. Release of Escrow Fund.

The Parties shall act in accordance with, and the Escrow Agent shall hold and release the Escrow Fund as provided in, this Section 2 as follows:

2.1 Working Capital. If the Final Closing Net Working Capital, as finally determined, is less than the Estimated Closing Net Working Capital, then no later than the fifth (5th) calendar day following the determination of the Final Closing Net Working Capital, the Escrow Agent, acting as Paying Agent (as defined below), shall pay to Parent out of the Escrow Funds an amount equal to the difference between the Final Closing Net Working Capital, as finally determined, and the Estimated Closing Net Working Capital in accordance with Section 1.13(c) of the Merger Agreement, based on a Joint Release Instruction (as defined herein).

2.2 Indemnification. At any time prior to the Expiration Date, as promptly as practicable, but in any event within five (5) Business Days after receiving (i) Joint Release Instructions or (ii) written instruction from Parent attaching a final non-appealable court order from a court of competent jurisdiction (a “Court Order”) setting forth the amount of the indemnification and relating to the release from the Escrow Funds, the Escrow Agent shall release or cause to be released the amounts, to the Persons, and in the manner set forth in such Joint Release Instructions or Court Order.

2.3 Release of Escrow Release Amount. Promptly following the Escrow Release Date, the Escrow Agent, acting as Paying Agent and pursuant to the Paying Agent Agreement, shall pay to the Selling Securityholders (to each, their respective Allocated Portion) the lesser of: (i) the Escrow Release Amount, or (ii) the Escrow Funds then remaining in the Escrow Account, subject to Section 2.5 hereof, based on a Joint Release Instruction.

2.4 Release of Remaining Escrow Funds. With regard to the remainder of the Escrow Funds not released pursuant to Section 2.3 hereof, promptly following Expiration Date, the Escrow Agent, acting as Paying Agent, shall pay the remaining balance of the Escrow Funds in accordance with Section 7.5 of the Merger Agreement, to the Selling Securityholders (to each, their respective Allocated Portion) (subject to withholding as applicable) based on a Joint Release Instruction.

1 CST has the following options:

Invest the money in Treasury only money market funds

Invest the funds in a deposit

Interest bearing account

2.5 Amount to be Released. In the event that Parent delivers a Claim Notice in accordance with Section 7.5 of the Merger Agreement on or prior to the Escrow Release Date or the Expiration Date, as applicable, the Escrow Agent shall continue to hold in escrow and shall not release, an amount of funds then held in escrow equal to the lesser of: (i) the Claim Amount, in accordance with the terms of Section 7.5 of the Merger Agreement (but not in any event in excess of the Escrow Amount); or (ii) the balance of the Escrow Fund which is available for release and distribution to the Selling Securityholders. The portion of the Escrow Fund in excess of the amount specified in clause (i) of the preceding sentence (as may be the subject of one or more timely delivered Claim Notices) shall be released by the Escrow Agent as specified in Section 2.3 or Section 2.4 hereof, as applicable. With respect to the amounts specified in any such timely delivered Claim Notices, the Escrow Agent shall promptly disburse funds from the Escrow Account within three (3) Business Days after delivery to the Escrow Agent of a Joint Release Instruction, as may be directed in such Joint Release Instruction in accordance with Section 7.5 of the Merger Agreement.

2.6 Method of Payment. All payments of any part of the Escrow Fund shall be made by wire transfer of immediately available funds to one or more accounts designated in advance (a) as set forth in a Joint Release Instruction, with respect to payments to Parent or (b) by the Selling Securityholders in their instructions to the Paying Agent pursuant to the Paying Agent Agreement, with respect to payments to the Selling Securityholders.

2.7 Call Back Authorized Individuals. In the event a Joint Release Instruction is delivered to the Escrow Agent, whether in writing, by telecopier, email or otherwise, the Escrow Agent is authorized to seek confirmation of such instruction by telephone call back to the person or persons designated in Exhibits A-1 and or A-2 annexed hereto (the “Call Back Authorized Individuals”), and the Escrow Agent may rely upon the confirmations of anyone purporting to be a Call Back Authorized Individual. To assure accuracy of the instructions it receives, the Escrow Agent may record such call backs. If the Escrow Agent is unable to verify the instructions, or is not satisfied with the verification it receives, it will not execute the instruction until all such issues have been resolved. The persons and telephone numbers for call backs may be changed only in writing actually received and acknowledged by the Escrow Agent.

2.8 Certain Definitions.

(a) “Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks located in New York, New York, are obligated or authorized by applicable law to remain closed for business.

(b) “Joint Release Instruction” means a joint written instruction of Parent and the Selling Securityholders’ Representative, which is executed by Parent and the Selling Securityholders’ Representative, to the Escrow Agent directing the Escrow Agent to disburse all or a portion of the Escrow Fund. In making any payments, the Escrow Agent (and the Paying Agent) shall rely upon the wire instructions and tax forms that it shall collect from (i) Parent pursuant to this Agreement and (ii) the Selling Securityholders pursuant to the Paying Agent Agreement, as applicable.

(c) “Person” means any individual, general or limited partnership, firm, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization other entity, including a Governmental Authority or any department, agency or political subdivision thereof.

Section 3. Fees and Expenses. The Escrow Agent shall be entitled to receive, from time to time, fees in accordance with Schedule 1. In accordance with Schedule 1, the Escrow Agent will also be entitled to reimbursement for reasonable and documented out-of-pocket expenses incurred by the Escrow Agent in the performance of its duties hereunder and the execution and delivery of this Agreement, absent the Escrow Agent’s gross negligence or willful misconduct in incurring such expenses.

Section 4. Limitation of Escrow Agent’s Liability.

4.1 Duties and Limitation of Liability. The Escrow Agent undertakes to perform such duties as are specifically set forth in this Agreement only and shall have no duty under any other agreement or document (other than as paying agent (the “Paying Agent”)) pursuant to the Paying Agent Agreement dated as of the date hereof between the Escrow Agent and the Parent (the “Paying Agent Agreement”)), and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it in good faith to be genuine and duly authorized, nor for any other action or inaction except for its own gross negligence or willful misconduct. In all questions arising under this Agreement and/or its interpretation hereof in conjunction with the Merger Agreement, the Escrow Agent may rely on the advice of qualified outside counsel with expertise in the matter at issue, and for anything done, omitted or suffered in good faith by the Escrow Agent based upon such advice the Escrow Agent shall not be liable to anyone. In no event shall the Escrow Agent be liable for incidental, punitive or consequential damages.

4.2 Indemnity. Parent, on the one hand, and Selling Securityholders’ Representative (solely on behalf of the Selling Securityholders and in its capacity as the Selling Securityholders’ Representative, not in its individual capacity) on the other hand, hereby agree that Parent and Selling Securityholders will jointly and severally indemnify the Escrow Agent and its officers, directors, employees and agents for, and hold it and them harmless against, any loss, liability or expense (including reasonable attorney fees) incurred without gross negligence or willful misconduct on the part of the Escrow Agent (or its officers, directors, employees or agents), arising out of or in connection with the Escrow Agent’s carrying out its duties hereunder. This right of indemnification shall survive the termination of this Agreement and the resignation of the Escrow Agent.

Section 5. Termination. This Agreement shall terminate upon the release by the Escrow Agent of the final amounts held in the Escrow Account in accordance with Section 2 hereof (the date of such release being referred to as the “Termination Date”).

Section 6. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue to act as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Agreement. Such resignation shall take effect not less than thirty (30) days after notice is given to all the other parties hereto. In such event, Parent may appoint a successor Escrow Agent reasonably acceptable to Selling Securityholders’ Representative. If Parent fails to appoint a successor Escrow Agent within fifteen (15) days after receiving the Escrow Agent’s written resignation, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent. The successor Escrow Agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment, and the successor Escrow Agent shall, without further acts, be vested with all the estates, property rights, powers and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein. The Escrow Agent shall act in accordance with written instructions from Parent and Selling Securityholders’ Representative as to the transfer of the Escrow Fund to a successor Escrow Agent.

Section 7. Representative. Unless and until Parent and Escrow Agent shall have received written notice of the appointment of a successor Selling Securityholders’ Representative, each of Parent and Escrow Agent shall be entitled to rely on, and shall be fully protected in relying on, the power and authority of Selling Securityholders’ Representative to act on behalf of the Selling Securityholders.

Section 8. Miscellaneous.

8.1 Attorneys’ Fees. In any action at law or suit in equity to enforce or interpret this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.2 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) when sent by electronic mail or facsimile, on the date of transmission to such recipient, (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (d) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Parent:

Greenrose Acquisition Corp.

111 Broadway

Amityville, NY 11797

Attn: William F. Harley III

Email: mickey@greenrosecorp.com

With a copy (which shall not constitute notice) to:

Tarter Krinsky & Drogin LLP

1350 Broadway

11th Floor

New York, NY 10018

Attention: Guy N. Molinari, Esq.

Email: gmolinari@tarterkrinsky.com

If to Selling Securityholders’ Representative:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Facsimile: (303) 623-0294

Telephone: (303) 648-4085

With a copy (which shall not constitute notice) to:

Hinckley Allen

100 Westminster Street, Suite 1500

Providence, RI 02903

Attention: David S. Hirsch, Esq.

Email: dhirsch@hinckleyallen.com

If to Escrow Agent:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attention: Trust Services, Frances E. Wolf, Jr. & Patrick Small

E-mail: fwolf@continentalstock.com & psmall@continentalstock.com

Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth. Notwithstanding the foregoing, notices addressed to the Escrow Agent shall be effective only upon receipt. If any notice or other document is required to be delivered to the Escrow Agent and any other Person, the Escrow Agent may assume without inquiry that notice or other document was received by such other Person on the date on which it was received by the Escrow Agent.

8.3 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.4 Counterparts. This Agreement may be executed in one or more counterparts (including by means of electronic mail or facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument. Facsimile and pdf signatures shall be treated as original signatures for all purposes hereunder.

8.5 Governing Law. This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, any of the transactions contemplated hereby, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in contract, tort, equity or otherwise, shall be governed by and construed in accordance with the domestic Laws of the State of New York.

8.6 Waiver of Jury Trial. THE PARTIES EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

8.7 Succession and Assignment. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and each of their respective permitted successors and assigns, if any.

8.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Escrow Agent, Parent and Selling Securityholders’ Representative. No waiver by any party hereto of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.10 No Third-Party Beneficiaries. Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

8.11 Entire Agreement. This Agreement and the Merger Agreement set forth the entire agreement among the parties hereto relating to the subject matter hereof and supersede any prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. In the event of a conflict between this Agreement and the Merger Agreement, the Merger Agreement shall govern.

8.12 Cooperation. Selling Securityholders’ Representative and Parent agree to cooperate fully with each other and the Escrow Agent and to execute and deliver such further documents, certificates, agreements, stock powers and instruments and to take such other actions as may be reasonably requested by Parent, Selling Securityholders’ Representative or the Escrow Agent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

8.13 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neutral genders; the feminine gender shall include the masculine and neutral genders; and the neutral gender shall include masculine and feminine genders.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have duly caused this Agreement to be executed as of the day and year first above written.

PARENT

GREENROSE ACQUISITION CORP.

By:
Name:	William F. Harley III
Title:	Chief Executive Officer

SELLING SECURITYHOLDERS’ REPRESENTATIVE

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

solely in its capacity as the Selling Securityholders’ Representative

By:
Name:	Sam Riffe
Title:	Managing Director

ESCROW AGENT

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

EXHIBIT F

FORM OF PARENT OFFICER’S CERTIFICATE

GREENROSE ACQUISITION CORP.

OFFICER’S CERTIFICATE

_________________, 2021

This Officer’s Certificate is delivered pursuant to Section 6.3(d) of that certain Agreement and Plan of Merger, dated March 12, 2021 (the “Agreement”), by and among Theraplant, LLC, a Connecticut limited liability company (the “Company”), acting by and through its Steering Committee, Greenrose Acquisition Corp., a Delaware corporation (the “Parent”), GNRS CT Merger Sub, LLC, a Connecticut limited liability company and wholly-owned subsidiary of Parent (the “Merger Sub”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Selling Securityholders. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

William F. Harley III certifies that he is the Chief Executive Officer of Parent, and that, as such, he is authorized to execute this certificate on behalf of Parent pursuant to Section 6.3 of the Agreement and DOES HEREBY FURTHER CERTIFY on behalf of Parent, and not in his individual capacity, that:

1.	The representations and warranties of Parent contained in the Agreement are true, correct and complete in all material respects as of the date of the Agreement and as of the Closing Date as if made on and as of the Closing Date (other than, in each case, such representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be true, correct and complete in all material respects as of such specified earlier date; provided, however, that for purposes of determining the accuracy of any representations and warranties, all materiality, Parent Material Adverse Effect and similar qualifications limiting the scope of such representations and warranties shall be disregarded.

2.	Parent and Merger Sub have performed or complied with, in all material respects, each agreement, covenant and obligation required by the Agreement and the Ancillary Agreements to be so performed or complied with by Parent or Merger Sub on or before the Closing Date.

3.	Since the date of the Agreement, no Parent Material Adverse Effect has occurred.

4.	The conditions set forth in Section 6.3 of the Agreement have been satisfied.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned hereby executes this Officer’s Certificate as of the date first written above.

GREENROSE ACQUISITION CORP.

By:
Name:	William F. Harley III
Title:	Chief Executive Officer

EXHIBIT 1.13

OMITTED.

SCHEDULE A-1

IDENTIFIED EMPLOYEES

OMITTED

SCHEDULE A-2

COMPANY EMPLOYEES WITH KNOWLEDGE

OMITTED

SCHEDULE A-3

PARENT EXECUTIVES WITH KNOWLEDGE

William F. Harley III

SCHEDULE 1.15

ALLOCATION SCHEDULE

Allocation of Aggregate Consideration

Among the Assets of the Company

A.	Class I Assets (cash, demand deposits and similar accounts in financial institutions)	$[Book Value]

B.	Class II Assets (certificate of deposit, U.S. Government securities, readily marketable stock or securities (other than stock of affiliates), foreign currency)	$[Book Value]

C.	Class III Assets (debt instruments including accounts receivable)	$[Book Value]

D.	Class IV Assets (inventory)	$[Book Value]

E.	Class V Assets (all assets which are not Class I, II, III, IV VI, or VII assets)	$[Book Value]

F.	Class VI and VII Assets	$[Remainder of the value]

The Aggregate Consideration to be allocated shall be determined in accordance with Treas. Reg. Section 1.1060-1(c). The Aggregate Consideration shall be allocated to the above asset classes in ascending order until there is no remaining Aggregate Consideration to allocate.